   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000
                                                      Registration No. 333-41302
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------
                              ENDWAVE CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      3663                                     95-4333817
      (State or other jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
       incorporation or organization)                Classification Code Number)                     Identification No.)

                          ----------------------------

                                 321 SOQUEL WAY
                           SUNNYVALE, CALIFORNIA 94085
                                 (408) 522-3100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ----------------------------------

                                [INSERT GRAPHIC]
                              Edward A. Keible, Jr.
                      President and Chief Executive Officer
                                 321 Soquel Way
                           Sunnyvale, California 94085
                                 (408) 522-3100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ----------------------------------
                                   Copies to:

           Kenneth L. Guernsey                         Kenneth R. Lamb
             Jodie M. Bourdet                           John B. Stone
              Gregg W. Corso                             Kelly Dodge
              Esme C. Smith                      Gibson, Dunn & Crutcher LLP
             Jason S. Throne                        One Montgomery Street
            Cooley Godward LLP                    Telesis Tower, 31st Floor
      One Maritime Plaza, 20th Floor           San Francisco, California 94104
     San Francisco, California 94111                   (415) 393-8200
              (415) 693-2000

                       -----------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                       ----------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /_/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                       -----------------------------------




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000


                                 [ENDWAVE LOGO]

--------------------------------------------------------------------------------
6,000,000 SHARES
COMMON STOCK

--------------------------------------------------------------------------------


This is the initial public offering of Endwave Corporation and we are offering 6,000,000 shares of our common stock. We anticipate the initial public offering price will be between $13.00 and $15.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "ENWV."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    UNDERWRITING
                                                    DISCOUNTS
                          PRICE                     AND                      PROCEEDS TO
                          TO PUBLIC                 COMMISSIONS              ENDWAVE
Per Share                 $                         $                        $
Total                     $                         $                        $

We have granted the underwriters the right to purchase up to 900,000 additional shares to cover over-allotments.

DEUTSCHE BANC ALEX. BROWN

                     J.P. MORGAN & CO.

                                      U.S. BANCORP PIPER JAFFRAY

                                                                 EPOCH PARTNERS

The date of this prospectus is                     , 2000

                DESCRIPTION OF INSIDE FRONT COVER OF PROSPECTUS:


THE INSIDE FRONT COVER IS ENTITLED "ENDWAVE PRODUCTS" AND HAS FOUR SECTIONS SHOWING PICTURES OF ENDWAVE'S FOUR DIFFERENT PRODUCT CATEGORIES ALONG WITH A BRIEF DESCRIPTION OF EACH. THE TEXT FOR EACH SECTION IS AS FOLLOWS:

RF MODULES
o BASIC RF BUILDING BLOCKS FOR BROADBAND WIRELESS SYSTEMS
o ALSO USED FOR RAPID PROTOTYPING

INTEGRATED TRANSCEIVERS
o COMBINED TRANSMIT AND RECEIVE FUNCTIONALITY IN A SINGLE PACKAGE
o SUPPORT MULTIPLE FREQUENCIES AND APPLICATIONS


BROADBAND ANTENNAS
o DIRECTIONAL ANTENNAS USED FOR POINT-TO-POINT, CELLULAR BACKHAUL SYSTEMS AND SUBSCRIBER TERMINALS OF POINT-TO-MULTIPOINT SYSTEMS
o SECTOR ANTENNAS USED FOR POINT-TO-MULTIPOINT HUB TERMINALS


OUTDOOR UNITS
o COMPLETE ROOFTOP RF UNITS
o POINT-TO-MULTIPOINT HUB AND SUBSCRIBER UNITS


                            DESCRIPTION OF GATEFOLD:


     The gatefold page is titled "Applications of Endwave Products in Broadband Wireless Access Systems," and the title appears in a single line across the top of the page.

     There is a small icon on the left side of the page that is labeled "Indicates location of Endwave product." This icon is on top of all icons representing buildings and the Cellular Base Station and represents the connection point.

     Breaking the gatefold page into four quadrants, there are pictures in each quadrant as described below:

     The TOP LEFT quadrant is a picture labeled "Point-to-Point Access." The picture shows two icons, which represent two buildings, connected by a straight line with a wave in the middle. The left most icon is labeled "Corporate Office" and has "Point-to-Point Access" on top of the line representing the connection. The icon on the right is labeled "Trunking Network Access Point."

     The BOTTOM LEFT QUADRANT is a picture labeled "Point-to-Multipoint Access Systems." The picture shows four icons, which represent buildings. There are three icons labeled "Point-to-Multipoint Subscriber" and are connected to an icon on the right side labeled "Point-to-Multipoint Hub Station."

     The BOTTOM RIGHT QUADRANT is a picture labeled "Cellular Backhaul." The picture has three icons for cellular phones that are connected by a dotted line to a circle that is labeled "Cellular Base Station." The Cellular Base Station is connected to an icon on the left side of the quadrant, representing a building and is labeled "Mobile Telephone Switching Office." The connection between the Cellular Base Station and the Mobile Telephone Switching Office is labeled "Point-to-Point Cellular Backhaul."

     The TOP RIGHT QUADRANT is a picture labeled "Point-to-Point Deployed in a Ring "Point-to-Consecutive-Point"." The picture shows four icons representing buildings that are laid in the form of a parallelogram. The buildings are connected to each other along the sides of the parallelogram by two lines that are labeled "Point-to-Point Access." The left most icon is labeled "Trunking Network Access Point."

     The center of the page is labeled "High Capacity Fiber Trunking Network." There is a line in the shape of the outline of a cloud that has the label "Fiber Trunking Network" centered about it. The line also encompasses the "Trunking Network Access Point" icons in the top left and top right quadrant as well as the "Mobile Telephone Switching Office" and "Point-to-Multipoint Hub Station" icons in the bottom left and bottom right quadrants.

     In each of the quadrants there is a dotted quarter circle that encompasses each of the pictures.

                        DESCRIPTION OF INSIDE BACK COVER:

     The inside back cover is titled "Endwave Patented Circuit Technology." The title is left justified.


     Immediately following is a boxed diagram with the label "MCIC `FLIP-CHIP' CIRCUIT" centered above it. Below the diagram are a series of pictures which are laid out from left to right and have the labels below them stating: "CUSTOM DESIGNED `FLIP-CHIP' DIE," "CERAMIC SUBSTRATE WITH LITHOGRAPHED CIRCUIT ELEMENTS AND `BUMPED' DIE BONDING SITE", and "`FLIP' ATTACHED DIE." There is an arrow from the picture labeled "CUSTOM DESIGNED 'FLIP-CHIP' DIE" pointing to the right to the picture labeled "CERAMIC SUBSTRATE WITH LITHOGRAPHED CIRCUIT ELEMENTS AND 'BUMPED' DIE BONDING SITE," and there is also an arrow pointing to the right to the picture labeled "'FLIP' ATTACHED DIE." This picture has an arrow pointing up to the diagram described above.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

                                  OUR BUSINESS


     We provide radio frequency, or RF, subsystems that enable the transmission and reception of data signals in high data rate, or broadband, wireless systems. We sell our products to wireless systems integrators that provide the broadband wireless equipment used by communications service providers to offer data services. Our customers use our products in high speed cellular backhaul, point-to-point access, and point-to-multipoint access applications. Wireless systems integrators that use our products in their broadband wireless systems include Allgon, Hughes Network Systems, Nokia, Nortel Networks, P-Com, Rockwell International, Toshiba and WinNet MCS.


     Demand for high speed data services and the bandwidth limitations of existing access networks are driving the growth in the broadband wireless access market. Communications networks consist of subscribers' internal networks; the trunking network, which transports data aggregated from multiple network points; and access networks, which link the subscriber networks to the trunking network. While the trunking and subscriber networks generally support high data transmission rates, existing access networks are a bottleneck and limit a communications service provider's ability to offer high speed data services. We believe that broadband wireless access technologies offer the best solution to this bottleneck in many networks because they can be deployed faster and more economically than alternative access technologies. The Strategis Group, an independent research firm, estimates that the customer premises equipment market alone will grow from approximately $443 million in 2000 to $5.4 billion in 2004. This market encompasses sales of the equipment installed at subscribers' premises to complete the link of a broadband wireless access system to the subscribers' networks.

     We leverage our proprietary technologies and RF design expertise to design and manufacture products at multiple levels of integration to best meet our customers' requirements. Our products include RF modules, integrated transceivers, broadband antennas and outdoor units. We have developed proprietary circuit technologies that enable us to design RF circuits to minimize labor costs and the use of expensive gallium arsenide material. Because we design our own RF circuits, we have the flexibility to optimize our product designs by not being limited to standard, commercially available gallium arsenide devices. We do not operate a facility to manufacture these devices. Instead, we use third-party semiconductor fabrication facilities to manufacture the gallium arsenide devices we design. Our use of third-party semiconductor facilities gives us the flexibility to use the process technology that is best suited for each application and eliminates the need for us to invest in and maintain our own semiconductor fabrication facilities.


     In March 2000, we merged with TRW Milliwave, an RF subsystems supplier that was a wholly-owned subsidiary of TRW. As a result of the merger, we substantially increased our customer base and design and manufacturing capacity, making us one of our industry's largest commercial suppliers of RF subsystems. In addition, we established a strategic relationship with TRW that includes a long term supply agreement with TRW for gallium arsenide devices. We also entered into two agreements with TRW that license to us TRW circuit technologies and provide us access to technical support and design expertise. On a pro forma basis giving effect to our merger with Milliwave, we had total revenues of $18.6 million and loss from operations of $27.1 million in the six months ended June 30, 2000, and $15.0 million in total revenues and loss from operations of $39.5 million in the fiscal year ended December 31, 1999.


     We were originally incorporated in California in 1991 and reincorporated in Delaware in 1995. We changed our name from Endgate Corporation to Endwave Corporation in connection with our merger with Milliwave. Our principal executive offices are located at 321 Soquel Way, Sunnyvale, California 94085. Our telephone number is (408) 522-3100.

                                  THE OFFERING

Common stock offered...........................  6,000,000 shares

Common stock outstanding after this offering...  32,543,266 shares

Use of proceeds................................  For general corporate purposes and to further expand our
                                                 operations, expected to be
                                                 applied approximately 50% to
                                                 working capital requirements,
                                                 approximately 25% to research
                                                 and development expenses and
                                                 approximately 25% to costs of
                                                 manufacturing. For further
                                                 detail, see "Use of Proceeds."

Proposed Nasdaq National Market symbol.......    ENWV


     The number of shares to be outstanding after the offering is based on the number of shares of common stock outstanding as of June 30, 2000 and gives effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering. See "Description of Capital Stock." This number excludes:

     o 4,486,138 shares that we may issue upon exercise of options outstanding as of June 30, 2000 with a weighted average exercise price of $4.79 per share; and

     o 322,641 shares that we may issue upon the exercise of warrants outstanding as of June 30, 2000 with a weighted average exercise price of $8.05 per share. Substantially all of these warrants expire upon the closing of this offering if not exercised prior to the closing.

                                 ---------------

     When we refer to "us," "we," "our" or "Endwave" in this prospectus, we are referring to Endwave Corporation. When we refer to our business or other corporate activities prior to March 31, 2000, the date of the merger, we are generally referring to Endgate's business and corporate activities unless otherwise specified.

     Endwave and the Endwave logo are our trademarks. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that own them.


     Except where we state otherwise, the information we present in this prospectus:

     o assumes that the underwriters do not exercise their option to purchase 900,000 additional shares after the closing of this offering;

     o gives effect to the conversion of all of our 25,881,302 outstanding shares of preferred stock into the same number of shares of common stock upon the closing of this offering at a weighted average conversion price of $9.50 per share; and

     o excludes an aggregate of 428,572 shares of our common stock we have agreed to issue to DMC Stratex Networks on October 2, 2000 at $14.00 per share pursuant to a binding stock purchase agreement.

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     On March 31, 2000, Endgate merged with TRW Milliwave Inc., a wholly-owned subsidiary of TRW Inc. Endgate was the surviving corporation in the merger and Milliwave ceased to exist as a separate legal entity. However, because TRW owned more than half of Endgate's outstanding capital stock immediately after the merger, Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger. In connection with the merger, we renamed the combined company Endwave Corporation. Endwave's financial statements prior to the merger are those of Milliwave. Milliwave and Endwave have a fiscal year end of December 31. Prior to the merger, Endgate's fiscal year end was June 30.

     The following table sets forth our statement of operations data for 1999 and the six months ended June 30, 1999 and 2000 on a pro forma basis as if our merger with Milliwave had been completed on January 1, 1999. The pro forma statement of operations data excludes an $11.7 million expense for acquired in-process research and development because it is a non-recurring charge. Pro forma net loss per share data and pro forma share data used in computing pro forma net loss per share have been calculated by assuming that all of Endwave's outstanding shares of preferred stock had been converted, as of their original issuance dates, into shares of Endwave's common stock.



                                                                 YEAR ENDED      SIX MONTHS ENDED JUNE 30,
                                                                 DECEMBER 31,  ----------------------------------
                                                                    1999             1999              2000
                                                              ---------------  ----------------  ----------------
PRO FORMA STATEMENT OF OPERATIONS DATA (UNAUDITED):
Revenues:
   Product revenues........................................   $       13,745    $        3,829   $        16,059
   Development fees........................................            1,302               221             2,551
                                                              ---------------  ----------------  ----------------
     Total revenues........................................           15,047             4,050            18,610
Costs and expenses:
   Cost of product revenues................................           18,499             6,927            23,976
   Research and development................................           10,925             5,431             6,556
   Sales and marketing.....................................            1,316               595             1,291
   General and administrative..............................            3,870             2,191             2,917
   Amortization of goodwill and other intangible assets....           19,208             9,604             9,604
   Amortization of deferred stock compensation.............              710                --             1,391
                                                              ---------------  ----------------  ----------------
     Total costs and expenses..............................           54,528            24,748            45,375
Loss from operations.......................................          (39,481)          (20,698)          (27,125)
Interest expense and other, net............................             (585)             (638)             (324)
                                                              ---------------  ----------------  ----------------
Net loss...................................................   $      (40,066)  $       (21,336)  $       (27,449)
                                                              ===============  ================  ================
Basic and diluted pro forma net loss per share.............   $        (2.18)  $         (1.34)  $         (1.11)
                                                              ===============  ================  ================
Shares used to compute pro forma net loss per share, basic
   and diluted.............................................           18,401            15,864            24,623
                                                              ===============  ================  ================

     The following table is a summary of Milliwave's statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000. Milliwave accounted for the merger with Endgate using the purchase method of accounting. The data for the six months ended June 30, 2000 includes the results of operations of Endgate for the three months ended June 30, 2000 because the merger occurred on March 31, 2000.



                                                                                            SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                 -------------------------------------  -------------------------
                                                   1997         1998          1999         1999          2000
                                                 ----------  ------------  -----------  ------------  -----------
                                                                                                (UNAUDITED)
MILLIWAVE STATEMENT OF OPERATIONS DATA:
Revenues:
     Product revenues.........................   $   5,250   $     7,030   $   12,419   $     3,367  $    14,537
     Development fees.........................          --            --           --            --          946
                                                 ----------  ------------  -----------  ------------ ------------
       Total revenues.........................       5,250         7,030       12,419         3,367       15,483
Cost of product revenues......................       4,350         5,992       11,221         3,880       19,196
Research and development......................         254           286          326           142        3,732
Selling, general and administrative...........       1,222         2,964        2,370         1,352        3,140
Amortization of goodwill and other intangible
   assets.....................................         384         1,536        1,536           768        5,186
In-process research and development...........          --            --           --            --       11,700
Loss from operations..........................        (960)       (3,748)      (3,034)       (2,775)     (28,381)
Net loss......................................   $    (761)  $    (2,898)  $   (2,516)  $    (2,075) $   (27,401)


     The following table is a summary of Endgate's historical statement of operations data for the fiscal years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 and 2000.

                                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED JUNE 30,                     MARCH 31,
                                             ----------------------------------------  --------------------------
                                                1997          1998          1999          1999          2000
                                             ------------  ------------  ------------  ------------  ------------
                                                                                               (UNAUDITED)
ENDGATE STATEMENT OF OPERATIONS DATA:
Revenues:
   Product revenues.......................   $     1,133   $     1,560   $     1,084   $       875   $     2,384
   Development fees.......................           239           373           519           458         2,689
                                             ------------  ------------  ------------  ------------  ------------
     Total revenues.......................         1,372         1,933         1,603         1,333         5,073
Cost of product revenues..................         3,957         4,230         5,836         4,500         9,011
Research and development expenses.........         6,236         6,128         9,824         7,265         8,133
Sales and marketing expenses..............           474           489           751           531           904
General and administrative expenses.......         1,303         1,528         1,843         1,218         1,548
Loss from operations......................       (10,598)      (10,442)      (16,651)      (12,181)      (15,714)
Net loss..................................   $   (10,298)  $   (10,575)  $   (17,258)  $   (12,763)  $   (16,338)

     The following table summarizes our balance sheet as of June 30, 2000:

     o    on an actual basis;

     o on a pro forma basis to reflect the conversion of our preferred stock into common stock upon the closing of this offering; and

     o on the same pro forma basis, as adjusted to reflect the sale of 6,000,000 shares of common stock in this offering at an estimated initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                                 AS OF JUNE 30, 2000
                                                                                     (UNAUDITED)
                                                                     --------------------------------------------
                                                                        ACTUAL       PRO FORMA       PRO FORMA
                                                                                                    AS ADJUSTED
                                                                     -------------  -------------  --------------
ENDWAVE BALANCE SHEET DATA:
Cash and cash equivalents.........................................   $     36,918   $     36,918   $     112,938
Working capital...................................................         36,588         36,588         112,608
Goodwill and other intangible assets..............................        104,376        104,376         104,376
Total assets......................................................        181,027        181,027         257,047
Long term obligations, less current portion.......................          1,596          1,596           1,596
Total stockholders' equity........................................        156,541        156,541         232,561

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY IMPAIRED. IN ADDITION, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS


WE EXPECT TO CONTINUE INCURRING OPERATING LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.


     We have not achieved profitability and may not achieve or sustain profitability in the future. Our failure to achieve profitability within the time frame that investors expect may cause the market price of our common stock to decline. On a pro forma basis giving effect to our merger with Milliwave, we had operating losses of $27.1 million in the six months ended June 30, 2000 and $39.5 million in 1999.

     We are amortizing the goodwill and other intangible assets recorded in connection with our merger with Milliwave for periods up to six years, which will add to our loss from operations during that time period. Further, in the future we may reassess the value of the goodwill and other intangible assets acquired in our merger and may be required to amortize these assets in fewer than six years. Additionally, as a result of the merger, we may be limited in our ability to utilize any of our net operating loss carryforwards generated prior to the merger to offset any future taxable income we may have.


     Our cost of product revenues has exceeded our product revenues due in part to the historically low volumes of products we have sold and our investments in increasing manufacturing capacity. We may be unable to increase our revenues or attain or maintain positive gross margins on product revenues.

     The development of our technologies and products has required significant expenditures to hire and retain our research and development staff. In addition, many of our major customers typically require high levels of product customization that generally requires the commitment of significant research and development resources. Following this offering, we intend to significantly increase expenditures in all areas, including research and development, to execute our business strategy. As a result of these and other factors, we expect to continue to incur significant quarterly losses for at least the next several quarters. If our revenues fail to grow at anticipated rates or if our expenses increase faster than we anticipate, our losses may increase and we may not become profitable.


BECAUSE WE HAVE A LIMITED OPERATING HISTORY, YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS AND FUTURE PROSPECTS.

     We have only limited financial data that you can use to evaluate our future prospects in the broadband wireless access market. Furthermore, because our merger with Milliwave occurred in March 2000, we have a limited operating history as a combined company. Originally founded in 1992, from 1994 through 1999, we focused primarily on providing RF modules, transceivers and antennas to wireless systems integrators and equipment manufacturers. Our outdoor units are designed for the point-to-multipoint market, which did not emerge until recently. These outdoor units have been purchased primarily for site demonstrations and initial commercial deployments. We shipped our first outdoor units for a system trial in August 1998. We received the first commercial order for these products in December 1999.

WE DEPEND UPON A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ANY OF THEM, OR THEIR FAILURE TO SELL THEIR SYSTEMS, WOULD LIMIT OUR ABILITY TO GENERATE REVENUES.


     We depend, and expect to remain dependent, on a small number of wireless systems integrators for sales of our products. If our customers reduce orders for our products, we could lose revenues and suffer damage to our reputation in the industry. On a pro forma basis giving effect to our merger with Milliwave, Hughes Network Systems, Nokia and Nortel Networks and its affiliates (which we refer to as "Nortel Networks") accounted for 29%, 21% and 26% of our revenues in the six months ended June 30, 2000. On the same pro forma basis, they accounted for 7%, 34% and 9% of our total revenues in the year ended December 31, 1999. We have production and supply contracts with TRW under which we deliver products to Nokia and Nortel Networks in satisfaction of TRW's direct contractual obligations with them. Separately, we also ship some RF subsystems to Nokia under direct purchase orders. The terms of our contracts with TRW are substantially similar to the terms in TRW's corresponding contracts with Nokia and Nortel Networks; however, the terms are not commercially satisfactory to us due to the indirect nature of the agreements and their pricing and quantity terms. TRW's contract with Nortel Networks, and our corresponding agreement with TRW, expire in October 2000. TRW's contract with Nokia, and our corresponding agreement with TRW, will expire in July 2001. We have established a direct customer relationship with Nokia with respect to the products we deliver under purchase orders, and are negotiating definitive agreements with Nokia and Nortel Networks that would take effect upon the expiration of their agreements with TRW under which we deliver products to them. We may not be able to successfully negotiate these contracts on favorable terms, or at all. Our failure to replace these agreements would result in a significant loss of product revenues.


     Our customers may not have or use the financial, marketing, technological and other resources necessary to ensure that their solutions will succeed in a marketplace characterized by rapid technological changes and intense competition. For example, communications service providers may insist that wireless systems integrators provide extensive financing for the deployment of large broadband wireless access networks, and our customers may be unwilling or unable to provide the necessary financial resources. If the wireless systems integrators that we supply are not successful in selling their broadband wireless access systems for any reason, our operating results would be harmed.

BECAUSE OUR COST OF PRODUCT REVENUES HISTORICALLY HAS EXCEEDED OUR PRODUCT REVENUES, AND BECAUSE WE EXPECT COMPETITIVE CONDITIONS WILL FORCE US TO REDUCE PRICES IN THE FUTURE, WE MUST ACHIEVE COST REDUCTIONS IN ORDER TO BECOME PROFITABLE.

     Since our inception, our cost of product revenues has exceeded our revenues and, accordingly, we have reported negative gross margins. If we are not able to reduce our per unit cost of product revenues to a sufficient degree, we will not become profitable. We expect that market conditions, particularly declining prices for competing broadband access solutions will force us to reduce our prices in the future. In order to reduce these costs, we must migrate our products to technologies that enable low cost, automated manufacturing techniques so that we can increase manufacturing volume and yield. The volume of our orders may not be sufficiently large to make use of these technologies and, as a result, we may not be able to achieve these cost reductions.

     We have limited experience in manufacturing our circuits using our proprietary "flip-chip" technology and have not produced products in the volume and at the prices requested by our customers to date. We may be unable to produce products using this technology in significant volume in the future. We believe our "flip-chip" technology is critical to our future success. Our inability to successfully use our "flip-chip" technology for high volume manufacturing will significantly diminish our ability to lower our per unit manufacturing costs and, as a result, will delay or may even prevent our achieving profitability.

OUR OPERATING RESULTS HAVE HISTORICALLY FLUCTUATED SIGNIFICANTLY AND ARE LIKELY TO CONTINUE TO DO SO IN FUTURE PERIODS. THESE RESULTS MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO FALL.

     Our quarterly and annual operating results are difficult to predict and are likely to continue to fluctuate significantly from period to period. If our operating results fall below the expectations of securities analysts or investors, the price of our common stock could fall substantially. Our operating results may fluctuate for several reasons, including:

     o variations in the timing and size of, or cancellations or reductions of, customer orders and shipments;

     o variations in the availability, cost and quality of components from our suppliers, particularly from our single source suppliers and suppliers of scarce components;

     o competitive factors, including pricing, availability and demand for competing products;

     o    constraints on our manufacturing capacity;

     o variability of the product development and sales cycle with our customers;

     o variations in our manufacturing yields and other factors affecting our manufacturing costs;

     o    changes in our sales prices;

     o    changes in the mix of products with different gross margins;

     o failure to meet milestones under any significant development contracts;

     o    obsolescence of our component inventories;

     o hiring and loss of personnel, particularly in manufacturing, research and development and sales and marketing;

     o failure to timely or successfully complete the integration of our operations with those of Milliwave; and

     o    product defect claims and associated warranty expenses.


WE HAVE A LENGTHY PRODUCT DEVELOPMENT AND SALES CYCLE. AS A RESULT, WE MUST INVEST SUBSTANTIAL FINANCIAL AND TECHNICAL RESOURCES IN A POTENTIAL SALE BEFORE WE KNOW WHETHER THE SALE WILL OCCUR. IF THE SALE DOES NOT OCCUR, WE MAY NOT HAVE THE OPPORTUNITY TO SELL PRODUCTS TO THAT CUSTOMER UNTIL ANOTHER GENERATION OF ITS SYSTEM IS DEVELOPED.


     Our products are highly technical and accordingly our sales efforts involve a collaborative and iterative process with our customers to determine their specific requirements and design an appropriate solution. Depending on the product, the typical product development and sales cycle can take anywhere from three to twelve months, and we incur significant expenses as part of this process without any assurance of resulting revenues. During the product development phase, our engineers typically work with the customer to define the product and design a prototype product for the customer to evaluate. We generate revenues only if our product is selected for incorporation into a customer's system. If our product is not selected, we generally will not have an opportunity to sell our product to that customer until that customer develops a new generation of its system. In the past, we have had difficulty meeting some of our major customers' stated volume and cost requirements. The length of our product development and sales cycle makes us particularly vulnerable to the loss of a significant customer or a significant reduction in orders by a customer because we may be unable to quickly replace the lost or reduced sales.

WE MAY NOT BE ABLE TO DESIGN OUR PRODUCTS AS QUICKLY AS OUR CUSTOMERS REQUIRE, WHICH COULD CAUSE US TO LOSE SALES AND MAY HARM OUR REPUTATION.

     Existing and potential customers typically demand that we design products for them under difficult time constraints. If we are unable to commit the necessary resources to complete a project for a potential customer within the requested timeframe, we may lose a potential sale. Our ability to design products within the time constraints demanded by a customer will depend on the number of product design professionals who are available to focus on that customer's project and the availability of professionals with the requisite level of expertise is limited.

     Each of our products is designed for a specific range of frequencies. Because different national governments license different portions of the frequency spectrum for the broadband wireless access market, and because communications service providers that use broadband wireless access systems license specific frequencies as they become available, we must adapt our products rapidly to use different frequencies in order to remain competitive. This design process can be difficult and time consuming, could increase our costs and could cause delays in the delivery of products to our customers, which may harm our reputation and affect the timing of our revenues.

WE MAY NOT BE ABLE TO MANUFACTURE AND DELIVER OUR PRODUCTS AS QUICKLY AS OUR CUSTOMERS REQUIRE, WHICH COULD CAUSE US TO LOSE SALES OR INCUR PENALTIES AND WOULD HARM OUR REPUTATION.

     We may not be able to manufacture products and deliver them to our customers at the times and in the volumes they require. If we fail to manufacture and deliver products in a timely fashion, our reputation may be harmed, we may lose potential future sales and we may be forced to pay penalties to our customers. Manufacturing delays and interruptions can occur for reasons including:

     o    lack of sufficient capacity;

     o the failure of a supplier to deliver needed components on a timely basis, or with acceptable quality;

     o    labor disputes;

     o    manufacturing personnel shortages;

     o    equipment failures;

     o    natural disasters;

     o    infrastructure failures; and

     o    political instability.

     The manufacturing of our products is complex. The yield, or percentage of products manufactured that conform to required specifications, can decrease for many reasons, including materials containing impurities, equipment not functioning in accordance with requirements or human error. If our yield is lower than we expect, we may not be able to deliver products on time. Our ability to design, manufacture and deliver products on time could also be harmed by integration difficulties arising from our recent merger with Milliwave, because mergers of this type often have a negative effect, at least in the short term, on the efficiency of manufacturing operations. As part of our growth strategy, we partially outsource the assembly of our broadband antennas and plan to continue to outsource some portions of our product manufacturing to third-party vendors. If these vendors do not provide us with high quality products and services in a timely manner, or if one or more of these vendors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders on a timely basis. In this event, our reputation may be harmed and we may lose potential future sales.

WE MUST SUCCESSFULLY INTEGRATE MILLIWAVE'S OPERATIONS WITH OUR OWN, OR WE MAY EXPERIENCE UNEXPECTED COSTS, DELAYS IN DEVELOPING AND DELIVERING PRODUCTS, CUSTOMER AND EMPLOYEE DISSATISFACTION AND LOST SALES OPPORTUNITIES.

     We are in the process of integrating operations at our recently acquired Diamond Springs manufacturing and product development facility with those at our Sunnyvale, California and Santa Clara, California manufacturing facilities. We have limited experience operating multiple facilities. We may fail to successfully operate the Diamond Springs facility acquired in our March 2000 merger with Milliwave or to integrate it with our existing business on schedule or within our budget, which could result in:

     o    our failure to manage manufacturing capacity to meet product demand;

     o our failure to maintain the quality of the Diamond Springs manufacturing processes;

     o    the diversion of management time and attention;

     o difficulties in coordinating the operations of multiple research and development facilities;

     o    the loss of Milliwave employees; and

     o    the loss of customers.

     We must properly manage the integration of Milliwave's business with our business to ensure that our manufacturing capacity can meet product demand and to achieve the anticipated cost reductions and synergies from the merger. Failure to do so could result in unanticipated costs, lost sales and customers and harm to our reputation.

OUR RELIANCE ON TRW AND OTHER THIRD-PARTY SEMICONDUCTOR PROVIDERS TO MANUFACTURE OUR GALLIUM ARSENIDE DEVICES MAY CAUSE A SIGNIFICANT DELAY IN OUR ABILITY TO FILL ORDERS AND LIMIT OUR ABILITY TO ASSURE PRODUCT QUALITY AND CONTROL COSTS.

     We do not own or operate a semiconductor fabrication facility. We currently rely on the semiconductor fabrication facilities of TRW and other third parties to manufacture substantially all of the gallium arsenide devices incorporated in our products. The loss of our relationship with any of these third parties or our use of their semiconductor fabrication facilities, particularly TRW's facility, and any resulting delay or reduction in the supply of gallium arsenide devices to us, will impact our ability to fulfill customer orders and could damage our relationships with our customers. In connection with our merger with Milliwave, we entered into a supply agreement with TRW for these devices and expect to obtain a substantial portion of our gallium arsenide devices from TRW in the foreseeable future. The agreement expires in March 2003. We may not be able to negotiate an extension to this agreement on favorable terms, if at all. We also may not be successful in forming alternative supply arrangements that provide us with a sufficient supply of gallium arsenide devices. Because there are limited numbers of third-party semiconductor fabrication facilities that use the particular process technologies we select for our products and have sufficient capacity to meet our needs, using alternative or additional third-party semiconductor fabrication facilities would require an extensive qualification process that could prevent or delay product shipments.

     Our reliance on these third-party suppliers involves several additional risks, including reduced control over manufacturing costs, delivery times, reliability and quality of the products incorporating these devices. The fabrication of semiconductor devices is a complex and precise process. There are many factors that can cause a substantial percentage of wafers to be rejected or numerous devices on a wafer to be nonfunctional including:

     o    minute impurities;

     o    difficulties in the fabrication process;

     o    defects in the masks used to print circuits on a semiconductor wafer;
          and

     o    wafer breakage.

     We expect that our customers will continue to establish demanding specifications for quality, performance and reliability that must be met by our products. Our third-party semiconductor fabrication facilities may not be able to achieve and maintain acceptable production yields in the future. In the past, we have experienced delays in product shipments from our third-party semiconductor fabrication facilities, which in turn delayed product shipments to our customers. To the extent these suppliers suffer failures or defects, or delay deliveries to us, we could experience lost revenues, increased costs and delays in, cancellations or rescheduling of orders or shipments, any of which would harm our business.

BECAUSE OF THE SCARCITY OF SOME COMPONENTS AND OUR DEPENDENCE ON SINGLE SUPPLIERS FOR SOME OTHER COMPONENTS, WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF COMPONENTS, OR WE MAY BE REQUIRED TO PAY HIGHER PRICES OR TO PURCHASE COMPONENTS OF LESSER QUALITY.

     We currently purchase a number of components, some from single source suppliers for which alternative sources are not readily available, including:

     o    electronic filters;

     o    semiconductor devices;

     o    thin film circuits and circuit boards; and

     o    frequency references and housings.

     In addition, we rely on Hughes Network Systems for components we incorporate into products we in turn sell to Hughes Network Systems. The market is also experiencing a shortage of tantalum capacitors and carrier assemblies, critical components in many of our products. Any delay or interruption in the supply of these or other components could impair our ability to manufacture and deliver our products, harm our reputation and cause a reduction in our revenues. In addition, any increase in the cost of the components that we use in our products could make our products less competitive and lower our margins. Our single source suppliers could enter into exclusive agreements with or be acquired by one of our competitors, increase their prices, refuse to sell their products to us, discontinue products or go out of business. Even to the extent alternative suppliers are available to us, identifying them and entering into arrangements with them is difficult and time consuming, and they may not meet our quality standards. We may not be able to obtain sufficient quantities of required components on the same or substantially the same terms. Additionally, consolidations among our suppliers could result in other sole source suppliers for us in the future.

WE EXPECT TO EXPAND OUR OPERATIONS SIGNIFICANTLY, AND OUR FAILURE TO MANAGE OUR EXPANSION COULD LEAD TO CUSTOMER DISSATISFACTION, COST INEFFICIENCIES AND LOST SALES OPPORTUNITIES.

     We are rapidly and significantly expanding our operations, including the number of our employees, the geographic scope of our activities and our product offerings. We have yet to achieve full integration, or to determine the appropriate manner of integration, of our Diamond Springs facility acquired through our merger with Milliwave, with our pre-existing Sunnyvale and Santa Clara facilities. The expansion of our operations has placed a significant strain on all of our resources. To manage our growth, we must:

     o hire, train and manage significant numbers of qualified employees, particularly research and development, sales and marketing and manufacturing personnel;

     o    develop our budgeting and forecasting procedures;

     o improve our administrative, accounting and management information systems and controls;

     o    manage our research and development efforts;

     o    control our levels of inventory; and

     o effectively coordinate the activities of the personnel within and among our various departments.

     All of these endeavors will require substantial management effort. Our failure to manage growth effectively could cause unanticipated costs and delays in the sale, manufacture and delivery of our products, which could lead to lost revenues, delays in revenue recognition, customer dissatisfaction and harm to our reputation.

BECAUSE WE DO NOT HAVE LONG TERM COMMITMENTS FROM MANY OF OUR CUSTOMERS, WE MUST ESTIMATE CUSTOMER DEMAND, AND ERRORS IN OUR ESTIMATES WOULD HAVE NEGATIVE EFFECTS ON OUR INVENTORY LEVELS AND REVENUES.

     Our sales are generally made on the basis of individual purchase orders, which may also be later modified or canceled by the customer, rather than long term purchase commitments. We have historically been required to place firm orders for products with our suppliers up to six months prior to the anticipated delivery date and, on occasion, prior to receiving an order for the product, based on our forecasts of customer demands. Our sales process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates, causing excess inventory to accrue or a lack of manufacturing capacity when needed. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect or at all. As a result, we would have excess inventory, which would harm our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would lose revenue opportunities, lose market share and damage our customer relationships. On occasion, we have been unable to adequately respond to unexpected increases in customer purchase orders and were unable to benefit from this increased demand.

BECAUSE WE INTEND TO CONTINUE EXPANDING OUR MANUFACTURING CAPACITY IN ADVANCE OF DEMAND, OUR MANUFACTURING FACILITIES ARE, AND IN THE FUTURE MAY CONTINUE TO BE, UNDERUTILIZED, WHICH MAY HARM OUR OPERATING RESULTS.

     As part of our strategy, we are expanding our manufacturing capacity beyond the level required for our current sales. As a result, our manufacturing facilities are and in the future may continue to be underutilized from time to time as we expand in anticipation of growth in demand. We added substantial additional manufacturing capacity as a result of the merger with Milliwave. We have added this additional manufacturing capacity based on industry projections for future growth, but it is uncertain whether our strategy of increasing our manufacturing capacity will prove to be accurate. Even if the broadband wireless industry experiences significant growth, we could still be unsuccessful in selling our products and growing along with the industry. If demand for our products does not increase significantly, underutilization of our manufacturing facilities will likely occur and could harm our profitability and other operating results. Conversely, if we do not expand our manufacturing capacity rapidly enough to meet demand for our products, we will lose opportunities for additional sales. Any failure to develop sufficient manufacturing capacity to meet demand would harm our market share and operating results.

OUR PRODUCTS MAY CONTAIN MANUFACTURING OR DESIGN DEFECTS OR MAY NOT MEET OUR CUSTOMERS' PERFORMANCE CRITERIA, WHICH COULD HARM OUR CUSTOMER RELATIONSHIPS, INDUSTRY REPUTATION, REVENUES AND PROFITABILITY.

     We have experienced manufacturing quality problems with our products in the past and may have similar problems in the future. As a result of these problems, we have replaced components in some products in accordance with our product warranties. Our product warranties typically last one to three years. As a result of manufacturing or design defects, we may be required to repair or replace a substantial number of products under our product warranties. Further, our customers may discover latent defects in our products that were not apparent when the warranty period expired. These defects may cause repair or replacement expenses, the loss of customers or damage to our reputation.

ANY FAILURE TO APPROPRIATELY PROTECT OUR INTELLECTUAL PROPERTY COULD REDUCE OR ELIMINATE ANY COMPETITIVE ADVANTAGE WE HAVE.


     Our success will depend, in part, on our ability to protect our intellectual property. We rely primarily on a combination of patent, copyright, trademark and trade secret laws to protect our proprietary technologies and processes. Nevertheless, these measures may not be adequate to safeguard the proprietary technology underlying our products. The failure of any patents to provide protection to our technology might make it easier for our competitors to offer similar products and use similar manufacturing techniques. A more detailed discussion of our existing proprietary technology rights is included in this prospectus under "Business--Patents and Intellectual Property Rights".


     We generally enter into confidentiality and assignment of rights to inventions agreements with our employees, and confidentiality and non-disclosure agreements with our strategic partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited outside of the United States, Europe and Japan. We may not be able to obtain any meaningful intellectual property protection in other countries and territories. Additionally, we may, for a variety of reasons, decide not to file for patent, copyright, or trademark protection outside of the United States. We occasionally agree to incorporate a customer's or supplier's intellectual property into our designs, in which cases we have obligations with respect to the non-use and non-disclosure of that intellectual property. In particular, under our agreement with Hughes Network Systems, they retain all rights for the production and sale of the specific products developed and produced for them for a period of time following the development phase of the agreement.

     Steps taken by us to prevent misappropriation or infringement of the intellectual property of our company or our customers may not be successful. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. Litigation of this type could result in substantial costs and diversion of our resources.

AS PART OF THE STRATEGY FOR THE GROWTH AND EXPANSION OF OUR BUSINESS, WE MAY MAKE ACQUISITIONS THAT COULD DISRUPT OUR BUSINESS AND SEVERELY HARM OUR FINANCIAL CONDITION.

     As part of our business strategy, we may invest in or acquire other businesses, technologies or assets, or enter into strategic relationships with third parties. Although we have no current agreements to do so, for future acquisitions, we may issue additional stock, incur debt, assume liabilities, incur amortization expenses related to goodwill and other intangible assets or incur large and immediate write-offs. With the exception of our ongoing integration related to our merger with Milliwave, we have no experience in integrating acquired businesses with our existing business. Our operation of any acquired businesses would involve numerous risks, including:

     o    problems combining any purchased operations with our own operations;

     o    unanticipated costs;

     o    diversion of management's attention from our core business;

     o    adverse effects on existing business relationships with customers;

     o risks associated with entering markets in which we have no or limited prior experience; and

     o the potential loss of key employees, particularly those of the purchased organization.

WE DEPEND ON OUR KEY PERSONNEL. SKILLED PERSONNEL IN OUR INDUSTRY ARE IN SHORT SUPPLY. IF WE ARE UNABLE TO RETAIN OUR CURRENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED PERSONNEL, OUR ABILITY TO DEVELOP AND SUCCESSFULLY MARKET OUR PRODUCTS WOULD BE HARMED.

     We believe that our future success will depend upon our ability to attract, integrate and retain highly skilled managerial, sales and marketing, research and development and manufacturing personnel. Skilled personnel in our industry are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, particularly in northern California where there is a high concentration of technology companies. To attract and retain qualified personnel, we may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to other stockholders. We may also be required to pay significant base salaries and cash bonuses to attract and retain skilled personnel, which could harm our operating results. In addition, we believe that prospective employees that we target after this offering, as well as existing employees, may perceive that the stock option component of our compensation package is not as valuable as that component was prior to this offering. Consequently, after this offering, we may have greater difficulty attracting and retaining the qualified employees that we are seeking.

     We are particularly dependent on the continued employment of our senior management team and other key personnel. If one or more members of our senior management team or other key personnel were unable or unwilling to continue in their present positions, these persons would be very difficult to replace, and our business could be seriously harmed. We do not maintain "key person" life insurance policies.

OUR ABILITY TO INCREASE OUR SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO INTERNATIONAL TRADE AND MARKETING.


     On a pro forma basis giving effect to our merger with Milliwave, for the six months ended June 30, 2000, 5.2% of our revenues were derived from sales invoiced and shipped to customers outside the United States. A substantial portion of our products are sold to TRW on behalf of Nokia and Nortel Networks, which are companies located outside the United States. We have also recently begun to sell products to Nokia under direct purchase orders. If we are successful in entering into new production contracts with Nokia or Nortel Networks after the expiration of their agreements with TRW, the proportion of our revenues attributable to sales to customers outside the United States would substantially increase. In addition, some of our United States-based customers may sell into international markets. Adverse international economic conditions or developments could in the future negatively affect our revenues and sales by our customers into these regions, which would impact our revenues. In addition to the uncertainty as to our ability to maintain and expand our international presence, there are certain risks inherent in foreign operations, including:


     o difficulties in complying with foreign laws and regulations and obtaining foreign governmental approvals and permits;

     o delays in or prohibitions on exporting products resulting from export restrictions for our products and technologies;

     o    fluctuations in foreign currencies and the United States dollar;

     o    political and economic instability;

     o    adverse tax consequences; and

     o    seasonal reductions in business activity.

     In addition, foreign laws treat the protection of proprietary rights and intellectual property differently from laws in the United States and may not protect our proprietary rights and intellectual property to the same extent as United States laws.

COMPLIANCE WITH CURRENT OR FUTURE ENVIRONMENTAL LAWS AND REGULATIONS COULD IMPOSE SIGNIFICANT BURDENS ON US, WHICH COULD HAVE AN ADVERSE IMPACT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION.

     We use a small number of hazardous substances to produce our products. If we fail to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes, we may have our manufacturing operations suspended and we may be assessed fines. We may also be required to alter our manufacturing processes or even cease operations in locations where we cannot become compliant with applicable government regulation, which would result in significant costs. Governmental regulations could also require that we incur expensive remediation costs or other expenses to comply with environmental regulations. We could also face future liabilities in civil actions for violations of environmental laws and regulations. Liability for cleanup under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several. Consequently, if other parties that share responsibility with us for contamination at any site are unable to pay for their share of any damages or remediation, we may be held liable to pay for some or all of their share.

                          RISKS RELATED TO OUR INDUSTRY

THE BROADBAND WIRELESS ACCESS INDUSTRY IS NEW AND ITS FUTURE IS UNCERTAIN. IF SIGNIFICANT DEMAND FOR THIS TECHNOLOGY DOES NOT DEVELOP, WE WILL NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

     Broadband wireless access technology is new and unproven in the marketplace. This technology may prove unsuitable for widespread commercial deployment, in which case it is unlikely we could generate enough revenues to obtain and sustain profitability. Many factors will influence the success or failure of broadband wireless access technology, including:

     o its capacity to handle growing demands for faster transmission of increasing amounts of video, voice and data;

     o its cost effectiveness and performance compared to other forms of broadband access, the prices and performance of which continue to improve;

     o its reliability and security;

     o whether the products can be manufactured in sufficient volume;

     o its suitability for a sufficient number of geographic regions;

     o the availability of sufficient frequencies for wireless communications service providers to deploy products at commercially reasonable rates;

     o the availability of sufficient site locations for wireless communications service providers to install products at commercially reasonable rates;

     o safety and environmental concerns regarding broadband wireless transmissions; and

     o permission by domestic and international regulatory authorities to allow construction of new wireless systems.

MANY COMPETING TECHNOLOGIES SERVE OUR TARGET MARKET, AND IF THE BROADBAND WIRELESS ACCESS TECHNOLOGIES UPON WHICH OUR PRODUCTS ARE BASED DO NOT SUCCEED AS A SOLUTION FOR BROADBAND ACCESS, WE WILL NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

     Providers of broadband wireless access solutions compete with providers of other high speed solutions, including digital subscriber lines, cable, fiber and other high speed wire, satellite and wireless technologies. Many of these alternative technologies use existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless access technologies. Moreover, current broadband wireless access technology has inherent technical limitations that may inhibit its widespread adoption in many areas, including the need for line-of-sight installation and reduced communication distance in bad weather. In addition, the need for communications service providers to obtain the rights to install broadband wireless access equipment on rooftops and in other locations may inhibit its widespread adoption. We expect broadband access technologies to face increasing competitive pressures from both current and future alternative technologies. In light of these factors, many communications service providers may be reluctant to invest heavily in broadband wireless access solutions and, accordingly, the market for these solutions may fail to develop or may develop more slowly than we expect. Either outcome would limit our sales opportunities and make it difficult or impossible for us to achieve profitability.

THE BROADBAND WIRELESS ACCESS INFRASTRUCTURE EQUIPMENT INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD REDUCE OUR REVENUES AND MARGINS.

   >
     Competition in the market for RF subsystems for broadband wireless access systems is intense. In the markets for RF modules, transceivers and outdoor units, we primarily compete with:

     o Celeritek;

     o Filtronics;

     o Infineon Technologies;

     o MTI Technology;

     o Raytheon;

     o REMEC;

     o Signal Technologies;

     o Telaxis Communications;

     o Thomson-CSF; and

     o WJ Communications.

     In the market for antennas, we primarily compete with:

     o Andrew Corporation;

     o Electromagnetic Sciences;

     o Nurad Technologies;

     o Radio Waves; and

     o REMEC.

     We believe that the principal competitive factors in our industry are:

     o technical leadership;

     o the ability to migrate to low cost solutions;

     o manufacturing capability and capacity;

     o time-to-market in the design and manufacturing of products;

     o price;

     o product breadth;

     o access to semiconductor materials and components; and

     o customer support services.


     In addition to those companies listed above, with whom we may compete with directly, there are wireless systems integrators, for example, Ericsson, that design and manufacture their own RF subsystems for internal use. To the extent wireless systems integrators presently, or may in the future, produce their own RF subsystems, we lose the opportunity to gain a customer and the related sales opportunities.

     Many of our current and potential competitors are substantially larger than us and have greater financial, technical, manufacturing and marketing resources. If we are unable to compete successfully, our future operations and financial results would be harmed.

WE MUST ADAPT TO THE RAPID TECHNOLOGICAL CHANGES INHERENT IN THE BROADBAND WIRELESS ACCESS INDUSTRY IN ORDER TO SUCCEED.

     In order to succeed, we must improve current products and develop and introduce new products that are competitive in terms of price, performance and quality and that adequately address the changing requirements of wireless systems integrators, their customers and subscribers and emerging industry standards. To accomplish this, we make substantial investments in the research and development of new products for and improvements to existing products. If these investments do not result in competitive products that generate large volume orders, we may be unable to generate sufficient revenues to achieve profitability. On a pro forma basis giving effect to our merger with Milliwave, our research and development expenses were $10.9 million in 1999 and $6.6 million in the six months ended June 30, 2000. We intend to continue to incur substantial research and development and product development expenses. It is possible that these investments will not generate product revenues sufficient to offset the original investment expense.

GOVERNMENT REGULATION OF THE COMMUNICATIONS INDUSTRY COULD LIMIT THE GROWTH OF THE MARKETS THAT WE SERVE OR COULD REQUIRE COSTLY ALTERATIONS OF OUR CURRENT OR FUTURE PRODUCTS.

     The markets that we serve are highly regulated. Communications service providers must obtain regulatory approvals to operate broadband wireless access networks within specified licensed bands of the frequency spectrum. The FCC and foreign regulatory agencies have adopted regulations that impose stringent RF emissions standards on the communications industry. Changes to these regulations may require that we alter the performance of our products.

     The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for our products. Although there is a present trend toward deregulation and current regulatory developments are favorable to the promotion of new and expanded wireless services, this could change at any time, and future regulatory changes could have a negative impact on us. Further, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for broadband wireless access products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and in the future may cause, the cancellation, postponement or rescheduling of the installation of communications systems by our customers. These delays could affect our ability to allocate our research and development resources effectively, cause our existing and potential customers to delay orders and otherwise harm our ability to generate revenues.

OUR INDUSTRY IS CHARACTERIZED BY VIGOROUS PROTECTION AND PURSUIT OF INTELLECTUAL PROPERTY RIGHTS. THIS COULD CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION, WHICH COULD SUBJECT US TO LIABILITY, PREVENT US FROM SELLING OUR PRODUCTS OR FORCE US TO REDESIGN OUR PRODUCTS.

     The wireless access industry is characterized by vigorous protection and pursuit of intellectual property rights. We have received and may receive in the future notices of claims of infringement of other parties' proprietary rights. For example, we are in the process of responding to inquiries that claim that some of our antenna technologies infringe upon a European patent. In addition, the invalidity of our patents may be asserted or prosecuted against us. Furthermore, in a patent or trade secret action, we could be required to withdraw the product or products as to which infringement was claimed from the market or redesign products offered for sale or under development. We have also at times agreed to indemnification obligations in favor of our customers and strategic partners that could be triggered upon an allegation or finding of our infringement of other parties' proprietary rights. These indemnification obligations would be triggered for reasons including our sale or supply to a customer or strategic partner of a product which was later discovered to infringe upon another party's proprietary rights. Irrespective of the validity or successful assertion of intellectual property claims, we would likely incur significant costs and diversion of our resources with respect to the defense of any claims. To address any potential claims or actions asserted against us, we may seek to obtain a license under a third-party's intellectual property rights. However, in such an instance, a license may not be available on commercially reasonable terms, if at all.

        RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK



THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO FLUCTUATE. AS A RESULT, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, our common stock has not traded publicly. The initial public offering price of our common stock will be determined by negotiation among us and representatives of the underwriters of this offering and may not be indicative of the price that will prevail in the open market after this offering. In addition, the market price of our common stock could fluctuate significantly for many reasons, including:

     o our financial performance or the performance of our competitors;

     o technological innovations or other trends or changes in the broadband wireless access industry;

     o successes or failures at significant product evaluations or site demonstrations;

     o the introduction of new products by us or our competitors;

     o the arrival or departure of key personnel;

     o acquisitions, strategic alliances or joint ventures involving us or our competitors;

     o changes in estimates of our performance or recommendations by securities analysts;

     o decisions by major participants in the communications industry not to purchase products from us or to pursue alternative technologies;

     o decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry; and

     o market conditions in the industry, the financial markets and the economy as a whole.

     In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies and the market prices for securities of technology companies have been especially volatile. These broad market fluctuations may cause declines in the market price of our common stock. When the market price of a company's stock drops significantly in a short time period, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

OUR ABILITY TO ACHIEVE OUR BUSINESS GOALS IS SUBSTANTIALLY DEPENDENT ON OUR ACCESS TO SUFFICIENT CAPITAL.

     If we do not have sufficient capital to fund our operations, we may be forced to discontinue product development, reduce our sales and marketing efforts and forego attractive business opportunities, and we may lose the ability to respond to competitive pressures. Following our use of the proceeds from this offering, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. If we issue debt securities to raise funds, we may incur significant interest expense, which would harm our profitability. The issuance of debt securities may also require us to agree to various restrictions typical of debt securities, including limitations on further borrowing and our right to pay dividends.

AFTER THIS OFFERING, TRW AND OUR OFFICERS AND DIRECTORS WILL OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND WILL BE ABLE TO CONTROL THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL.


     Based on our capitalization as of June 30, 2000, upon the completion of this offering, executive officers, directors and holders of five percent or more of our outstanding common stock will, in the aggregate, beneficially own approximately 57% of our common stock. In particular, based on our capitalization as of June 30, 2000, TRW will beneficially own approximately 43% of our common stock. As a result, our executive officers, directors and five percent stockholders as a group will be able to effectively control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. TRW alone will be able to significantly influence matters on which the stockholders vote. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without the support of these stockholders, even if the transaction is favorable to our stockholders. In addition, because of their ownership of our common stock, these stockholders will be in a position to significantly affect our corporate actions in a manner that could conflict with the interests of our public stockholders.


SUBSTANTIAL SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO FALL.

     The market price of our common stock could decline if our existing stockholders sell substantial amounts of our common stock in the public market after this offering. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering, based on the number of outstanding shares as of June 30, 2000, we will have outstanding shares of common stock. Of these shares, shares will be freely tradable without restriction. Of the remaining shares, approximately 25,906,000 shares held by our existing stockholders are subject to lock-up agreements providing that these stockholders will not sell or otherwise dispose of any of their shares for a period of 180 days following the date of the final prospectus for this offering without the prior written consent of Deutsche Bank Securities Inc. Deutsche Bank Securities Inc. can release these lock-up agreements at any time. In addition, as of June 30, 2000, options to purchase 4,486,138 shares of our common stock were outstanding, and we may grant additional options under our existing equity incentive plans and issue additional shares under our employee stock purchase plan. Following this offering, we expect to register the shares underlying these options and shares so that they are freely tradable, subject to the lock-up agreements described above and vesting restrictions.

     After this offering, the holders of 27,782,488 shares of common stock will be entitled to rights with respect to registration of shares under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, these sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include shares held by these holders pursuant to the exercise of their registration rights, these sales may have an adverse effect on our ability to raise capital.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND ARRANGEMENTS WITH EXECUTIVE OFFICERS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Upon the completion of this offering, we will be subject to the Delaware anti-takeover laws. These laws prevent us from engaging in a merger or sale of more than 10% of our assets with any stockholder, including all affiliates and associates of any stockholder, who owns 15% or more of our outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of our voting stock unless the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation, or the business combination is approved by our board of directors and authorized by 66-2/3% of our outstanding voting stock not owned by the interested stockholder. A corporation may opt out of the Delaware anti-takeover laws in its charter documents, however we have not chosen to do so. Additionally, our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management, including a staggered board of directors, the elimination of the ability of our stockholders to act by written consent, discretionary authority given to our board of directors as to the issuance of preferred stock, and indemnification rights for our directors and executive officers. These anti-takeover provisions are described in greater detail under "Description of Capital Stock" in this prospectus.

     In connection with our merger with Milliwave, our board of directors approved a plan providing for the acceleration of vesting of a percentage of the stock options granted to our officers. Under this plan, an unvested portion of each officer's stock options will become vested and, in addition, severance benefits will be paid to the officer, if we undergo a change in control transaction or the officer is terminated without cause. This plan may make us a less attractive acquisition target or may reduce the amount a potential acquiror may otherwise be willing to pay for our company.

IF YOU PURCHASE SHARES IN THIS OFFERING, YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR INVESTMENT.


     The initial public offering price is substantially higher than the pro forma net tangible book value of each outstanding share of our common stock. As a result, investors participating in this offering will incur immediate and substantial dilution. Based on an assumed initial public offering price of $14.00 per share and our capitalization as of June 30, 2000, the dilution will be $10.03 per share in the pro forma net tangible book value for investors participating in this offering, or $9.80 per share if the underwriters' option to purchase additional shares is exercised in full. This dilution is described in greater detail under "Dilution" in this prospectus. Including the assumed exercise of all outstanding options and warrants to purchase shares of common stock, the dilution would be $9.92 per share in the pro forma net tangible book value for investors participating in this offering, and $9.71 per share if the underwriters' option to purchase additional shares were to be exercised in full.


OUR MANAGEMENT HAS BROAD DISCRETION TO DETERMINE THE SPECIFIC USE OF THE NET OFFERING PROCEEDS, AND THE USE OF SUCH PROCEEDS MAY NOT INCREASE OUR PROFITS OR MARKET VALUE.

     As of the date of this prospectus, we have broadly characterized the amount of the net proceeds of this offering that will be used for the various purposes described under "Use of Proceeds." Our management will have considerable discretion in the specific application of the net proceeds within the functional area to which it is allocated, may apply the net proceeds in ways other than those we currently expect and may apply the net proceeds in ways that may not increase our profitability or our market value. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds of this offering are being used appropriately.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the risks outlined under "Risk Factors."

     Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 6,000,000 shares of common stock we are offering, at an estimated initial public offering price of $14.00 per share, after deducting underwriting discounts and commission and estimated offering expenses, will be approximately $76.0 million. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $87.7 million.


     We expect to use the net proceeds from this offering to fund expansion of our operations and for other general corporate purposes as follows:

     o    approximately 50% of the net proceeds for working capital;

     o approximately 25% of the net proceeds to fund increased research and development expenses; and

     o approximately 25% to fund our costs of manufacturing, including capital expenditures and general and administrative expenses.


     We may also use a portion of the proceeds to acquire or invest in complementary businesses or products, or to obtain the right to use complementary technologies. We consider complementary businesses those that would bring us geographical diversity, and complementary products those that would further add to the vertical or horizontal integration of our product portfolio. Although we currently have no specific plans for any of these transactions, we are continually evaluating strategic possibilities as part of our growth strategy. Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term, interest-bearing, investment grade securities.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we currently do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The table below presents the following information:

     o    our actual capitalization as of June 30, 2000;

     o our pro forma capitalization as of that date after giving effect to the conversion of all outstanding shares of preferred stock as of June 30, 2000 into common stock upon completion of this offering; and

     o our pro forma capitalization as adjusted to reflect the receipt of the net proceeds from our sale of 6,000,000 shares of common stock at an assumed initial public offering price of $14.00 per share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us as discussed in "Use of Proceeds."


                                                                                     JUNE 30, 2000
                                                                       ----------------------------------------
                                                                          ACTUAL       PRO FORMA     PRO FORMA
                                                                                                    AS ADJUSTED
                                                                       ------------  ------------  ------------
                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents and short term investments................   $     36,918  $     36,918  $    112,938
                                                                       ============  ============  ============
Long term obligations, net of current portion.......................   $      1,596  $      1,596  $      1,596
Stockholders' equity:
   Convertible preferred stock, $.001 par value; 27,000,000 shares authorized; 25,881,302 shares issued and outstanding, actual;
     no shares issued and outstanding, pro forma; 5,000,000 shares authorized, no shares issued and outstanding pro forma as
     adjusted.......................................................        187,167            --            --
   Common stock, $.001 par value, 50,000,000 shares authorized,
     661,964 shares issued and outstanding, actual;
     26,543,266 shares issued and outstanding pro forma;
     100,000,000 shares authorized, 32,543,266 shares issued and
     outstanding pro forma as adjusted..............................              1            27            33
   Additional paid-in capital.......................................         21,974       209,115       285,129
                                                                       ------------  ------------  ------------
   Deferred stock compensation......................................        (19,308)      (19,308)      (19,308)
                                                                       ------------  ------------  ------------
   Accumulated deficit..............................................        (33,293)      (33,293)      (33,293)
                                                                       ------------  ------------  ------------
     Total stockholders' equity.....................................        156,541       156,541       232,561
                                                                       ------------  ------------  ------------
     Total capitalization...........................................   $    158,137  $    158,137  $    234,157
                                                                       ============  ============  ============

     This table does not include:

     o 4,486,138 shares of common stock that we may issue upon exercise of options outstanding as of June 30, 2000;

     o 322,641 shares of common stock that we may issue upon the exercise of warrants outstanding as of June 30, 2000; and

     o 428,572 shares of our common stock that we have agreed to issue to DMC Stratex Networks on October 2, 2000.

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 2000, after giving effect to the automatic conversion of our preferred stock upon the closing of this offering and the assumed exercise of all options and warrants held by officers, directors, promoters and affiliated persons, was approximately $62.1 million, or $2.16 per share. Pro forma net tangible book value per share represents the amount of pro forma stockholders' equity, less intangible assets, divided by the pro forma number of shares of common stock outstanding as of June 30, 2000. Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

     Pro forma net tangible book value as of June 30, 2000 after giving effect to the sale of 6,000,000 shares of common stock offered by us at an initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, would have been $138.2 million, or $3.97 per share. This represents an immediate increase in pro forma net tangible book value of $1.81 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.03 per share to investors purchasing our common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share........................................                     $        14.00
   Pro forma net tangible book value per share as of June 30, 2000.....................  $         2.16
   Increase per share attributable to new investors....................................            1.81
                                                                                         --------------
Pro forma net tangible book value per share after this offering........................                               3.97
                                                                                                            ---------------
Pro forma dilution per share to new investors..........................................                     $        10.03
                                                                                                            ===============


     The table below summarizes, on a pro forma basis as of June 30, 2000, the differences between our existing stockholders and the new investors purchasing our common stock in this offering with respect to the total number of shares purchased from us, the total consideration paid and the average price per share paid, based upon an initial public offering price of $14.00 per share.



                                           SHARES PURCHASED           TOTAL CONSIDERATION
                                       -------------------------    ------------------------     AVERAGE PRICE
                                           NUMBER       PERCENT       AMOUNT         PERCENT       PER SHARE
                                       ---------------  --------    ------------    --------     -------------

Existing stockholders...............        26,543,266      81.6%   $246,496,973        74.6%    $        9.29
New investors.......................         6,000,000      18.4      84,000,000        25.4     $       14.00
                                       ---------------  --------    ------------    --------
   Total............................        32,543,266     100.0%   $330,496,973       100.0%    $       10.16
                                       ===============  ========    ============    ========

     In connection with our merger with Milliwave, we issued 13,963,063 shares of capital stock to TRW. We have not performed a valuation of Milliwave; as a result, we cannot quantify with precision the purchase price paid by TRW for our stock. The total consideration paid by existing stockholders set forth above assumes that the purchase price paid by TRW was $154.2 million. This amount was obtained by assuming that the approximately 47% of Endwave retained by the Endgate stockholders was worth $139.0 million at the time of the merger, in accordance with the valuation of Endgate obtained by TRW and, by extension that the approximately 53% interest obtained by TRW was worth $154.2 million.

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     On March 31, 2000, Endgate merged with TRW Milliwave Inc., a wholly-owned subsidiary of TRW Inc. Endgate was the surviving corporation in the merger and Milliwave ceased to exist as a separate legal entity. However, because TRW owned more than half of Endgate's outstanding capital stock immediately after the merger, Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger, and Endwave's financial statements prior to the merger are those of Milliwave. In connection with the merger, we renamed the combined company Endwave Corporation. Milliwave and Endwave have a fiscal year end of December
31. Prior to the merger, Endgate's fiscal year end was June 30.

PRO FORMA


     The following table sets forth our pro forma statement of operations data for 1999 and the six months ended June 30, 1999 and 2000 and our actual balance sheet data as of June 30, 2000. The pro forma statement of operations data for the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 appearing in this table have been prepared as if the merger had been completed on January 1, 1999. The pro forma statement of operations data were prepared by combining Endgate's statement of operations data with the statement of operations data of Milliwave for each of the periods presented. For all periods presented, the pro forma statement of operations data excludes an $11.7 million expense for acquired in-process research and development because it is a non-recurring charge. Pro forma net loss per share data and pro forma share data used in computing pro forma net loss per share have been calculated by assuming that all of Endwave's outstanding shares of preferred stock had been converted, as of their original issuance dates, into shares of Endwave's common stock. The pro forma financial data should be read with the financial statements of Endwave, Endgate and Milliwave and our pro forma condensed combining financial statements, in each case including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.


                                                                                          SIX MONTHS ENDED
                                                                        YEAR ENDED            JUNE 30,
                                                                       DECEMBER 31,   ---------------------------
                                                                          1999            1999          2000
                                                                     ---------------  ------------- -------------
PRO FORMA STATEMENT OF OPERATIONS DATA (UNAUDITED):
Revenues:
   Product revenues...............................................   $       13,745   $      3,829   $    16,059
   Development fees...............................................            1,302            221         2,551
                                                                     ---------------  ------------- -------------
     Total revenues...............................................           15,047          4,050        18,610
Costs and expenses:
   Cost of product revenues.......................................           18,499          6,927        23,976
   Research and development.......................................           10,925          5,431         6,556
   Sales and marketing............................................            1,316            595         1,291
   General and administrative.....................................            3,870          2,191         2,917
   Amortization of goodwill and other intangible assets...........           19,208          9,604         9,604
   Amortization of deferred stock compensation*...................              710             --         1,391
                                                                     ---------------  ------------- -------------
     Total costs and expenses.....................................           54,528         24,748        45,735
Loss from operations..............................................          (39,481)       (20,698)      (27,125)
Interest expense and other, net...................................             (585)          (638)         (324)
                                                                     ---------------  ------------- -------------

Net loss..........................................................   $      (40,066)  $    (21,336) $    (27,449)
                                                                     ===============  ============= =============
Basic and diluted pro forma net loss per share....................   $        (2.18)  $      (1.34) $      (1.11)
                                                                     ===============  ============= =============
Shares used to compute pro forma net loss per
   share, basic and diluted.......................................           18,401         15,864        24,623
                                                                     ===============  ============= =============

--------------
*Amortization of deferred stock compensation:
   Cost of product revenues.......................................   $           84   $         --   $       325
   Research and development.......................................              281             --           401
   Sales and marketing............................................              125             --           114
   General and administrative.....................................              220             --           551
                                                                     ---------------  -------------  ------------
                                                                     $          710   $         --   $     1,391
                                                                     ===============  =============  ============


                                                                                                     AS OF
                                                                                                    JUNE 30,
                                                                                                      2000
                                                                                                  -------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......................................................................   $     36,918
Working capital................................................................................         36,588
Goodwill and other intangible assets...........................................................        104,376
Total assets...................................................................................        181,027
Long term obligations, less current portion....................................................          1,596
Total stockholders' equity.....................................................................        156,541


MILLIWAVE

     The following table contains Milliwave's statement of operations data for the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the six months ended June 30, 1999 and Endwave's statement of operations for the six months ended June 30, 2000, and Milliwave's balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 and Endwave's balance sheet data as of June 30, 2000. Milliwave accounted for the merger with Endgate using the purchase method of accounting. The Endwave data for the six months ended June 30, 2000 includes the results of operations of Endgate for the three months ended June 30, 2000 because the merger occurred on March 31, 2000 and results of operations for Milliwave for the six months ended June 30, 2000. The balance sheet data as of June 30, 2000 is the actual balance sheet data of the combined company.


     The statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from the financial statements of Milliwave that have been audited by Ernst & Young LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from unaudited financial statements that do not appear in this prospectus that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from Milliwave's and Endwave's unaudited financial statements and related notes appearing elsewhere in this prospectus. The net loss per share amounts have been calculated using the weighted average actual shares outstanding of Endgate prior to the merger and of Endwave subsequent to the merger.

     Particularly as a result of the merger, Milliwave's historical results of operations are not necessarily indicative of our future results. The following financial data should be read in conjunction with the Milliwave financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both included elsewhere in this prospectus.


                                                            YEAR ENDED                          SIX MONTHS ENDED
                                                           DECEMBER 31,                             JUNE 30,
                                      ------------------------------------------------------- ----------------------
                                         1995       1996       1997       1998        1999        1999       2000
                                      ---------  ---------  ---------  ---------  -----------  ---------  ----------
                                          (UNAUDITED)                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
   Product revenues................   $  5,312   $  5,435   $  5,250   $  7,030   $    12,419   $ 3,367   $  14,537
   Development fees................         --         --         --         --            --        --         946
                                      ---------  ---------  ---------  ---------  -----------   --------  ----------
     Total revenues................      5,312      5,435      5,250      7,030        12,419     3,367      15,483
Costs and expenses:
   Cost of product revenues........      3,317      3,838      4,350      5,992        11,221     3,880      19,196
   Research and development........         --         --        254        286           326       142       3,732
   Selling, general and
     administrative................      1,188      1,590      1,222      2,964         2,370     1,352       3,140
   Amortization of goodwill and
     other intangible assets.......         --         --        384      1,536         1,536       768       5,186
   In-process research and
     development...................         --         --         --         --            --        --      11,700
   Amortization of deferred stock
     compensation*.................         --         --         --         --            --        --         910
                                      ---------  ---------  ---------  ---------  ------------  --------  ----------
     Total costs and expenses......      4,505      5,428      6,210     10,778        15,453     6,142      43,864
                                      ---------  ---------  ---------  ---------  ------------  --------  ----------
Income (loss) from operations......        807          7       (960)    (3,748)       (3,034)   (2,775)    (28,381)
Interest income (expense) and
   other, net......................        (27)        26         --         --            --        --         353
Income tax benefit (expense).......       (312)       (13)       199        850           518       700         627
                                      ---------  ---------  ---------  ---------  ------------  --------  ----------
Net income (loss)..................   $    468   $     20   $   (761)  $ (2,898)  $    (2,516)  $(2,075)  $ (27,401)
                                      =========  =========  =========  =========  ============  ========  ==========
Basic and diluted net loss per
   share...........................                                               $     (7.96)            $  (50.36)
                                                                                  ============            ==========
Shares used to compute net loss
   per share, basic and diluted....                                                       316                   544
                                                                                  ============            ==========
--------------
*Amortization of deferred stock
   compensation:
   Cost of product revenues.......... $     --   $     --   $     --   $      --  $        --  $     --   $     232
   Research and development..........       --         --         --          --           --        --         225
   Sales and marketing...............       --         --         --          --           --        --          40
   General and administrative........       --         --         --          --           --        --         413
                                      ---------  ---------  ---------  ---------- ------------ ---------  ----------
                                      $     --   $     --   $     --   $      --  $        --  $     --   $     910
                                      =========  =========  =========  ========== ============ =========  ==========





                                                            AS OF DECEMBER 31,                             AS OF
                                      ---------------------------------------------------------------     JUNE 30,
                                           1995         1996        1997          1998         1999         2000
                                      -----------   ---------  -----------   ----------   ----------    ------------
                                      -------------(UNAUDITED)------------                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........   $       756   $     467  $       529   $      283   $      373    $    36,918
Working capital....................         1,182         941        1,042        2,039        2,356         36,588
Total assets.......................         3,677       3,995       13,272       16,361       25,758        181,027
Long term obligations, less
   current portion.................         1,262       1,671        1,641           --           --          1,596
Total stockholders' equity.........         1,544       1,546       10,631       13,481       18,013        156,541

ENDGATE

     The following table contains Endgate's historical statement of operations data for the fiscal years ended June 30, 1995, 1996, 1997, 1998 and 1999 and the nine months ended March 31, 1999 and 2000, and Endgate's historical balance sheet data as of June 30, 1995, 1996, 1997, 1998 and 1999 and March 31, 2000.
Information is included through March 31, 2000 because Endgate ceased to be a separate accounting entity at the time of its merger with Milliwave, even though Endgate was the surviving corporation in the merger.

     The statement of operations data for the years ended June 30, 1997, 1998 and 1999 and the balance sheet data at June 30, 1998 and 1999 are derived from the financial statements of Endgate that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the years ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1995, 1996 and 1997 are derived from the financial statements of Endgate that have been audited by Ernst & Young LLP, independent auditors, and are not included in this prospectus. The statement of operations data for the nine months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from the unaudited financial statements of Endgate that are included elsewhere in the prospectus. Particularly as a result of the merger with Milliwave, Endgate's historical results of operations are not necessarily indicative of our future results. The following financial data should be read in conjunction with the Endgate financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both included elsewhere in this prospectus.


                                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,                           MARCH 31,
                                  -------------------------------------------------------  ----------------------
                                    1995      1996       1997        1998        1999        1999        2000
                                  --------- ---------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:                                                                   (UNAUDITED)
Revenues:
   Product revenues............   $     --  $    560   $   1,133   $   1,560   $   1,084   $     875   $   2,384
   Development fees............        602       255         239         373         519         458       2,689
                                  --------- ---------  ----------  ----------  ----------  ----------  ----------
     Total revenues............        602       815       1,372       1,933       1,603       1,333       5,073
Costs and expenses:
   Cost of product revenues....         --     1,612       3,957       4,230       5,836       4,500       9,011
   Research and development....      3,308     5,576       6,236       6,128       9,824       7,265       8,133
   Sales and marketing.........        212       306         474         489         751         531         904
   General and administrative..        984       891       1,303       1,528       1,843       1,218       1,548
   Amortization of deferred
     stock compensation*.......         --        --          --          --          --          --       1,191
                                  --------- ---------  ----------  ----------  ----------  ----------  ----------
     Total costs and expenses..      4,504     8,385      11,970      12,375      18,254      13,514      20,787
                                  --------- ---------  ----------  ----------  ----------  ----------  ----------
Loss from operations...........     (3,902)   (7,570)    (10,598)    (10,442)    (16,651)    (12,181)    (15,714)
Interest income (expense) and
   other, net..................        136       152         300        (133)       (607)       (582)       (624)
                                  --------- ---------  ----------  ----------  ----------  ----------  ----------
Net loss.......................   $ (3,766) $ (7,418)  $ (10,298)  $ (10,575)  $ (17,258)  $ (12,763)  $ (16,338)
                                  ========= =========  ==========  ==========  ==========  ==========  ==========
--------------
*Amortization of deferred stock
compensation:
   Cost of product revenues....   $     --   $     --  $       --  $      --   $      --   $      --   $     177
   Research and development....         --         --          --          --         --          --         456
   Sales and marketing.........         --         --          --          --         --          --         200
   General and administrative..         --         --          --          --         --          --         358
                                  ---------  --------- ----------- ----------- ----------  ----------  ----------
                                  $     --         --  $       --  $      --   $      --   $      --   $   1,191
                                  =========  ========= =========== =========== ==========  ==========  ==========


                                                                                                        AS OF
                                                              AS OF JUNE 30,                           MARCH 31,
                                      -------------------------------------------------------------  ------------
                                         1995         1996        1997         1998         1999         2000
                                      ----------  ------------ ----------  -----------  -----------  ------------
                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........   $   3,719   $    15,272  $   4,252   $    9,274   $   12,562   $    20,882
Working capital....................       8,903        14,632      3,970        8,388       11,718        22,524
Total assets.......................      10,920        20,031      8,797       13,362       16,604        31,434
Long term obligations, less
   current portion.................         560         1,575        846          440          456         1,239
Total stockholders' equity.........       9,629        16,475      6,177       10,453       13,919        24,377

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH THE ENDWAVE, ENDGATE AND MILLIWAVE AND PRO FORMA FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISK, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING BUT NOT LIMITED TO THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


     We provide RF subsystems that enable the transmission and reception of data signals in broadband wireless systems. We sell our products to wireless systems integrators that provide the broadband wireless equipment used by communications service providers to offer data services. Our customers use our products in high speed cellular backhaul, point-to-point access and point-to-multipoint access applications. Wireless systems integrators who use our products in their broadband wireless systems include Allgon, Hughes Network Systems, Nokia, Nortel Networks, P-Com, Rockwell International, Toshiba and WinNet MCS.


     On March 31, 2000, Endgate merged with TRW Milliwave Inc., a wholly-owned subsidiary of TRW Inc. Endgate was the surviving corporation in the merger and Milliwave ceased to exist as a separate legal entity. However, because TRW owned more than half of Endgate's outstanding capital stock immediately after the merger, Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger. In connection with the merger, we renamed the combined company Endwave Corporation. When we refer to our business or other corporate activities prior to March 31, 2000, the date of the merger, we are generally referring to Endgate's business and corporate activities unless otherwise specified.

     Our revenues consist of product revenues and development fees. Product revenues are generated through sales of our custom and standard RF subsystem products to wireless systems integrators and equipment manufacturers and are recognized upon product shipment. We sell our products through our direct sales force and network of independent international sales representatives. Development fees are generated by developing product prototypes and custom products pursuant to development agreements that provide for payment of a portion of our research and development or other expenses. Any up-front development fees paid under a development contract are recognized ratably over the expected term of the contract, except that in no event are revenues recognized prior to becoming billable under the terms of the contract. These agreements, which we enter into with key customers from time to time if we expect them to result in a significant product order, are for one-time projects and are non-recurring. We expect development fees to represent a decreasing percentage of our total revenues in future periods.


     We depend, and expect to remain dependent, on a small number of wireless systems integrators for sales of our products. On a pro forma basis giving effect to our merger with Milliwave, Hughes Network Systems, Nokia and Nortel Networks accounted for 29%, 21% and 26% of our revenues in the six months ended June 30, 2000. On the same pro forma basis, they accounted for 7%, 34% and 9% of our total revenues in the year ended December 31, 1999. We have production and supply contracts with TRW, under which we deliver products to Nokia and Nortel Networks in satisfaction of TRW's direct contractual obligations with them. We also ship some RF subsystems to Nokia under direct purchase orders. Although a portion of our relationship with Nokia is indirect and our entire relationship with Nortel Networks is indirect, these companies are effectively two of our largest customers. TRW's contract with Nortel Networks, and our corresponding agreement with TRW, expire in October 2000. TRW's contract with Nokia, and our corresponding agreement with TRW, expire in July 2001. We are negotiating production contracts with Nokia and Nortel Networks that would take effect upon the expiration of their agreements with TRW under which we deliver products to them. We may not be able to successfully negotiate these contracts on favorable terms, or at all.


     Cost of product revenues consists primarily of the costs of direct materials and labor utilized to assemble and test our products, costs associated with procurement, production control, quality assurance and manufacturing engineering, costs associated with maintaining our manufacturing facilities and costs associated with warranty returns. We subcontract some portions of the manufacturing of subassemblies for our transceivers, antennas and outdoor units, and perform final assembly and testing of transceivers and outdoor units in-house. These subcontracting costs are also included in the cost of product revenues.

     Research and development expenses consist primarily of:

     o salaries and related expenses for personnel engaged in research and development;

     o    material costs for prototype and test units;

     o    patent-related legal expenses;

     o other expenses related to the design, development and testing of our products; and

     o fees paid to consultants and outside service providers for engineering and other technical services.

     Research and development expenses also include all costs incurred under our development agreements. We expense all of our research and development costs as they are incurred.

     Sales and marketing expenses consist primarily of:

     o salaries, bonuses and related expenses for personnel engaged in marketing;

     o    sales and customer support functions; and

     o costs associated with trade shows, promotional activities, advertising and corporate branding.

     We expense commissions to our independent sales representatives when revenues from the associated sale are recognized.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities and human resources personnel and professional fees.

     Our merger with Milliwave was recorded using the purchase method of accounting. In connection with the purchase, Milliwave recorded goodwill of $80.2 million and other intangible assets of $23.6 million. In addition, we allocated $11.7 million to in-process research and development. In determining the total consideration, as well as the allocation of the purchase price including the amount of in-process research and development, Milliwave considered as part of their analysis an appraisal prepared for TRW's Space and Electronics Group by American Appraisal Associates, Inc., an independent appraisal firm that used established valuation techniques appropriate for the high technology industry. The amount allocated to in-process research and development was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. We are amortizing goodwill and other intangible assets on a straight-line basis over periods not exceeding six years. Of the total intangible assets recorded in connection with the merger, approximately $4.4 million were amortized in the six months ended June 30, 2000 and we expect $8.8 million to be amortized during the remainder of 2000.

     Deferred stock compensation charges consist of charges related to the difference between deemed fair market values on the date of employee option grants and the associated employee option exercise prices, amortized over the vesting periods of the options. Through June 30, 2000, we have recorded a total of $20.2 million in stock-based compensation in connection with stock option grants to our employees and consultants, which is being amortized using an accelerated method of amortization as described in Financial Accounting Standards Board Interpretation No. 28 over the vesting periods of the options, generally four years. We amoritized approximately $910,000 of this expense in the six months ended June 30, 2000. On a pro forma basis, we amortized approximately $710,000 of this expense in 1999 and approximately $1.4 million of this expense in the six months ended June 30, 2000. We expect amortization of deferred stock compensation charges to be approximately $5.3 million for the remainder of 2000.


     We earn interest income on the investment of our cash balances in money market accounts. We incur interest expense under financing leases for capital equipment and short term loans periodically extended by our equity investors. Interest expense also includes the fair value of warrants Endgate issued in February 1999 and January 2000 to investors who advanced funds in anticipation of private placements of preferred stock. The interest and principal associated with those notes was repaid in the form of preferred stock. The fair value of the warrants was calculated to be $519,000 for periods ended in 1999 and $510,000 for periods ended in 2000 using the Black-Scholes valuation method and was expensed fully during the applicable fiscal periods.

     The merger of Milliwave into Endgate was accomplished through a tax free reorganization under the Internal Revenue Code. As such, Endgate's and Milliwave's tax bases in their assets and liabilities carried over to Endwave with no step-up in basis. Therefore, the amortization of intangible assets resulting from the merger, including goodwill, is not deductible for tax purposes. Since inception, Endgate incurred net operating losses and therefore incurred significant net operating loss carryforwards. These carryforwards were not reflected on Endgate's balance sheet as an asset because they were fully reserved due to uncertainty about Endgate's ability to utilize these loss carryforwards. Our merger with Milliwave imposed limitations on the combined company's ability to utilize these pre-existing net operating loss carryforwards. Generally accepted accounting principles require that deferred tax liabilities be recorded for identifiable intangible assets acquired in a business combination accounted for as a purchase. The deferred tax asset related to our net operating loss carryforwards is greater than the deferred tax liabilities related to the identifiable intangible assets acquired. We have provided a valuation allowance to eliminate the net deferred tax asset because ultimate realization is uncertain. Because Milliwave was a wholly-owned subsidiary of TRW, and therefore part of the consolidated TRW tax return prior to merging with Endgate, TRW was able to utilize Milliwave's net operating losses in the consolidated income tax return of TRW for periods prior to March 31, 2000, leaving Milliwave with no net operating loss carryforwards. As a result of each of these factors, to the extent we become profitable, we are unlikely to have net operating loss carryforwards to offset taxable income.

PRO FORMA RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, our statement of operations data, presented on a pro forma basis as if our merger with Milliwave occurred on January 1, 1999, as a percentage of total revenues.


                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                               ------------------
                                                                                                 1999      2000
                                                                                               --------  --------
                                                                                                   (UNAUDITED)
Revenues:
   Product revenues.........................................................................      94.5%     86.3%
   Development fees.........................................................................       5.5      13.7
                                                                                               --------  --------
     Total revenues.........................................................................     100.0     100.0
Costs and expenses:
   Cost of product revenues.................................................................     171.0     128.8
   Research and development.................................................................     134.1      35.2
   Sales and marketing......................................................................      14.7       6.9
   General and administrative...............................................................      54.1      15.7
   Amortization of goodwill and other intangible assets.....................................     237.1      51.6
   Amortization of deferred stock compensation..............................................        --       7.5
                                                                                               --------  --------
     Total costs and expenses...............................................................     611.0     245.7
                                                                                               --------  --------
Loss from operations........................................................................    (511.0)   (145.7)
Interest expense and other, net.............................................................     (15.8)     (1.7)
                                                                                               --------  --------
Net loss....................................................................................    (526.8)%  (147.4)%
                                                                                               ========  ========



SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     REVENUES

     Pro forma total revenues for the six months ended June 30, 2000 were $18.6 million, a 354% increase from $4.1 million for the same period in 1999. Pro forma product revenues for the six months ended June 30, 2000 were $16.1 million, a 324% increase from $3.8 million for the same period in 1999. The increase in pro forma product revenues was primarily attributable to a significant increase in the number of transceiver and antenna products we sold. Pro forma development fees for the six months ended June 30, 2000 were $2.6 million as compared to $221,000 for the same period in 1999. The increase in pro forma development fees was attributable to the completion and billing of custom products for Hughes Network Systems in the 2000 period.

     COSTS AND EXPENSES

     COST OF PRODUCT REVENUES. Pro forma cost of product revenues for the six months ended June 30, 2000 was $24.0 million, a 248% increase from $6.9 million for the same period in 1999. This increase in absolute dollars was attributable primarily to a significant increase in the number of transceiver and antenna products sold and investments made to increase our manufacturing capacity in the 2000 period. The decrease as a percentage of product revenues was primarily attributable to increased utilization of our manufacturing capacity. Our cost of product revenues has exceeded our product revenues due in part to the historically low volumes of products we have sold and our investments in increasing manufacturing capacity. Though we believe that utilization of lower cost technologies will decrease our cost per unit in high volume manufacturing, we cannot assure you that we will increase our sales of high volume products or attain or maintain positive gross margins on product revenues.

     RESEARCH AND DEVELOPMENT EXPENSES. Pro forma research and development expenses for the six months ended June 30, 2000 were $6.6 million, a 22% increase from $5.4 million for the same period in 1999. The increase in absolute dollars was primarily attributable to an increase in research and development personnel. The decrease as a percentage of total revenues is primarily attributable to increased production volume and resulting revenues. We estimate that the pro forma research and development expenses attributable to development fees were approximately $693,000 in the six months ended June 30, 2000 and approximately $2.9 million in the six months ended June 30, 1999. Following this offering, we intend to significantly increase expenditures in all areas, including research and development, to execute our business strategy.

     SALES AND MARKETING EXPENSES. Pro forma sales and marketing expenses for the six months ended June 30, 2000 were $1.3 million, a 118% increase from $595,000 for the same period in 1999. The increase in absolute dollars was primarily attributable to an increase in sales and marketing personnel and increased promotional activities. The decrease as a percentage of total revenues is primarily attributable to increased production volume and resulting revenues. Following this offering, we intend to significantly increase expenditures in sales and marketing.

     GENERAL AND ADMINISTRATIVE EXPENSES. Pro forma general and administrative expenses for the six months ended June 30, 2000 were $2.9 million, a 32% increase from $2.2 million for the same period in 1999. The increase in absolute dollars was primarily attributable to increased finance, human resources and information technology personnel and infrastructure expenses. The decrease as a percentage of total revenues is primarily attributable to increased production volume and resulting revenues. We expect that while general and administrative expenses will increase in absolute dollars in future periods, they will decrease as a percentage of total revenues.

     INTEREST EXPENSE AND OTHER, NET

     Interest expense and other, net, for the six months ended June 30, 2000 was $324,000, a 49% decrease from $638,000 for the same period in 1999. The decrease was primarily attributable to an increase in interest income generated from larger cash balances in the later period.

HISTORICAL RESULTS OF OPERATIONS

MILLIWAVE

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     REVENUES


     Total revenues for the six months ended June 30, 2000 were $15.5 million, a 356% increase from $3.4 million in the comparable period in 1999. Product revenues for the six months ended June 30, 2000 were $14.5 million, a 326% increase from $3.4 million in the comparable period in 1999. The increase in product revenues was primarily attributable to the higher levels of production on Milliwave's automated assembly and test lines and the merger with Endgate in March 2000. Milliwave did not derive any revenues from development fees prior to the merger. Development fees of $946,000 for the six months ended June 30, 2000 are attributable to the merger with Endgate. For the six months ended June 30, 2000, sales to TRW, for satisfaction of TRW's agreements with Nokia and Nortel Networks, and sales to Hughes Network Systems and Rockwell International each accounted for over 10% of Milliwave's total revenues. For the six months ended June 30, 1999, sales to TRW, for satisfaction of TRW's agreements with Nokia, Nortel Networks, Rockwell International and under agreements with TRW on its own behalf, and sales to Lockheed Martin, each accounted for over 10% of Milliwave's total revenues.


     COSTS AND EXPENSES

     COST OF PRODUCT REVENUES. Cost of product revenues for the six months ended June 30, 2000 was $19.2 million, a 392% increase from $3.9 million in the comparable period of 1999. The increase was primarily attributable to increased levels of production and investments in increasing manufacturing capacity.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the six months ended June 30, 2000 were $3.7 million, as compared to $142,000 for the comparable period in 1999. The increase was primarily attributable to the acquisition of Endgate's research and development operations in March 2000 and a one-time allocation from TRW for research and development expenses.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the six months ended June 30, 2000 were $3.1 million, a 121% increase from $1.4 million for the comparable period in 1999. The increase was primarily attributable to additional personnel and infrastructure expenses, a substantial portion of which were attributable to the merger with Endgate. Milliwave was provided intercompany services, including circuit design assistance, finance and legal, by TRW. Corporate allocations were charged for these services, and accounted for as a component of selling, general and administrative expenses. Most of these corporate services and related charges have ceased, and we generally provide those services internally or contract with outside providers to provide them.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     REVENUES


     Total revenues for 1999 were $12.4 million, a 77% increase from $7.0 million for 1998. Revenues for 1998 increased 32% from $5.3 million in 1997. The increase from 1998 to 1999 was primarily attributable to the commencement of manufacturing of products for Nokia and Nortel Networks in 1999 and the increase from 1997 to 1998 was primarily attributable to increases in shipments to two large customers, P-Com and SPC Electronic America, as well as an order secured through TRW after the acquisition of Milliwave by TRW in late 1997. In 1999, sales to TRW on behalf of Nokia, Nortel Networks and Rockwell International accounted for over 10% of Milliwave's revenues. In 1998, sales to P-Com and SPC Electronic America and sales to TRW on behalf of Rockwell International each accounted for over 10% of Milliwave's revenues. In 1997, sales to P-Com, Lockheed Martin, Hughes Aircraft and SPC Electronic America each accounted for over 10% of Milliwave's revenues.


     COSTS AND EXPENSES

     COST OF PRODUCT REVENUES. Cost of product revenues for 1999 was $11.2 million, an 87% increase from $6.0 million for 1998. Cost of product revenues for 1998 increased 40% from $4.3 million in 1997. These increases were attributable primarily to growth in revenues and costs associated with the introduction of automated manufacturing.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for 1999 were $326,000, as compared to $286,000 for 1998. Research and development expenses were $254,000 in 1997. Prior to 1999, Milliwave primarily utilized the resources of TRW for its research and development expertise. In 1999, Milliwave began hiring design personnel in order to augment the services that it received from TRW.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1999 were $2.4 million, 20% decrease from $3.0 million for 1998. Selling, general and administrative expenses for 1998 increased 150% from $1.2 million in 1997. The increase from 1997 to 1998 was primarily attributable to building Milliwave's infrastructure in order to support higher production volumes, including adding personnel in finance, accounting, human resources and management. The decrease in selling, general and administrative expenses from 1998 to 1999 was primarily attributable to one time personnel relocation expenses incurred in 1999.

ENDGATE

NINE MONTHS ENDED MARCH 31, 2000 AND 1999

     REVENUES


     Total revenues for the nine months ended March 31, 2000 were $5.1 million, a 292% increase from $1.3 million for the same period in 1999. For the nine months ended March 31, 2000, sales to Hughes Network Systems and Allgon each accounted for over 10% of Endgate's total revenues. For the nine months ended March 31, 1999, sales to Hughes Network Systems and to Harris Corporation each accounted for over 10% of Endgate's revenues. Product revenues for the nine months ended March 31, 2000 were $2.4 million, a 174% increase from $875,000 for the same period in 1999. The increase in product revenues was primarily attributable to a significant increase in the volume of transceiver and antenna products sold. Development fees for the nine months ended March 31, 2000 were $2.7 million, a 490% increase from $458,000 for the same period in 1999. The increase in development fees was attributable to the completion and billing of custom products for Hughes Network Systems in the 2000 period.


     COSTS AND EXPENSES

     COST OF PRODUCT REVENUES. Cost of product revenues for the nine months ended March 31, 2000 was $9.0 million, a 100% increase from $4.5 million for the same period in 1999. This increase in absolute dollar amount was attributable primarily to a significant increase in the volume of transceiver and antenna products sold and investments made to increase Endgate's manufacturing capacity. The decrease as a percentage of product revenues was primarily attributable to increased absorption of fixed overhead costs due to increased production volume.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the nine months ended March 31, 2000 were $8.1 million, an 11% increase from $7.3 million for the same period in 1999. The increase was primarily attributable to an increase in research and development personnel. We estimate the research and development expenses attributable to development fees were approximately $1.8 million in the nine months ended March 31, 2000 and approximately $3.7 million in the nine months ended March 31, 1999.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses for the nine months ended March 31, 2000 were $904,000, a 70% increase from $531,000 for the same period in 1999. The increase was primarily attributable to an increase in sales and marketing personnel and increased promotional activities.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the nine months ended March 31, 2000 were $1.5 million, a 25% increase from $1.2 million for the same period in 1999. The increase was primarily attributable to the addition of personnel, an increase in information technology infrastructure costs and year 2000 upgrades to Endgate's internal systems.

     INTEREST EXPENSE AND OTHER, NET

     Interest expense and other, net, for the nine months ended March 31, 2000 was $624,000, a 7% increase from $582,000 in the comparable period in fiscal 1999. The increase was primarily attributable to higher interest rates and higher average debt balances in the later period.

YEARS ENDED JUNE 30, 1999, 1998 AND 1997

     REVENUES

     Total revenues for the year ended June 30, 1999 were $1.6 million, a 16% decrease from $1.9 million for the year ended June 30, 1998. Total revenues for the year ended June 30, 1998 increased 36% from $1.4 million in the year ended June 30, 1997. In the years ended June 30, 1999 and 1998, sales to Hughes Network Systems and Harris Corporation each represented over 10% of Endgate's total revenues. In the year ended June 30, 1997, sales to Harris Corporation represented over 10% of Endgate's total revenues.

     Product revenues for the year ended June 30, 1999 were $1.1 million, a 31% decrease from $1.6 million for the year ended June 30, 1998. Product revenues for the year ended June 30, 1998 increased 45% from $1.1 million in the year ended June 30, 1997. The changes in product revenues were primarily attributable to fluctuations in the number of products sold during the periods. Prior to 2000, Endgate did not ship any products in significant volume.

     Development fees for the year ended June 30, 1999 were $519,000, a 39% increase from $373,000 for the year ended June 30, 1998. Development fees for the year ended June 30, 1998 increased 56% from $239,000 for the year ended June 30, 1997. Development fees during each of these periods were generated primarily as a result of non-recurring engineering revenues for development of an outdoor unit product to Hughes Network Systems.

     COSTS AND EXPENSES

     COST OF PRODUCT REVENUE. Cost of product revenues for the year ended June 30, 1999 was $5.8 million, a 38% increase from $4.2 million for the year ended June 30, 1998. Cost of product revenues for the year ended June 30, 1998 increased 5% from $4.0 million in the year ended June 30, 1997. These increases were attributable primarily to investments in increasing manufacturing capacity.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the year ended June 30, 1999 were $9.8 million, a 61% increase from $6.1 million for the year ended June 30, 1998. Research and development expenses for the year ended June 30, 1998 remained flat as compared to $6.2 million for the year ended June 30, 1997. The increase from the year ended June 30, 1998 to the year ended June 30, 1999 was primarily attributable to increased expenses associated with the Hughes Network Systems development contract, the addition of staff to support new design projects and the retention of consultants to augment in-house expertise. We estimate the research and development expenses attributable to development fees were approximately $5.1 million and $759,000 for the years ended June 30, 1999 and 1998.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses for the year ended June 30, 1999 were $751,000, a 54% increase from $489,000 for the year ended June 30, 1998. Sales and marketing expenses for the year ended June 30, 1998 increased 3% from $474,000 in fiscal 1997. The increase from the year ended June 30, 1998 to the year ended June 30, 1999 was primarily attributable to an increase in sales and marketing personnel.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended June 30, 1999 were $1.8 million, a 20% increase from $1.5 million for the year ended June 30, 1998. General and administrative expenses for the year ended June 30, 1998 increased 15% from $1.3 million for the year ended June 30, 1997. The increase from the year ended June 30, 1998 to the year ended June 30, 1999 was primarily attributable to increased salary and benefits expenses and investments in upgrading network equipment. The increase from the year ended June 30, 1997 to the year ended June 30, 1998 was primarily attributable to increased salary and facilities-related expenses.

     INTEREST INCOME (EXPENSE) AND OTHER, NET

     Interest expense and other, net, for the year ended June 30, 1999 was $607,000, a 356% increase from $133,000 for the year ended June 30, 1998. Interest income and other, net, for the year ended June 30, 1997 was $300,000. The increase in expense from the year ended June 30, 1998 to the year ended June 30, 1999 was primarily attributable to increased financing leases of manufacturing and engineering equipment. The change from the year ended June 30, 1997 to the year ended June 30, 1998 was primarily attributable to lower amounts of interest income earned due to smaller cash balances in the 1998 period.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited statement of operations data for the six quarters ended June 30, 2000, as well as this information expressed as a percentage of total pro forma revenues for the periods indicated. These unaudited quarterly financial data have been derived from our pro forma financial statements and have been prepared on the same basis as the unaudited financial statements contained in this prospectus. The data for the quarter ended June 30, 2000 are presented on an actual basis and the data for the five quarters ended March 31, 2000 are presented on a pro forma basis giving effect to our merger with Milliwave as if it were completed on January 1, 1999. This unaudited pro forma quarterly financial information has been derived from our unaudited pro forma financial statements and has been prepared on the same basis as our pro forma financial statements contained in this prospectus. Operating results for any quarter are not necessarily indicative of results for any future period.


                                                                   PRO FORMA                             ACTUAL
                                           ----------------------------------------------------------  ----------
                                                                    THREE MONTHS ENDED
                                           ----------------------------------------------------------------------
                                            MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,     JUNE 30,
                                              1999        1999        1999        1999        2000        2000
                                           ----------  ----------  ----------  ---------- -----------  ----------
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Revenues:
   Product revenues.....................   $   1,602   $   2,227   $   4,315   $   5,601  $    5,713   $  10,346
   Development fees.....................         160          61         356         725       1,605         946
                                           ----------  ----------  ----------  ---------- -----------  ----------
     Total revenues.....................       1,762       2,288       4,671       6,326       7,318      11,292
Costs and expenses:
   Cost of product revenues.............       3,583       3,344       4,850       6,722       9,245      14,731
   Research and development.............       2,801       2,630       2,494       3,000       3,808       2,748
   Sales and marketing..................         252         343         330         391         533         758
   General and administrative...........         986       1,205         803         876       1,525       1,392
   Amortization of goodwill and other
     intangible assets..................       4,802       4,802       4,802       4,802       4,802       4,802
   Amortization of deferred stock
     compensation.......................          --          --         279         431         481         910
                                           ----------  ----------  ----------  ---------- -----------  ----------
     Total costs and expenses...........      12,424      12,324      13,558      16,222      20,394      25,341
Loss from operations....................     (10,662)    (10,036)     (8,887)     (9,896)    (13,076)    (14,049)
Interest income (expense) and other,
   net..................................        (613)        (25)         79         (26)       (677)        353
                                           ----------  ----------  ----------  ---------- -----------  ----------
Net loss................................   $ (11,275)  $ (10,061)  $  (8,808)  $  (9,922) $  (13,753)  $ (13,696)
                                           ==========  ==========  ==========  ========== ===========  ==========



                                                                  PRO FORMA                             ACTUAL
                                          ----------------------------------------------------------  -----------
                                                                    THREE MONTHS ENDED
                                          -----------------------------------------------------------------------
                                           MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,
                                             1999        1999        1999       1999         2000        2000
                                          ----------- ----------- ----------  ----------  ----------  -----------
AS A PERCENTAGE OF REVENUES (UNAUDITED):
Revenues:
   Product revenues.....................        90.9%       97.3%      92.4%       88.5%       78.1%        91.6%
   Development fees.....................         9.1         2.7        7.6        11.5        21.9          8.4
                                          ----------- ----------- ----------  ----------  ----------  -----------
     Total revenues.....................       100.0       100.0      100.0       100.0       100.0        100.0
Operating expenses:
   Cost of product revenues.............       203.3       146.2      103.8       106.3       126.3        130.5
   Research and development.............       159.0       114.9       53.4        47.4        52.0         24.3
   Sales and marketing..................        14.3        15.0        7.1         6.2         7.3          6.7
   General and administrative...........        56.0        52.7       17.2        13.8        20.8         12.3
   Amortization of goodwill and other
     intangible assets..................       272.5       209.9      102.8        75.9        65.6         42.5
   Amortization of deferred stock
     compensation.......................          --          --        6.0         6.8         6.6          8.1
                                          ----------- ----------- ----------  ----------  ----------  -----------
     Total operating expenses...........       705.1       538.7      290.3       256.4       278.6        224.4
Loss from operations....................      (605.1)     (438.7)    (190.3)     (156.4)     (178.6)      (124.4)
Interest income (expense) and other,
   net..................................       (34.8)       (1.1)       1.7        (0.4)       (9.3)         3.1
                                          ----------- ----------- ----------  ----------  ----------  -----------
Net loss................................      (639.9)%    (439.8)%   (188.6)%    (156.8)%    (187.9)%     (121.3)%
                                          =========== =========== ==========  ==========  ==========  ===========

SIX QUARTERS ENDED JUNE 30, 2000

     Our operating results have fluctuated significantly from quarter to quarter. We expect these fluctuations to continue. They may occur for several reasons, including variations in the timing and size of, or cancellations or reductions of, customer orders and shipments.

     REVENUES

     Product revenues increased in each of the four quarters in 1999, primarily as a result of increased shipments in satisfaction of TRW's agreements with Nokia and, in addition, for the fourth quarter of 1999, increased shipments in satisfaction of TRW's agreement with Nortel Networks and our introduction of a new antenna product. There was no significant change in product revenues from the fourth quarter of 1999 to the first quarter of 2000 due to a slight increase in the number of products we sold, offset by lower prices to Nokia. Our product revenues increased substantially during the second quarter of 2000, primarily due to further increases in shipments to Nokia, Nortel Networks and Hughes Network Systems.

     Development fees were insignificant until the fourth quarter of 1999. The increase during that quarter and in the first quarter of 2000 was due to shipments of prototype units to Hughes Network Systems. Development fees were lower in the second quarter of 2000 because we transitioned to sales of production units, which are reflected in product revenues, to Hughes Network Systems during that quarter.

     COSTS AND EXPENSES

     COST OF PRODUCT REVENUES. Our cost of product revenues decreased from the first quarter of 1999 to the second quarter of 1999. The decrease resulted from reserves for obsolescence taken in the first quarter. Cost of product revenues increased from the second quarter of 1999 to the fourth quarter of 1999, primarily as a result of an increased level of production for Nokia. Cost of product revenues increased substantially from the fourth quarter of 1999 to the first quarter of 2000, primarily due to investments in equipment, management and facilities to support anticipated higher production volumes. Cost of product revenues continued to increase substantially from the first quarter of 2000 to the second quarter of 2000. This increase was due to continued investment in manufacturing capacity as well as an increase in component prices from TRW to Milliwave in connection with the merger. We have experienced increasingly negative gross margins as a result of these investments in manufacturing capacity. We believe the investments will result in lower unit costs if our production volume increases in future quarters.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased from the first to the third quarter of 1999, primarily as a result of decreasing purchases of materials for Hughes Network Systems products under development. Research and development expenses increased from the third quarter of 1999 to the fourth quarter due to increased costs for material and labor to produce prototype units for Hughes Network Systems. Research and development expenses increased from the fourth quarter of 1999 to the first quarter of 2000 due to TRW's one-time allocation of research and development expenses to Milliwave in the first quarter. This allocation had not been made in prior years. Because there was no allocation of these expenses from TRW after the merger, research and development expenses decreased from the first quarter to the second quarter of 2000.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses generally increased over the six quarters ended June 30, 2000, primarily as a result of increased personnel and spending on marketing programs, particularly in the first and second quarters of 2000.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from the first quarter of 1999 to the second quarter of 1999 due primarily to accrual of Endgate's year end bonuses, which were paid in the third quarter of 1999. General and administrative expenses decreased in the third quarter of 1999 compared to the second quarter due to a refinement in our methodology for assigning costs between operating expenses and production overhead at Milliwave. From the fourth quarter of 1999 to the first quarter of 2000, general and administrative expenses increased due to consulting expenses and, in the first quarter, of allocations from TRW for computer services and management costs. General and administrative expenses decreased from the first quarter to the second quarter of 2000 because there was no TRW allocation after the merger.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Endgate financed its operations and funded its capital expenditures through the private sale of equity securities, supplemented by equipment leases. Aggregate net proceeds to date from Endgate's private equity financings were approximately $91 million. For the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 2000, Endgate entered into capital lease arrangements totaling $660,000, $494,000, $0 and $1.4 million. Prior to the merger, Milliwave primarily financed its operations and funded its capital expenditures through operating cash and investments by its parent, TRW. The cash advances provided by TRW during 1999 and 1998 exceeded net cash flow from operations. In the aggregate, net advances from TRW totaled $7.0 million and $6.0 million during 1999 and 1998. This compares to net cash provided by operations of Milliwave of $472,000 in 1999 and cash used in operations of $2.3 million in 1998.

     As of June 30, 2000, we had $36.9 million in cash, cash equivalents and short term investments and $36.6 million in working capital.

     On a pro forma basis, net cash used in operating activities was $19.1 million in 1999 and $12.7 million in the six months ended June 30, 2000. Net cash used in Endgate's operating activities was $8.8 million, $9.0 million and $15.1 million in the year ended June 30, 1997, 1998 and 1999 and was primarily attributable to net losses, offset by non-cash charges for depreciation and amortization. Net cash used in Milliwave's operating activities was $99,000 in 1997 and $2.3 million in 1998 and net cash provided by Milliwave's operating activities was $472,000 in 1999. In each of these periods, net cash used in operating activities was primarily used to fund operating losses.

     On a pro forma basis, net cash used in investing activities was $7.9 million in 1999 and $3.5 million in the six months ended June 30, 2000. Net cash used in Endgate's investing activities was $495,000, $375,000 and $1.5 million in the year ended June 30, 1997, 1998 and 1999. Net cash used in Milliwave's investing activities was $10.8 million in 1997, $2.0 million in 1998 and $7.4 million in 1999. In each of these periods, investing activities consisted primarily of purchases of short term investments and capital expenditures.

     On a pro forma basis, net cash provided by financing activities was $26.6 million in 1999 and $51.0 million in the six months ended June 30, 2000. Net cash used in Endgate's financing activities was $1.5 million in the year ended June 30, 1997, and net cash provided by Endgate's financing activities was $14.2 million and $19.9 million in the year ended June 30, 1998 and 1999. Net cash provided by Milliwave's financing activities was $11.0 million in 1997, $4.1 million in 1998 and $7.0 million in 1999 of which $10.9 million in 1997, $6.0 million in 1998 and $7.0 million in 1999 was provided by TRW. In each of these periods, net cash provided by financing activities consisted primarily of proceeds from the issuance of preferred stock and proceeds from loans and capital leases, offset by repayments of loans and capital leases.

     As we execute our strategy, we expect significant increases in our operating expenses, especially in sales, marketing and research and development. Presently, we anticipate that our existing capital resources and the proceeds from this offering will meet our operating and investing needs for at least the next 12 months. However, following the use of proceeds from this offering, additional funding may not be available to us on acceptable terms, or at all. If we require additional capital resources to grow our business, execute our operating plans or acquire complementary technologies or businesses at any time in the future, we may seek to sell additional equity or debt securities or secure bank financing, which may result in additional dilution to our stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, 133, entitled "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivative instruments and hedging activities. SFAS 133 was to be effective for fiscal years beginning after June 15, 1999. However, in July 1999, the Financial Accounting Standards Board issued SFAS 137, entitled "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 defers for one year the effective date of SFAS 133 so that it will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. We believe the adoption of SFAS 133 will not have a material impact on our consolidated financial position, results of operations and cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, entitled "Revenue Recognition." SAB 101 provides guidance on the recognition, presentation and disclosure of revenues in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenues and provides guidance for disclosures relating to revenue recognition policies. We believe that our revenue recognition policy is in compliance with the provisions of SAB 101 and that the adoption of SAB 101 had no material effect on our financial position or results of operations.

MARKET RISK

     We develop products in the United States and market our products in North America and, to a lesser extent, in Europe and the rest of the world. As a result, our financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

     We have an investment portfolio of money market funds. The fixed income certificates of deposit, like all fixed income securities, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short term securities. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of December 31, 1999, either on a historical or pro forma basis giving effect to our merger with Milliwave.

     Although a portion of our interest expense is sensitive to changes in the general level of United States interest rates because some of our debt arrangements are based on a margin above the prime rate, we believe the potential change would not have a material impact on our operating results.

                                    BUSINESS

OVERVIEW

     We design and manufacture RF subsystems that enable the transmission, reception and processing of high-speed data signals in broadband wireless access systems. Our products are used in point-to-point access, point-to-multipoint access and high capacity cellular backhaul applications. Our target customers are wireless systems integrators that provide the broadband wireless equipment used by communications service providers to offer data and voice services. Equipment manufacturers that use our products include Allgon, Anritsu, Hughes, Lockheed Martin, Nokia, Nortel Networks, P-Com, Rockwell International, Toshiba and WinNet MCS.

     We design our products to best meet our customers' performance, flexibility and economic requirements by using our proprietary technologies and RF design expertise. We offer a broad range of products at multiple levels of integration that are optimized for a customer's specific performance needs. Our products include RF modules, integrated transceivers, broadband antennas and outdoor units. Our proprietary circuit and manufacturing technologies enable us to design and manufacture RF subsystems that minimize the use of expensive gallium arsenide and manual labor. We use third-party semiconductor fabrication facilities for the manufacturing of the gallium arsenide devices we design. Our ability to design our own gallium arsenide devices allows us the flexibility to use technologies best suited for specific applications and eliminates dependence on standard, commercially available gallium arsenide devices. We believe our proprietary technologies and processes give us a significant competitive advantage in manufacturing our products in high volume with a path to low per unit cost.

INDUSTRY BACKGROUND

     DEMAND FOR HIGH SPEED DATA TRANSMISSION SERVICES

     The growth of the Internet as a medium to share data, collaborate and conduct commerce across and within enterprises has led to a dramatic increase in the volume of data traffic on communications networks. As a result, organizations are conducting an increasing amount of business electronically and want the ability to electronically transmit large amounts of data rapidly and inexpensively. This demand for high speed data transmission services is further increased by recent growth in the demand for "anytime, anywhere" data access from mobile devices including cellular phones, which has caused communications service providers to migrate to new high speed mobile data transfer standards including "third generation" cellular, or 3G. To meet the demand for high speed data services, communications service providers must upgrade their network infrastructure to increase system speed and capacity.

     THE ACCESS NETWORK BOTTLENECK AND LIMITATIONS OF ALTERNATIVE APPROACHES

     Communications networks broadly consist of three interconnected segments:

     o subscribers' internal networks, which can typically transmit data at speeds of up to 100 million bits of data, or megabits, per second, using readily available technology.

     o the trunking network, which transports large, aggregated amounts of data to and from multiple points within a communications network, typically over long distances. Communications service providers have installed fiber optic cables and associated equipment to cover most of the trunking network to enable data transmission rates of more than 10,000 megabits per second.

     o access networks, which connect subscribers' internal networks to the trunking network. Access networks today are largely based on copper wiring and typically provide data transmission rates of only up to 1.5 megabits per second. As a result, access networks are a bottleneck between subscriber networks and the trunking network and limit a communications service provider's ability to offer high speed data services.

     To address the limitations of today's primarily copper-based access networks, communications service providers are adopting new technologies. The primary alternatives are digital subscriber line, or DSL, cable, fiber optic cable and broadband wireless systems. Each of these alternatives differs in features including bandwidth, ease of deployment and cost. DSL is a technology that improves the data transmission capacity of copper-based access networks to enable high speed asymmetric data transmission or lower speed symmetric data transfer. In asymmetric data transmission, the transfer rate from the subscriber to the network is significantly less than the transfer rate from the network to the subscriber. In symmetric data transmission, the transfer rates to and from the subscriber are equal. Cable networks were designed to transmit video and generally support data transmission rates of up to 10 megabits per second. Cable networks are, however, unavailable to most businesses because they generally are installed only in residential areas. In addition, they generally only support asymmetric data transmission. Fiber optic cable networks offer the highest capacity, typically supporting data transmission rates of 155 megabits per second or higher. However, only a small minority of businesses have direct access to fiber optic cable networks, and communications service providers would need to incur significant costs to extend fiber optic cable to include all access networks. In addition, the cost and time involved in obtaining permission to lay new cable, or "right of way," may limit the attractiveness of fiber deployment in many areas.

     EMERGENCE OF BROADBAND WIRELESS ACCESS

     Broadband wireless access systems use high frequency radios to link multiple points in a communications network. These systems enable high speed data transmission from a fixed location, as in a corporate office, to the trunking network. They can be deployed in "point-to-point" or "point-to-multipoint" configurations. In addition, point-to-point systems can be used to connect buildings in a high capacity ring known as "point-to-consecutive point." They also enable high speed data transmission from a cellular base station to the trunking network, which is commonly referred to as "cellular backhaul." Today's broadband wireless access networks can support data transmission rates of up to 155 megabits per second, although the most common deployments support data transmission rates of 15 megabits to 50 megabits per second. Communications service providers can deploy broadband wireless access systems more rapidly than other alternatives because they do not involve laying cables or require time consuming right of way acquisition. A communications service provider can configure a broadband wireless access network to offer symmetric or asymmetric data transmission. This flexibility enables the service provider to match its services to customers' requirements.

     Broadband wireless access has been facilitated by deregulation in the telecommunications industry. Regulatory authorities around the world have licensed specific frequency bands to a number of incumbent and new communications service providers in the 18 gigahertz (GHz) to 65 GHz frequency range for high speed data transmission services. Communications service providers are using broadband wireless access systems operating at these frequencies to upgrade their networks or build new networks to offer broadband services. The Strategis Group, an independent research firm, estimates that the customer premises equipment market alone will grow from approximately $443 million in 2000 to $5.4 billion in 2004. This market encompasses sales of the equipment installed at subscribers' premises to complete the link of a broadband wireless access system to the subscribers' internal networks.

     CHALLENGES FACING WIRELESS SYSTEMS INTEGRATORS AND THE NEED FOR RF SUBSYSTEM SUPPLIERS

     Wireless systems integrators provide the equipment that communications service providers use to build broadband wireless access networks. Wireless systems integrators generally do not design or manufacture the RF subsystems that are used in broadband wireless equipment to transmit and receive data. To meet the needs of communications service providers, differentiate their products and compete most effectively, wireless systems integrators require RF subsystem suppliers that offer the following advantages:

     HIGH PERFORMANCE. Wireless systems integrators want RF subsystems that offer the highest practicable data transmission rates within a given segment of the radio frequency spectrum. Higher data transmission rates generally enable communications service providers to support a larger number of subscribers or a higher level of service.


     ABILITY TO MIGRATE TO LOW COST, HIGH VOLUME SOLUTIONS. Wireless systems integrators face increasing pressure to offer lower cost solutions as compared to providers of alternatives to broadband wireless access. They seek suppliers that not only offer them cost effective RF subsystems but also have the ability to migrate from high cost, low volume to low cost, high volume solutions.

     SHORT TIME-TO-MARKET. The speed with which a wireless systems integrator can address new frequencies and emerging applications is critical to maintaining its market leadership. Because each new frequency and application requires a new RF subsystem, wireless systems integrators are dependent upon the design and manufacturing expertise of their RF subsystem suppliers to rapidly introduce new products to market.

     MULTIPLE LEVELS OF INTEGRATION. To meet varying product requirements, wireless systems integrators require the flexibility to purchase subsystems at different levels of integration. This flexibility enables wireless systems integrators to lower design and manufacturing costs.

     ACCESS TO HIGH VOLUME MANUFACTURING CAPABILITY. Access to an adequate supply of RF subsystems is critical for a wireless systems integrator to manufacture and deliver its products in sufficient volumes to meet demand and maintain and extend its market position.

     We believe that, although there is significant demand for wireless subsystems today, few suppliers comprehensively address the challenges facing wireless systems integrators. Many RF subsystem suppliers use labor-intensive circuit manufacturing methods that limit their ability to produce subsystems in high volume and demonstrate a path to low cost manufacturing. Some RF subsystem suppliers have limited in-house RF design expertise and rely on third parties for their circuit designs. In addition, we believe some RF subsystem suppliers lack the ability to rapidly and cost effectively customize their products as may be required by many wireless systems integrators.

OUR SOLUTION


     We are a provider of RF subsystems to wireless systems integrators. We design and manufacture a broad portfolio of products, from RF modules to fully integrated transceivers and outdoor units. The primary benefits of our RF subsystems include:


     SUPERIOR PERFORMANCE THROUGH TECHNOLOGICAL LEADERSHIP. We have extensive experience in the design and manufacture of high performance RF subsystems. We have a technical team with broad expertise in device physics, circuit design, antenna modeling and design, transceiver design, test engineering and other disciplines. Our technical leadership enables us to optimize our products for key performance factors, including spectral efficiency, which is the data transmission rate in a given segment of the radio frequency spectrum. We have extensive experience in the design of RF devices based on gallium arsenide, the semiconductor material most widely used in broadband wireless access applications. This design expertise gives us the flexibility to optimize our product designs because we are not limited to standard commercially available gallium arsenide devices. We use third-party semiconductor fabrication facilities to manufacture the gallium arsenide devices we design. Our use of third-party semiconductor facilities gives us the flexibility to use the process technology that is best suited for each application and eliminates the need for us to invest in and maintain our own semiconductor fabrication facilities.

     PATH TO LOW COST, HIGH VOLUME MANUFACTURING THROUGH PATENTED CIRCUIT TECHNOLOGY. By using a combination of our proprietary circuit and process technologies, we are able to meet our customers' volume and time-to-market requirements. Traditional hybrid microwave integrated circuits, or HMICs, for broadband wireless applications have many bond wires that must be individually tested and adjusted, or tuned, during the manufacturing process. Our monolithic microwave integrated circuits, or MMICs, require a small fraction of the bond wires used in HMICs, allowing us to produce them using automated assembly techniques. However, MMICs incorporate large amounts of costly gallium arsenide. Our patented multi-chip integrated circuit, or MCIC, which we refer to as

"flip-chip," technology enables us to design and manufacture RF circuits with smaller amounts of gallium arsenide material than MMICs and significantly fewer wire bonds than HMICs that require individual tuning. As a result, MCIC circuits lend themselves to automated manufacturing processes that enable high product quality and reliability and lower unit costs at high volume.

     RAPID DESIGN AND PROTOTYPE CAPABILITY. We have developed an extensive library of RF circuit designs that allow us to rapidly and economically combine standard circuits into custom assemblies with various performance capabilities and support for multiple frequencies. We also have extensive in-house RF design expertise that allows us to work jointly with our customers in designing broadband wireless subsystems. We have the expertise to use traditional circuit manufacturing technologies to rapidly prototype and demonstrate the feasibility of a design. After prototyping, we can rapidly modify the circuit design to utilize our proprietary circuit technology for high volume manufacturing. We believe that this ability to migrate from prototype to volume production in a short period of time is an important competitive advantage.

     BROAD PRODUCT PORTFOLIO. We offer a range of products, from RF modules to integrated transceivers and outdoor units. This allows wireless systems integrators to select the products that best complement their internal capabilities. Our product portfolio supports a broad range of frequencies, from 18 GHz to 65 GHz, and addresses multiple market applications. This enables wireless systems integrators to rapidly design products for new frequencies or applications.

     HIGH VOLUME PRODUCTION CAPABILITY. We believe we are one of the largest suppliers of RF subsystems focused on broadband wireless solutions. Our automated assembly and testing capabilities and multiple manufacturing facilities and production lines allow us to rapidly achieve high volume production of our products. Our long term gallium arsenide device supply agreement with TRW further enhances our manufacturing capabilities. For more information on our strategic relationship with TRW, see the section of this prospectus entitled "TRW Relationship."

STRATEGY

     Our objective is to be the leading global supplier of RF subsystems for broadband wireless applications. We intend to become the RF subsystem supplier of choice for broadband wireless systems designed by leading wireless systems integrators. The major elements of our strategy include:

     EXTEND TECHNOLOGICAL LEADERSHIP. We will continue to invest in research and development, seek to attract the most talented engineers and scientists, and build on our manufacturing technologies to remain a technological leader. We intend to continue offering products that are optimized for the performance factors that are most important to our customers. We also intend to continue protecting our technological innovations through patents and other means.

     TARGET NEW FREQUENCIES AND EMERGING APPLICATIONS. We currently offer a wide range of products that support the principal frequency bands used for broadband wireless access. We plan to offer these products globally as regulatory authorities license new bands of the frequency spectrum for broadband wireless access applications. We intend to aggressively offer products for new frequency bands and emerging market applications.

     PROVIDE BEST-IN-CLASS MANUFACTURING CAPABILITY. Our circuit design, manufacturing and testing technologies and continuous improvement programs have helped to bring manufacturing innovations to an industry that has historically utilized labor intensive manufacturing techniques. We also intend to continue our philosophy of building capacity in advance of demand so that we can offer short product lead times to our customers.

     MAINTAIN RAPID PROTOTYPING CAPABILITY. We intend to maintain our position as a supplier of choice through our ability to rapidly prototype a design to meet our customers' needs and also meet their high volume manufacturing demands. We believe we can achieve this with our multiple design and manufacturing techniques.

     LEVERAGE STRATEGIC RELATIONSHIP WITH TRW. We believe our relationship with TRW gives us a competitive advantage in designing and manufacturing our products. Our supply agreement with TRW provides us with a long term supply of gallium arsenide devices. We believe that our supply of these devices from TRW is a competitive advantage because the supply of gallium arsenide devices may become constrained in the future as the broadband wireless access market grows. In addition, we have access to TRW's research and design expertise in the areas of RF and digital circuit design technologies. In light of the competitive market for professionals with circuit design expertise, we believe this access to TRW's design expertise represents a significant competitive advantage.

PRODUCTS

     Our products include amplifiers, frequency converters, frequency sources, broadband antennas, integrated transceivers and outdoor units that enable the transmission and reception of data signals in broadband wireless access networks.

     As illustrated in the following diagram, our products are primarily used in the outdoor portion of a broadband wireless system.

                                    [GRAPHIC]

     We supply our products at multiple levels of integration, depending upon the needs of our customers, as indicated in the shaded areas in the diagrams below.

     Our products are described in the following table:


--------------------------------------------------------------------------------------------------------------------
            PRODUCTS                             DESCRIPTION                              APPLICATION
--------------------------------------------------------------------------------------------------------------------
  RF MODULES                     These modules are the building blocks for    These modules are used to provide
                                 RF subsystems. They include low noise        basic RF functions in broadband
                                 Rmplifiers, power amplifiers, frequency      wireless systems and are often
                                 converters and frequency multipliers.        used to rapidly develop product
                                                                              prototypes.
--------------------------------------------------------------------------------------------------------------------
  INTEGRATED TRANSCEIVERS        These units combine the high frequency       Our transceivers transmit and
                                 transmit and receive functions of a radio    receive data signals in a variety of
                                 system into one package.                     broadband wireless applications.
--------------------------------------------------------------------------------------------------------------------
  BROADBAND ANTENNAS             These elements in a wireless system          Our compact directional antennas
                                 radiate and receive high frequency signals.  are used in point-to-point, cellular
                                 Our sector antennas are designed to          backhaul and point-to-multipoint
                                 minimize interference in adjacent sectors.   systems.  Sector antennas are
                                                                              used for the hub terminals of
                                                                              point-to-multipoint systems.
--------------------------------------------------------------------------------------------------------------------
  OUTDOOR UNITS                  These subsystems provide complete radio      Outdoor units are used in all
                                 functionality in a single, environmentally   types of broadband wireless
                                 sealed package. They include a               systems as a complete RF
                                 transceiver module, an electronics and       subsystem. For
                                 control section and an antenna. Outdoor      point-to-multipoint applications,
                                 units transmit and receive radio signals to  we supply both hub and
                                 and from one or more other outdoor units.    subscriber versions.
--------------------------------------------------------------------------------------------------------------------

TECHNOLOGY AND PRODUCT DEVELOPMENT

     CIRCUIT TECHNOLOGIES

     We use three circuit technologies to offer our customers the most cost effective solutions. Each of these technologies has unique attributes. We choose the technology most appropriate to each customer's performance and volume requirements. Our circuit technologies enable us to migrate products from rapidly produced prototypes to scalable high volume designs.

     HMIC AND MMIC TECHNOLOGIES. These circuit technologies are more traditional approaches commonly used in the high frequency circuit and module industry.

                                   [GRAPHIC]

HYBRID MICROWAVE INTEGRATED CIRCUITS. HMICs consist of multiple gallium arsenide devices bonded to ceramic substrates and interconnected with hundreds of bond wires. Many bond wires must be individually tuned, which makes the production of HMICs labor-intensive. We use HMIC technology for rapid prototyping and low volume production.

                                   [GRAPHIC]

MONOLITHIC MICROWAVE INTEGRATED CIRCUITS. MMICs consist of large gallium arsenide devices that contain both active circuit regions and interconnection elements that are then bonded to ceramic substrates. MMICs require a small fraction of the number of bond wires used in HMICs, which makes MMICs suitable for automated assembly. They utilize substantially more gallium arsenide and require more design time and expertise than HMICs.

     MCIC ("FLIP-CHIP") TECHNOLOGY. Our patented multi-chip integrated circuit, or "flip-chip," technology enables us to design and manufacture RF circuits that use smaller amounts of gallium arsenide material than MMIC circuits and have far fewer wire bonds than HMICs that require individual tuning. As a result, MCIC circuits lend themselves to automated manufacturing processes, which enable high product quality and reliability and lower unit cost at high volume.

                                   [GRAPHIC]

Precision RF interconnections placed on ceramic substrate. This eliminates the need for individual circuit tuning.

                                   [GRAPHIC]

Individual gallium arsenide die "flip-chip" attached.

                                   [GRAPHIC]

Ceramic substrate

                                   [GRAPHIC]

Individual "flip-chip" connections

     RESEARCH AND DEVELOPMENT ACTIVITIES

     Our research and development activities are focused on developing new products, improving key performance characteristics and developing new circuit designs and materials technologies to reduce costs. Our product development approach emphasizes meeting the demands in these areas by leveraging the following:

     EXTENSIVE LIBRARY OF CIRCUIT DESIGNS. Our extensive library of circuit designs enables us to quickly produce prototypes in response to our customers' time-to-market demands.

     BREADTH OF EXPERTISE. We are experienced in a broad range of technical disciplines and possess the know-how to design products at multiple levels of integration.

     COMPUTER MODELING CAPABILITIES. Our proprietary computer modeling capabilities are designed to minimize the number of iterations required to develop cost effective designs.

     On a pro forma basis giving effect to the Milliwave merger, our research and development expenses were $10.9 million in 1999 and $6.6 million in the six months ended June 30, 2000. Endgate's historical research and development expenses were $8.1 million in the nine months ended March 31, 2000, $9.8 million in the year ended June 30, 1999, $6.1 million in the year ended June 30, 1998 and $6.2 million in the year ended June 30, 1997. Because Milliwave was a wholly-owned subsidiary of TRW and utilized the research and development capabilities of its parent, it did not need to incur significant research and development expenses on its own behalf prior to the merger, but rather was able to benefit from research and development activities undertaken by TRW for the benefit of itself and all of its subsidiaries.

     Our current product development efforts are described below. In each case, Endwave will retain all proprietary rights in any resulting designs and other proprietary technology.

     HIGH FREQUENCY SEMICONDUCTOR DEVICES. We concentrate on developing devices that minimize the use of gallium arsenide material. Our use of third-party gallium arsenide fabrication facilities enables us to use the best process technology for each of these devices. Key projects in process, which are in various stages of development, include:

     o new MMIC technology devices that would require less usage of gallium arsenide; and

     o    new "flip-chip" gallium arsenide devices.

     HIGH FREQUENCY CIRCUITS, MODULES AND INTEGRATED TRANSCEIVER UNITS. We use both custom and commercially available devices, combined with high frequency interconnects and advanced packaging techniques, to develop complete functional modules such as power amplifiers, frequency converters and integrated transceiver units. We are currently developing various modules for emerging applications and a next generation, lower cost family of circuits and modules. Key projects in process, which are in various stages of development, include:

     o    a general market transmit and receive module;

     o    custom design transmit and receive modules; and

     o designs for reducing the production cost of existing transmit and receive modules.

     BROADBAND ANTENNAS AND OUTDOOR UNITS. Using proprietary modeling tools, we are designing high performance broadband antennas in customer-specific and standard configurations. We combine our modules, transceivers and antennas to create custom outdoor unit designs to meet our customers' needs. Key projects in process, which are in various stages of development, include:

     o    a general market, low cost outdoor unit;

     o    general market antenna projects; and

     o    a customer specific antenna.

CUSTOMERS

     We sell our products to global wireless systems integrators and equipment manufacturers. The ten customers that generated the greatest proportion of our revenues in the six months ended June 30, 2000, on a pro forma basis giving effect to our merger with Milliwave, were:

     Allgon                                             Nortel Networks
     Anritsu                                            P-Com
     Hughes Network Systems                             Rockwell International
     Lockheed Martin                                    Toshiba
     Nokia                                              WinNet MCS


     With the exception of Nortel Networks and a portion of our product revenues derived from sales to Nokia, all revenues attributable to each of these customers were generated through direct sales by us to them. We do not have a direct customer relationship with Nortel Networks; instead we deliver our products directly to them under an exclusive supply contract we have with TRW, which has a corresponding agreement with Nortel Networks. We deliver products to Nokia in part directly under purchase orders and in part under an exclusive production agreement we have with TRW, which has a corresponding agreement with Nokia. We entered into these agreements with TRW in connection with our merger with Milliwave in March 2000. Under a long term production agreement, we sell two different outdoor units to Hughes Network Systems.

     In September 2000, we entered into a non-binding memorandum of understanding with DMC Stratex Networks, a wireless systems integrator. Pursuant to the memorandum, we have agreed to negotiate in good faith towards definitive product development and supply agreements. In addition, we entered into a binding stock purchase agreement to issue 428,572 shares of our common stock to DMC Stratex Networks on October 2, 2000 at $14.00 per share.


     We expect Nokia, Nortel Networks and Hughes Network Systems to account for a majority of our revenues for the foreseeable future. On a pro forma basis giving effect to our merger with Milliwave, Hughes Network Systems, Nokia and Nortel Networks and its affiliates accounted for 29%, 21% and 26% of our revenues in the six months ended June 30, 2000. On the same pro forma basis, they accounted for 7%, 34% and 9% of our total revenues in the year ended December 31, 1999.

SALES AND MARKETING

     Our sales and marketing efforts are focused on establishing a global and diversified customer base. We are currently focused on the cellular backhaul, point-to-point and point-to-multipoint markets. We sell our products through our direct sales efforts and a network of international independent representatives. We have technical account managers to develop and expand the relationship with each of our major customers.

     Our marketing efforts are focused on identifying industry leaders in our target markets. As our products are highly technical, sales efforts involve a collaborative and iterative process with our customers to determine their specific requirements and design an appropriate solution. Our engineers participate in the product development and sales process from concept identification and product selection to post-sale support. The typical sales cycle, which includes prototyping, is between three months and twelve months.

     As of June 30, 2000, we employed 10 sales and marketing personnel. We are actively seeking to add to our domestic direct sales force and to build an international direct sales force. As part of our growth strategy, we are in the process of identifying qualified personnel to represent us in the European and Canadian markets, as well as additional personnel to provide us with a larger presence in the United States. Further, we are investigating additional relationships with both international and domestic industry representative firms to act on our behalf.

OPERATIONS

     We use traditional and proprietary circuit technologies to manufacture our RF modules, transceivers and outdoor units. We currently maintain circuit assembly and test facilities in Diamond Springs and Sunnyvale, California. We assemble our outdoor units at our Santa Clara, California facility. We use our Diamond Springs facility for high volume manufacturing and our Sunnyvale and Santa Clara facilities primarily for prototyping and low volume manufacturing.

     We design many of the gallium arsenide devices that we use in our products but we do not operate a facility to manufacture these devices. Instead, we use third-party semiconductor fabrication facilities to manufacture the gallium arsenide devices we design. Our use of third-party semiconductor facilities gives us the flexibility to use the process technology that is best suited for each application and eliminates the need for us to invest in and maintain our own semiconductor fabrication facilities.

     For our MCIC and MMIC products, we exclusively use planar assembly techniques. This approach consists of beginning with a flat base plate onto which we sequentially mount all of the various components and circuit elements in an automated manner. Concurrent with our product development efforts, we develop assembly processes to ensure that our designs can be produced in high volume and at low cost. Our assembly processes are highly automated and are designed to minimize individual tuning of bond wires.

     Broadband wireless access products require extensive testing after assembly to comply with stringent customer requirements. We utilize high speed, custom designed, automated test sets that are capable of rapidly testing a complete transceiver unit, and we have developed similar high speed methods for outdoor units. Concurrent with the development of these test methods, we develop Web-based data analysis and reporting tools to facilitate communication of test data to our customers.

     Our high volume manufacturing facility is registered under ISO 9001, an international certification standard of quality for design, development and business practices. We maintain comprehensive quality systems at all of our facilities to ensure compliance with customer specifications, configuration control, documentation control and supplier quality conformance.

TRW RELATIONSHIP

     In March 2000, we completed our merger with TRW Milliwave, which was then a wholly-owned subsidiary of TRW. Through the merger, we acquired Milliwave's manufacturing and product development facility in Diamond Springs, California. We also entered into various agreements with TRW described below.

     SUPPLY AGREEMENT. The supply agreement allows us to purchase specified quantities of particular gallium arsenide devices from TRW through March 2003. Under the agreement, we are required to purchase a minimum quantity of gallium arsenide devices each year, and TRW is required to supply us with these devices up to an annual maximum amount. This agreement does not limit our ability to obtain gallium arsenide wafer processing services or devices from other suppliers.

     LICENSE AGREEMENT. TRW granted us royalty-free, fully-paid, worldwide licenses to TRW intellectual property existing as of February 2000 that is incorporated into specified products we supply to Nokia and Nortel Networks under contracts we have with TRW. The intellectual property licensed to us by TRW includes United States and foreign patent rights, copyrights, trademarks, trade secrets, industrial rights and contract rights. In addition, we have been granted a license to changes or improvements in this intellectual property that is developed by TRW on or before February 28, 2001. Our license is for use in products provided to commercial customers in non-satellite applications. This license is exclusive as to all parties, including TRW, although TRW reserved the right to use the licensed technology to perform under their agreements with Nokia and

Nortel Networks if TRW determines we are unable to do so. Additionally, we have reciprocally agreed, for the initial year of our agreement, to provide to TRW a royalty-free, non-exclusive right to our improvements to the licensed intellectual property for use in fields of application unrelated to our products.

     SERVICES AGREEMENT. The services agreement provides access to technical support related to the production of our products incorporating TRW-produced devices, as well as access to TRW's RF design and process expertise for products within the 15 to 65 GHz frequency range. TRW has also agreed to provide general design assistance to us. The agreement expires in March 2002.

     TRW granted us an exclusive, royalty-free, perpetual, irrevocable and worldwide license allowing us to use TRW-owned intellectual property related to products incorporating TRW-produced devices or to services provided under the agreement, as well as a non-exclusive, royalty-free, perpetual, irrevocable and worldwide license to all other TRW intellectual property to the extent necessary for the sale of those products and services. This license expires on September 30, 2000. In addition, TRW granted us a non-exclusive, royalty-free, perpetual, irrevocable and worldwide license, commencing September 30, 2000 to TRW-owned intellectual property related to product incorporating TRW-produced devices. These licenses only apply to products provided to commercial customers in non-satellite applications. To the extent directly related to the products we produce, the licenses are exclusive as to all persons including TRW, except that TRW has reserved the right to fulfill existing contractual obligations with Nokia and Nortel Networks if TRW determines that we are unable to do so.


          RELATIONSHIPS WITH NORTEL NETWORKS AND NOKIA. At the closing of the merger, we entered into contracts with TRW pursuant to which we agreed to fulfill TRW's contractual obligations with Nokia and Nortel Networks for the supply of specified RF subsystems. Our agreements with TRW provide substantially the same terms to us as embodied in the agreements between TRW and Nokia and TRW and Nortel Networks. TRW's agreement with Nokia terminates in July 2001 and the agreement between TRW and Nortel Networks expires in October 2000. These arrangements do not obligate either Nokia or Nortel Networks to purchase any products from us. We also ship some RF subsystems to Nokia under direct purchase orders. While the terms of our contracts with TRW are substantially similar to the terms in TRW's corresponding contracts with Nokia and Nortel Networks, these terms are not commercially satisfactory to us due to the indirect nature of the agreements, and the pricing and quantity terms. The lack of a direct definitive agreement with Nokia and with Nortel Networks is more administratively burdensome than a direct agreement with each of the customers would be. We are currently negotiating agreements with each of Nokia and Nortel Networks for the direct supply of RF subsystems after the expiration of these contracts with TRW. We believe we will be able to negotiate more favorable terms under future agreements we may enter into with Nokia and Nortel Networks, for various reasons, including an industry-wide high demand for RF subsystems. We have initiated cost reduction programs and implemented further production efficiencies in an attempt to minimize the cost increases to these customers. We have only recently achieved a direct customer relationship with Nokia, and we cannot assure you that Nokia will remain a significant customer of ours or that Nortel Networks will become a significant customer of ours in the future.


COMPETITION

     Competition in the market for RF subsystems for broadband wireless access systems is intense. In the markets for RF modules, transceivers and outdoor units, we primarily compete with the following companies:

     o    Celeritek;

     o    Filtronics;

     o    Infineon Technologies;

     o    MTI Technology;

     o    Raytheon;

     o    REMEC;

     o    Signal Technologies;

     o    Telaxis Communications;

     o    Thomson-CSF; and

     o    WJ Communications.


     In the market for antennas, we primarily compete with:

     o    Andrew Corporation;

     o    Electromagnetic Sciences;

     o    Nurad Technologies;

     o    Radio Waves; and

     o    REMEC.

     In addition to those companies listed above with whom we may compete with directly, there are wireless systems integrators, for example, Ericsson, who design and manufacture their own RF subsystems for internal use. To the extent wireless systems integrators presently, or may in the future, produce their own RF subsystems we lose the opportunity to gain a customer and the related sales opportunities.

     We believe that the principal competitive factors in our industry are:

     o    technical leadership;

     o    the ability to migrate to low cost solutions;

     o    manufacturing capability and capacity;

     o    time-to-market in the design and manufacturing of products;

     o    price;

     o    product breadth;

     o    access to semiconductor materials and components; and

     o    customer support services.

     We believe that the cost structure of our products is competitive in each of target markets. Many factors contribute to the final pricing of our products, including the scale of production and additional costs for customer specific designs. Accordingly, we do not always offer the lowest prices. We commit to providing superior product performance, customer support and manufacturing excellence, as we believe these factors are critical to our customers' decision to purchase our products.

     We believe we are well positioned to compete effectively in our chosen markets. However, many of our current and potential competitors are substantially larger than us and have greater financial, technical, manufacturing and marketing resources. If we are unable to compete successfully, our future operations and financial results would be harmed.

PATENTS AND INTELLECTUAL PROPERTY RIGHTS

     Our success will depend, in part, on our ability to protect our intellectual property. We rely primarily on a combination of patent, copyright, trademark and trade secret laws to protect our proprietary technologies and processes. Nevertheless, these measures may not be adequate to safeguard the proprietary technology underlying our products. As of June 30, 2000, we had 27 United States patents issued, 12 foreign patents issued, and more than 90 United States and foreign patent applications pending. The pending applications include two international applications filed under the Patent Cooperation Treaty that provide the opportunity to file 18 additional foreign applications. Of the pending patent applications, 13 have been allowed and are expected to result in the issuance of patents to us. Our issued patents include those relating to basic circuit and device designs, semiconductors, our proprietary "flip-chip" design for MCIC circuit technology and antenna design and technology. In addition, we jointly hold two patents with AT&T and pertaining to sectorized communications systems and jointly hold one patent with Conductus relating to satellite communications. Our issued patents expire between 2013 and 2018. Of all our patents, we consider the two patents relating to our flip-chip circuit technology to be the most valuable. With regard to our pending patent applications, no patents may be issued as a result of these or any future applications. If they are issued, any patent claims allowed may not be sufficiently broad to protect our technology. In addition, any existing or future patents may be challenged, invalidated or circumvented, and any right granted thereunder may not provide meaningful protection to us. The failure of any patents to provide protection to our technology might make it easier for our competitors to offer similar products and use similar manufacturing techniques.

     We generally enter into confidentiality and assignment of rights to inventions agreements with our employees, and confidentiality and non-disclosure agreements with our strategic partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited outside of the United States, Europe and Japan. We may not be able to obtain any meaningful intellectual property protection in other countries and territories. Additionally, we may, for a variety of reasons, decide not to file for patent, copyright, or trademark protection outside of the United States. We occasionally agree to incorporate a customer's or supplier's intellectual property into our designs, in which cases we have obligations with respect to the non-use and non-disclosure of that intellectual property. In particular, under our agreement with Hughes Network Systems, they retain all rights related to the specific products produced for them for a period following the completion of the development phase of the agreement. We also license TRW technology. There are no limitations on our rights to make, use or sell products we may develop in the future utilizing the technology licensed to us by TRW, provided that the products are for commercial customers and non-satellite applications.

     Steps taken by us to prevent misappropriation or infringement of the intellectual property of our company or our customers may not be successful. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. Litigation of this type could result in substantial costs and diversion of our resources.

     The wireless access industry is characterized by vigorous protection and pursuit of intellectual property rights. We have received and may receive in the future notices of claims of infringement of other parties' proprietary rights. For example, we are in the process of responding to inquiries that claim that some of our antenna technologies infringe upon a European patent. In addition, the invalidity of our patents may be asserted or prosecuted against us. Furthermore, in a patent or trade secret action, we could be required to withdraw the product or products as to which infringement was claimed from the market or redesign products offered for sale or under development. We have also at times agreed to indemnification obligations in favor of our customers and strategic partners that could be triggered upon an allegation or finding of our infringement of other parties' proprietary rights. These indemnification obligations would be triggered for reasons including our sale or supply to a customer or strategic partner of a product which was later discovered to infringe upon another party's proprietary rights. Irrespective of the validity or successful assertion of such claims we would likely incur significant costs and diversion of our resources with respect to the defense of such claims. To address any potential claims or actions asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, in such an instance, a license may not be available on commercially reasonable terms, if at all.

FACILITIES

     Our principal executive offices are located in Sunnyvale, California, where we lease approximately 30,000 square feet, which encompasses our headquarters and also provides space for research and design and manufacturing functions. This lease expires January 2002. We also lease approximately 12,000 square feet in Santa Clara, California for manufacturing purposes. This lease expires November 2000. We own two buildings consisting of approximately 46,000 square feet in Diamond Springs, California, which we use primarily for manufacturing purposes. We believe that our existing facilities are adequate to meet our current and near term future needs.

EMPLOYEES

     As of June 30, 2000, we had 448 full-time employees, including 313 in manufacturing, 97 in product and process engineering, 10 in sales and marketing and in 28 in general and administrative. Our employees are not subject to any collective bargaining agreement with us and we believe that our relations with our employees are good.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND KEY EMPLOYEES

     The following table contains information regarding our executive officers, directors and other key employees, including their ages as of June 30, 2000:


                 NAME                     AGE                       POSITION
                 ----                     ---                       --------
Edward A. Keible, Jr. (3).............     56     Chief Executive Officer, President and Director
Donald J. Dodson, Jr..................     53     Chief Operating Officer and Senior Vice President
Bruce M. Margetson....................     55     Chief Financial Officer and Senior Vice President
Julianne M. Biagini ..................     38     Vice President, Finance and Administration, and
                                                  Corporate Secretary
James G. Bybokas......................     57     Vice President, Sales and Marketing
John J. Mikulsky......................     55     Vice President, Product Development
Lionel Kirton.........................     63     Vice President, Manufacturing and Operations, Silicon
                                                  Valley
Douglas G. Lockie.....................     54     Executive Vice President and Founder of Endgate
Clifford A. Mohwinkel.................     59     Vice President and Chief Technology Officer
John C. Rosenberg.....................     47     Executive Vice President and Founder of Milliwave Inc.
Michael Roush.........................     48     Vice President, Manufacturing and Operations, Diamond
                                                  Springs
Wes Bush (2)(3).......................     39     Director
Timothy W. Hannemann .................     57     Director
Esfandiar Lohrasbpour (1).............     48     Director
Robert D. Pavey (1)(2)(3).............     58     Director
Edward C.V. Winn (1)..................     61     Director
--------------
  (1)  Member of the audit committee
  (2)  Member of the compensation committee
  (3)  Member of the executive committee


     EDWARD A. KEIBLE, JR. has served as our President and Chief Executive Officer and as a director since January 1994. From 1973 until 1993, Mr. Keible held various positions at Raychem Corporation, culminating in the position of Senior Vice President with specific oversight of Raychem's International and Electronics Groups. Mr. Keible has been awarded three patents in the fields of electronics and communications. Mr. Keible holds a B.A. in engineering sciences and a B.E. and an M.E. in materials science from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Keible currently serves on the board of directors of the American Electronics Association.

     DONALD J. DODSON, JR. has served as our Chief Operating Officer and Senior Vice President since March 2000. Mr. Dodson joined us in connection with our merger with Milliwave. From September 1998 until April 2000, Mr. Dodson served as a Vice President and the General Manager of Milliwave and as a Manager of TRW's Telecommunications Programs. Prior to September 1998, Mr. Dodson held various management positions with TRW, including as a Deputy Manager of the TRW RF Products Center and Vice President of Engineering, Research and Development in TRW's Automotive Electronics Group. Mr. Dodson holds a B.S. and an M.S. in electrical engineering from Drexel University.

     BRUCE M. MARGETSON has served as our Chief Financial Officer and Senior Vice President since March 2000. Prior to joining us, Mr. Margetson was Controller of the Wide Area Network Business

Unit and Senior Manager, Corporate Planning at Cisco Systems Inc., where he served from August 1996 until March 2000. From 1991 until 1996, Mr. Margetson held various positions at Silicon Graphics, including as its European Finance Director. Prior to 1991, Mr. Margetson held positions at Network Equipment Technologies, Tekna, Raychem Corporation, Singer Company and Price Waterhouse. Mr. Margetson holds a B.A. in economics and political science from the University of British Columbia and an M.B.A. from Stanford University.

     JULIANNE M. BIAGINI has served as our Vice President of Finance and Administration and Corporate Secretary since April 1995. Ms. Biagini joined us as our Director of Finance and Administration and Secretary in March 1994. Previously, Ms. Biagini was the Manager of Accounting and Tax at Exponent, Inc. (formerly Failure Analysis Associates), an engineering and scientific consulting firm, from 1992 until 1994. Prior to 1992, Ms. Biagini worked at KPMG Peat Marwick as a tax specialist. Ms. Biagini is a C.P.A. in California with a B.S. in business administration from San Jose State University and an M.B.A. from Santa Clara University.

     JAMES G. BYBOKAS has served as our Vice President of Sales and Marketing since March 1996. From 1991 until 1996 Mr. Bybokas served as the Director of Marketing for the Communications Products Division of Litton Solid State. Mr. Bybokas has also held positions as Vice President of Marketing and Product Development at Superconductor Technologies, Marketing Manager at Avantek, and Sales Manager at Varian. Mr. Bybokas holds a B.S. in electrical engineering from the University of Illinois and an M.S. in electrical engineering from New York University.

     JOHN J. MIKULSKY has served as our Vice President of Product Development since May 1996. From 1993 until 1996, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation most recently as a Division Manager for the Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an M.S. in Management from the Sloan School at the Massachusetts Institute of Technology.

     LIONEL KIRTON has served as our Vice President of Manufacturing and Operations at our Sunnyvale location since January 2000. Prior to joining Endwave, from 1991 until 1998, Mr. Kirton worked at Hewlett-Packard as the Worldwide Manufacturing Manager for the Communications Components Division. Prior to 1991, Mr. Kirton had served as a Senior Vice President of Avantek, a Division Manager at Advanced Microdevices and Vice President of Signetics Corporation. Mr. Kirton holds a B.S. in physics from University of Nottingham, England.

     DOUGLAS G. LOCKIE has served as an Executive Vice President since 1994 and founded Endgate in 1991. From inception until March 2000 he also served as a director. From 1984 until 1991, Mr. Lockie worked for Pacific Monolithics, a company that he co-founded, as the Vice President of Marketing and Sales. Mr. Lockie was previously employed by the Watkins Johnson Company as a microwave applications engineer. Mr. Lockie is the co-author of seven patents in the fields of electronics and communications. Mr. Lockie holds a B.S. in electrical engineering from Montana State University.

     CLIFFORD A. MOHWINKEL has served as our Chief Technology Officer since inception and is a Vice President and a co-founder of Endgate. From 1965 until 1991, Dr. Mohwinkel most recently served as a Senior Technical Manager at Pacific Monolithics, Litton, Varian, Fairchild, and Blonder Tongue Labs. Dr. Mohwinkel has been awarded 24 patents in the field of microelectronics. Dr. Mohwinkel holds a B.S. and an M.S. in electrical engineering from Newark College of Engineering and a Ph.D. in electrical engineering from the Polytechnic Institute of New York.

     JOHN C. ROSENBERG has served as an Executive Vice President since March 2000. Mr. Rosenberg joined us in connection with our merger with Milliwave. Mr. Rosenberg founded Milliwave in 1992 and served as its President until Fall 1998, and as a Vice President of Milliwave from Fall 1998 until its merger with Endgate. From 1990 to 1992, Mr. Rosenberg was Division

Manager of the Active Products Division at Sierra Microwave. Previously, Mr. Rosenberg was employed as the Manager for Engineering and Manufacturing Millimeter Wave Products Division of Avantek. Mr. Rosenberg has been awarded a patent in the field of microelectronics. Mr. Rosenberg holds a B.S. in electrical engineering from San Jose State University.

     MICHAEL ROUSH has served as our Vice President of Manufacturing and Operations at our Diamond Springs location since March 2000. Mr. Roush joined us in connection with our merger with Milliwave. Mr. Roush worked for Milliwave from January 1998 to March 2000, first as Director of Operations and then as Vice President of Operations. Prior to joining Milliwave, Mr. Roush worked for TRW's Automotive Electronics Group as a Director of Engineering Operations and as a manager in TRW's RF Products Group. Mr. Roush holds two patents in the field of electronics manufacturing. Mr. Roush has a B.S. in electrical engineering from the University of Illinois.

     WES BUSH has served as a director of Endwave since the consummation of our merger with Milliwave in March 2000. Mr. Bush has served as Vice President and Group Deputy General Manager for TRW Ventures, a division of TRW's Space and Electronics Group since March 2000. Mr. Bush has served in various management capacities for TRW since 1987, including within TRW's Space and Electronics Group. Mr. Bush holds a B.S. and an M.S. in electrical engineering from the Massachusetts Institute of Technology and is a graduate of UCLA's Executive Management Program. Mr. Bush serves as a member of the board of directors of Astrolink.

     TIMOTHY W. HANNEMANN has served as a director of Endwave since the consummation of our merger with Milliwave in March 2000. Mr. Hannemann has served as an Executive Vice President and General Manager for TRW's Space and Electronics Group since January 1993. Mr. Hannemann has served in various management capacities within TRW since 1969, including positions within TRW's Space and Defense Systems Sector and Electronic Systems Group. Mr. Hannemann holds a B.S. and an M.S. in electrical engineering from the Illinois Institute of Technology. Mr. Hannemann serves as a member of the board of directors of Astrolink.

     ESFANDIAR LOHRASBPOUR has served as a director of Endwave since April 1999. Dr. Lohrasbpour is a Managing Director with INVESCO Private Capital, a money management firm he joined in 1998. Dr. Lohrasbpour focuses on technology investments primarily with a communication orientation. Prior to joining INVESCO, Dr. Lohrasbpour worked for AT&T from 1982 until 1998. Dr. Lohrasbpour holds a B.A. in mathematics from Berea College in Berea, Kentucky, an M.S. in operations research from the University of North Carolina at Chapel Hill and a Ph.D. in operations research from the UCLA School of Engineering.

     ROBERT D. PAVEY has served as a director of Endwave since May 1994. Mr. Pavey has served as a General Partner of Morgenthaler Ventures since January 1970. Mr. Pavey holds a B.A. in physics from The College of William and Mary, an M.S. in metallurgical engineering from Columbia University, and an M.B.A. from Harvard Business School. Mr. Pavey serves as a member of the board of directors of Commonfund, FiberStreet, LightChip, Lightwave Microsystems, New Focus and Think & Do Software.

     EDWARD C.V. WINN has served as a director of Endwave since July 2000. From March 1992 to January 2000, Mr. Winn served in various capacities with TriQuint Semiconductor, a semiconductor manufacturer, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer. Previously, Mr. Winn served in various capacities with Avantek, most recently as Product Group Vice President. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School. Mr. Winn serves as a member of the board of directors of OmniVision Technologies, Inc.

     There are no family relationships between any of the directors and officers of Endwave.

BOARD OF DIRECTORS

     Endwave has five authorized directors. In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, the board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the completion of this offering, the members of classes will be divided as follows:

           o    Class I:            Messrs. Bush and Lohrasbpour

           o    Class II:           Messrs. Hannemann and Pavey

           o    Class III:          Messrs. Keible and Winn

     The Class I directors will stand for re-election or election at the 2001 annual meeting of stockholders. The Class II directors will stand for re-election or election at the 2002 annual meeting of stockholders. The Class III directors will stand for re-election or election at the 2003 annual meeting of stockholders. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election or special meeting held in lieu thereof.

     The amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in the control or management of Endwave.

     Our directors may be removed only for cause by the affirmative vote of the holders of a majority of our voting stock.

BOARD COMMITTEES


     Our board of directors has a compensation committee, an audit committee and an executive committee. The compensation committee, which consists of Messrs. Bush and Pavey, acts on behalf of the board to grant options, makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and provides guidance on overall compensation levels for Endwave. The audit committee, which consists of Messrs. Lohrasbpour, Pavey and Winn, makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions. The executive committee, which consists of Messrs. Bush, Pavey and Keible, acts with the full authority of the board within the limits of applicable law and as set forth in our certificate of incorporation and bylaws. Members of these committees will serve until their successors are appointed.

     Neither of Messrs. Bush and Pavey, as members of our compensation committee, is or has been an officer or employee of Endwave. No member of the compensation committee of Endwave serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Endwave board of directors.


DIRECTOR COMPENSATION

     The members of the board of directors do not currently receive cash compensation for their services as directors, although they are reimbursed for travel expenses in connection with attendance at board and committee meetings. Non-employee directors are eligible to participate in our 2000 Non-Employee Director Plan, which will be effective upon the consummation of this offering. Pursuant to the plan, all non-employee directors will automatically be granted an option to purchase 40,000 shares of common stock upon their election to the board of directors. Our incumbent directors will be granted their initial option grants upon consummation of this offering. Our non-employee directors will also be granted an option to purchase an additional 10,000 shares of common stock each year following the date of our annual stockholder's meeting, provided that if any non-employee director has not served in that capacity for the entire period since the preceding annual stockholder's meeting, then the number of shares subject to the annual grant will be reduced, pro rata, for each full quarter the person did not serve during the previous period. All options under this plan expire after ten years and have an exercise price equal to the fair market value on the date of grant. These options vest over four years at the rate of 1/48 of the total grant per month. Our directors are also eligible to participate in our 2000 Equity Incentive Plan and our employee directors are eligible to participate in our 2000 Employee Stock Purchase Plan.

EMPLOYMENT ARRANGEMENTS

     In March 2000 in connection with our merger with Milliwave, our board of directors approved a plan providing for the acceleration of vesting, under certain circumstances, of a percentage of the stock options granted to our officers under our equity incentive plans prorated based on years of employment with us. Under the plan, an unvested portion of each officer's stock options under our equity incentive plans becomes vested and exercisable if Endwave is acquired pursuant to a change in control, or the officer is terminated without cause. In addition, severance benefits will be paid to each officer if terminated without cause. For more information on our Officer Retention Plan, see also the section titled "Employee Benefit Plans--Officer Retention Plan."

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid to our Chief Executive Officer and the other most highly compensated executive officers whose annual salaries and bonuses together exceeded $100,000 for the year ended December 31, 1999. These individuals are referred to as the named executive officers in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                        ANNUAL COMPENSATION(1)                COMPENSATION AWARDS
                                            -----------------------------------------------  ----------------------
                                                                           OTHER ANNUAL         NUMBER OF SHARES
NAME AND PRINCIPAL POSITION                    SALARY        BONUS        COMPENSATION(2)      UNDERLYING OPTIONS
------------------------------------------  ------------  ------------  -------------------  ----------------------
Edward A. Keible, Jr.....................   $   261,250   $   60,000    $       671                   150,000
   President, Chief Executive Officer
   and Chief Financial Officer (3)
John J. Mikulsky.........................       171,250       35,000            235                    62,500
   Vice President, Product Development
   and Operations (3)
James G. Bybokas.........................       147,833       24,000            439                    50,000
   Vice President, Sales and Marketing
Julianne M. Biagini......................       113,500       22,000             69                    50,000
   Vice President, Finance and
   Administration, and Corporate
   Secretary

--------------
     (1) In accordance with rules promulgated by the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the fiscal year.

     (2) Represents insurance premiums paid by Endwave with respect to group life insurance for the benefit of the named executive officers.

     (3) In March 2000, we hired Bruce M. Margetson as our Chief Financial Officer and Donald J. Dodson, Jr. as our Chief Operating Officer.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to each of the named executive officers during the year ended December 31, 1999. The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in 1999 is based on options to purchase a total of 751,625 shares that were granted to employees, consultants and directors in 1999, all pursuant to our 1992 Stock Option Plan. No stock appreciation or stock purchase rights were granted during 1999.


     Options were granted by the board of directors at an exercise price determined by them in good faith to be the fair market value of our common stock as of the date of grant. Options typically vest ratably on a quarterly basis over a four-year period.


     The potential realizable values set forth in the table below are computed by multiplying the number of shares of common stock subject to a given option by the initial public offering price of $14.00 per share, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the SEC and do not reflect our estimate or projection of future stock price growth.

                                                  INDIVIDUAL GRANTS
                                   -----------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF    PERCENTAGE                         ASSUMED ANNUAL RATES OF STOCK
                                    SECURITIES    OF TOTAL                         PRICE APPRECIATION FOR OPTION TERM
                                    UNDERLYING    OPTIONS    EXERCISE              ----------------------------------
                                     OPTIONS     GRANTED IN  PRICE PER EXPIRATION
NAME                                 GRANTED     FISCAL 1999   SHARE      DATE            5%                10%
-------                            ------------ ------------ --------- ----------- ----------------- ----------------
Edward A. Keible, Jr.............      150,000     20.0%     $   1.20     7/28/09  $      3,243,000  $     5,259,000
John J. Mikulsky.................       62,500      8.3          1.20     7/28/09         1,351,250        2,191,250
James G. Bybokas.................       50,000      6.7          1.20     7/28/09         1,081,000        1,753,000
Julianne M. Biagini..............       50,000      6.7          1.20     7/28/09         1,081,000        1,753,000

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth for each of the named executive officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1999 and number and value of securities underlying unexercised options held by the named executive officers at December 31, 1999. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the estimated initial public offering price of $14.00 per share.

                                                               NUMBER OF SHARES
                                   NUMBER                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                  OF SHARES                       OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                  ACQUIRED                   DECEMBER 31, 1999(1)        DECEMBER 31, 1999(1)
                                     ON        VALUE       ------------------------ -----------------------------
NAME                              EXERCISE   REALIZED    EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                          ---------- -----------  ----------- -------------- -------------- --------------
Edward A. Keible, Jr...........         --         --        371,750           --     $    4,758,400           --
John J. Mikulsky...............         --         --        152,500           --          1,926,500           --
James G. Bybokas...............         --         --        111,250           --          1,424,000           --
Julianne M. Biagini............         --         --         92,937           --          1,192,687           --

--------------
     (1) Some of the shares are immediately exercisable; however, to the extent shares are purchased prior to their vesting, these shares are subject to repurchase by Endwave at the original exercise price paid per share upon the optionee's cessation of service prior to vesting. The shares listed as exercisable are those shares which are unexercised for which Endwave no longer has a right of repurchase if the option is exercised by the holder; similarly, the shares listed as unexercisable are those shares over which Endwave has a right of repurchase if the option is exercised by the holder.

EMPLOYEE BENEFIT PLANS

     1992 STOCK OPTION PLAN

     In September 1992 our board of directors adopted, and in February 1993 our stockholders approved, our 1992 Stock Option Plan. The 1992 option plan was terminated in March 2000. No new options can be granted under the plan; however, all stock options granted prior to the termination of the 1992 option plan remain valid and exercisable options and governed by the terms of the plan, subject to vesting. The 1992 option plan provided for the grant of stock awards to eligible persons, consisting of:

     o incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, granted solely to employees; and

     o nonstatutory stock options, granted to employees, non-employee directors and consultants.

     PLAN ADMINISTRATION

     The 1992 option plan was administered by our board of directors. Subject to the terms of the plan, the board of directors determined recipients, the numbers and types of stock options to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the form of consideration payable upon the exercise of each option. Subject to the plan's limitations, the board of directors also determined the exercise price of options granted.

     OPTIONS

     Stock options were granted pursuant to incentive stock options or nonstatutory stock options. Incentive stock options were granted at an exercise price not less than 100% of the fair market value of the common stock on the date of grant. Nonstatutory stock options were granted at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1992 option plan typically vest ratably on a quarterly basis over a four-year period.

     The term of incentive stock options granted under the 1992 option plan may not exceed 10 years. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate or ours, ceases due to disability, the optionee, or a beneficiary of the optionee, may exercise any vested options up to 12 months after the date such service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, absent a provision for earlier termination in the stock option agreement, the optionee may exercise any vested options up to three months from cessation of service. However, in no circumstances may an option be exercised after the expiration of its term.

     Acceptable consideration for the purchase of shares of common stock upon exercise of an option granted under the 1992 option plan is determined by our board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration as approved by the board of directors.

     TRANSFERABILITY OF OPTIONS

     An optionee who holds an incentive stock option may not transfer a stock option other than by will or intestate laws of descent and distribution upon death. An optionee who holds a nonstatutory stock option may not transfer a stock option other than by will or intestate laws of descent and distribution upon death or pursuant to a qualified domestic relations order.

     TAX LIMITATIONS ON STOCK OPTION GRANTS

     Under tax laws in effect during the active life of our 1992 option plan, only employees were eligible for the grant of incentive stock options. Only the first $100,000 worth of stock options exercisable for the first time in one calendar year can be treated as an incentive stock option. For this purpose, the value of a stock option grant is the fair market value of the underlying stock at the date of grant. No employee was eligible for the grant of an incentive stock option if, at the time of the grant, such employee was the owner of or was deemed to own stock possessing more than 10% of the total combined voting power of Endwave or any affiliate unless the following conditions were satisfied:

     o the option exercise price was at least 110% of the fair market value of the stock subject to the option on the date of grant; and

     o the term of any incentive stock option award did not exceed five years from the date of grant.

     CHANGES IN CONTROL

     In the event of certain changes in control of Endwave, the surviving entity may elect to assume, continue or substitute all options granted under the 1992 option plan. If the surviving entity elects not to assume, continue or substitute for such options, such options will terminate if not exercised before the change in control. In the event of dissolution or liquidation of Endwave, options granted under the 1992 option plan will terminate if not exercised prior to the dissolution or liquidation.

     OPTIONS OUTSTANDING

     As of June 30, 2000, there were 1,467,138 shares of our common stock subject to options outstanding under the 1992 option plan.

     2000 EQUITY INCENTIVE PLAN

     In March 2000, our board of directors adopted and the stockholders approved the 2000 Equity Incentive Plan. The 2000 incentive plan will expire in March 2010 unless it is terminated earlier by the board of directors. The 2000 incentive plan provides for the grant of stock awards to eligible persons, consisting of:

     o incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, which may be granted solely to employees; and

     o nonstatutory stock options, restricted stock purchase awards, and stock bonuses which may be granted to employees, non-employee directors and consultants.

     PLAN ADMINISTRATION

     The 2000 incentive plan is administered by our board of directors; however administration of the plan may be delegated to a committee designated by the board. Subject to the terms of the plan, the board of directors determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to limitations set forth in the plan and described below, the board of directors also determines the exercise price of options granted and the terms of any other stock awards granted under the plan.

     OPTIONS

     Stock options are granted pursuant to stock option agreements. The exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 2000 incentive plan vest at the rate specified in a grantee's option grant notice and option agreement.

     The term of incentive stock options granted under the 2000 incentive plan may not exceed 10 years. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate of ours, ceases due to disability, the optionee may exercise any vested options up to 12 months after the date such service relationship ends. In the case of the optionee's death, absent a provision stating otherwise in the stock option agreement, a beneficiary of the optionee may exercise any vested options up to 18 months after the date the service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, absent a provision for earlier termination in the stock option agreement, the optionee may exercise any vested options up to three months from cessation of service. However, in no circumstances may an option be exercised after the expiration of its term.

     Acceptable consideration for the purchase of common stock issued under the 2000 incentive plan is determined by the board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by the board of directors.

     TRANSFERABILITY OF OPTIONS

     An optionee may not transfer a stock option other than by will or intestate laws of descent and distribution upon death unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

     TAX LIMITATIONS ON STOCK OPTION GRANTS

     Under current tax laws, incentive stock options may be granted only to our employees. Only the first $100,000 worth of stock options exercisable for the first time in one calendar year can be treated as an incentive stock option. For this purpose, the value of the stock option grant is the fair market value of the underlying stock at the date of grant. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Endwave or any affiliate unless the following conditions are satisfied:

     o the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

     o the term of any incentive stock option award must not exceed five years from the date of grant.

     SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986 denies an income tax deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1 million, unless the compensation constitutes "performance-based compensation." In order to ensure that option grants under the 2000 incentive plan constitute "performance-based compensation," no person may be granted options under the 2000 incentive plan covering more than 750,000 shares of common stock in any calendar year. Under its general authority to grant options, the board of directors has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. In such case, both the original and new options will count toward the Section 162(m) limitation.

     STOCK BONUS AND RESTRICTED STOCK AWARDS

     Stock bonus awards may be granted to eligible persons in consideration for past services rendered. Shares of common stock granted under a stock bonus agreement may be subject to a vesting schedule, with a right of repurchase reserved to Endwave in the event a grantee's employment terminates prior to vesting. The purchase price for each restricted stock award granted must be at least 85% of the fair market value of the stock on the date of the award or at the time the purchase is consummated. Rights to acquire shares under a stock bonus or restricted stock bonus agreement are transferable only upon the terms and conditions set forth in the stock bonus or restricted stock agreement, so long as the shares awarded to a grantee are subject to the terms of the applicable agreement.

     CHANGES IN CONTROL

     In the event of certain changes in control, the surviving entity may elect to assume, continue or substitute all outstanding stock awards under the 2000 incentive plan. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting provisions of outstanding stock awards held by persons whose service relationship with us has not terminated at the time of the change in control will be accelerated in full. These stock awards will be terminated upon the change in control if not previously exercised.

     AUTHORIZED SHARES

     There are 6,500,000 shares reserved under the 2000 incentive plan. As of each anniversary of the listing date for trading of our common stock beginning in 2001 and continuing until the fifth anniversary of the listing date in 2005, the number of shares of common stock authorized for issuance under the 2000 incentive plan will be increased by the lesser of: (1) 6% of the number of shares of common stock outstanding on that date, (2) 3,000,000 shares or (3) a lesser number of shares as determined by the board of directors.

     Shares subject to stock options granted under the 2000 incentive plan that have expired or otherwise terminated without having been exercised in full will again become available for the grant of awards under the 2000 incentive plan. Likewise, shares of restricted stock awarded under this plan that have not become fully vested will again become available for the grant of awards under the 2000 incentive plan. Shares issued under the 2000 incentive plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

     OPTIONS OUTSTANDING

     As of June 30, 2000, there were 3,019,000 shares of our common stock subject to outstanding options under the 2000 incentive plan.

     2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In July 2000, our board of directors adopted, subject to stockholder approval, the 2000 Non-Employee Directors' Stock Option Plan which provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to our non-employee directors. The aggregate number of shares of common stock that may be issued pursuant to these options under the plan is 600,000 shares. No options have been granted under the plan. The plan will be effective upon the effectiveness of this offering.

     ADMINISTRATION AND TERMS

     Our board of directors administers the plan. Options granted to non-employee directors are generally subject to the following terms:

     o the exercise price of options granted will be equal to the fair market value of the common stock on the date of grant;

     o no option granted may be exercised after the expiration of 10 years from the date it was granted;

     o options granted are not transferable other than by will or by the intestate laws of descent and distribution upon death and are exercisable during the life of the optionee only by the optionee;

     o an optionee may designate a beneficiary who may exercise the option following the optionee's death; and

     o an optionee whose service relationship with Endwave or any affiliate, whether as a non-employee director of Endwave or subsequently as an employee, director or consultant of either Endwave or an affiliate, ceases for any reason may exercise vested options for the term provided in the option agreement, which is generally 12 months, or 18 months in the event of the optionee's death. However, in no circumstances may an option be exercised after the expiration of its term.

     AUTOMATIC GRANTS

     Upon the completion of this offering, each non-employee director that has not previously received Endwave stock options will automatically be granted an option to purchase 40,000 shares of common stock. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the board of directors. Each year, on the day after our annual stockholders' meeting, commencing in 2001, any person who is then a non-employee director will automatically be granted an option to purchase 10,000 shares of common stock, provided that if any non-employee director has not served in that capacity for the entire period since the preceding annual stockholders' meeting, then the number of shares subject to the annual grant shall be reduced, pro rata, for each full quarter the person did not serve during the previous period. Initial grants and annual grants under the plan provide for monthly vesting of one forty-eighth of the shares subject to the option each month following the date of grant over a four year period.

     2000 EMPLOYEE STOCK PURCHASE PLAN

     In July 2000, the board of directors adopted and the stockholders approved the 2000 Employee Stock Purchase Plan, authorizing the issuance of common stock pursuant to purchase rights granted to our employees or to employees of any of our affiliates. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. As of the date hereof, no shares of common stock have been purchased under the purchase plan. The plan will be effective upon the consummation of this offering.

     ADMINISTRATION

     The purchase plan is administered by our board of directors which may delegate authority to administer the purchase plan to a committee. Subject to the terms of the plan, the board of directors or its authorized committee determines when and how rights to purchase shares will be granted and the provisions of each offering of rights. Under the plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The board of directors has determined that the first offering will begin on the effective date of this offering and be 24 months in duration, with purchases occurring every six months. Unless otherwise determined by the board of directors, common stock is purchased for accounts of employees participating in the purchase plan at a price per share equal to the lower of:

     o 85% of the fair market value of a share of our common stock on the date of commencement of participation in the offering; or

     o 85% of the fair market value of a share of our common stock on the date of purchase.

     ELIGIBILITY

     The purchase plan is implemented by offerings of rights to eligible employees. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by Endwave or by an affiliate of Endwave for at least five months per calendar year may participate in the purchase plan and may authorize payroll deductions of up to 15% of their earnings for the purchase of stock under the purchase plan. Eligible employees may be granted rights only if the rights, together with any other rights granted under employee stock purchase plans, do not permit such employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of the fair market value of such stock for each calendar year in which such rights are outstanding. No employee shall be eligible for the grant of any rights under the purchase plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value.

     CHANGES IN CONTROL

     In the event of a change in control as described in the plan, the surviving entity may assume or substitute for rights outstanding under the purchase plan. If the surviving entity does not assume or substitute for outstanding rights, then a participant's accumulated payroll deductions shall be used to purchase shares immediately prior to the change in control, and their outstanding rights thereafter shall be terminated.

     AUTHORIZED SHARES

     The purchase plan authorizes the issuance of 400,000 shares of common stock under the purchase plan which amount is increased each anniversary of the listing date for trading of our common stock beginning 2001 and continuing through and including the tenth anniversary of the listing date in 2010, by the lesser of (1) 350,000 shares (2)1.5% of the number of shares of common stock outstanding on that date or (3) a lesser number of shares as determined by the board of directors.

     401(K) PLAN

     In 1995, we adopted an employee savings plan covering our employees. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. In addition, eligible employees may make rollover contributions to the 401(k) plan from a tax-qualified retirement plan. The 401(k) plan is intended to qualify under Section 401 of the Code, so that contributions by employees or Endwave to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Endwave, if any, will be deductible by Endwave when made. Effective April 1, 2000, Endwave provides a matching contribution of $0.50 per $1.00 up to the first 6% per year.

     OFFICER RETENTION PLAN

     In March 2000, our board of directors adopted our Officer Retention Plan. The retention plan provides for the payment of severance benefits and the acceleration of options granted to our officers upon specified events, as described below.

     INVOLUNTARY TERMINATION WITHOUT MISCONDUCT AND PRIOR TO A CHANGE IN CONTROL

     The retention plan provides that in the event an officer is terminated for reasons other than misconduct, as defined in the plan, and prior to a change in control, the officer will be entitled to salary and continuation of benefits based on his length of service and position with Endwave as follows:

     o our chief executive officer will receive 12 months' salary or 2 months' salary for each completed year of service, whichever is greater;

     o our chief operating officer and chief financial officer each will receive 9 months' salary or 1.5 months' salary for each completed year of service, whichever is greater; and

     o each executive vice president and vice president will receive 6 months' salary or 1 month's salary for each completed year of service, whichever is greater.

     Additionally, each officer will receive a prorated bonus for the year in which terminated. All options awarded prior to our merger with Milliwave, if any, will immediately vest in full, and all options awarded following our merger with Milliwave will vest as though the officer had remained employed for twice the severance period described above.

     CHANGE IN CONTROL

     Upon a change in control, as defined in the plan, any options awarded to officers prior to our merger with Milliwave will immediately vest in full.

     INVOLUNTARY TERMINATION WITHOUT MISCONDUCT WITHIN SIX MONTHS FOLLOWING A CHANGE IN CONTROL

     The retention plan provides that in the event an officer is terminated for reasons other than misconduct and within six months of a change in control of Endwave, the officer will receive salary, continuation of benefits and option vesting for double the length of time the officer would have received had the officer been involuntarily terminated with no change in control, as described above.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Delaware corporate law authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

     As permitted by Delaware law, our certificate of incorporation, as in effect upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the Delaware law regarding unlawful payments of dividends and unlawful stock repurchases or redemptions; or

     o for any transaction from which the director derived an improper personal benefit.


     Our certificate of incorporation and/or our bylaws as such will be in effect upon the closing of this offering, provide that:

     o we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Endwave, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful;

     o we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements;

     o we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

     o    the rights conferred in our bylaws are not exclusive.


     Prior to the effective time of this offering, we intend to enter into indemnity agreements with each of our current directors and officers to give our directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and our bylaws and to provide additional procedural protections. Upon completion of this offering, we will also maintain directors and officers liability insurance. At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions in the last three years to which we have been a party in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have direct or indirect material interest other than compensation arrangements that are otherwise described under "Management."

RECAPITALIZATION

     In March 2000, we underwent a recapitalization at the time of our merger with Milliwave in which we exchanged all outstanding shares of our Series A through Series G preferred stock for shares of our Series E-1 through Series E-7 preferred stock resulting in the issuance of the following: 426,250 shares of Series E-1 preferred stock; 866,398 shares of Series E-2 preferred stock; 991,423 shares of Series E-3 preferred stock; 1,246,464 shares of Series E-4 preferred stock; 2,481,677 shares of Series E-5 preferred stock; 3,456,391 shares of Series E-6 preferred stock; 2,449,636 shares of Series E-7 preferred stock; and 13,963,063 shares of Series T-1 preferred stock, all of which shares of Series T-1 preferred stock were issued to TRW in connection with our merger with Milliwave.

CONSTITUTION OF BOARD OF DIRECTORS AND REGISTRATION RIGHTS

     In connection with our merger with Milliwave, effective as of March 31, 2000, we amended our certificate of incorporation and entered into an Investors' Rights Agreement to provide holders of our Series E-1 through E-7 preferred stock with the right to designate two members of our board of directors and our Series T-1 preferred stock (held solely by TRW) with the right to designate two members of our board of directors. This right terminates upon the closing of this offering. Esfandiar Lohrasbpour and Robert Pavey are the current board members designated by the Series E-1 through E-7 preferred stock, and Wes Bush and Timothy Hannemann are the current board members designated by TRW, as the sole holder of our Series T-1 preferred stock.

     Under our Investors' Rights Agreement, we have granted to preferred stock purchasers registration rights as to the shares of common stock acquired by them upon conversion of their preferred stock shares or upon exercise of warrants held by them, as the case may be. For more information regarding this agreement, see "Description of Capital Stock-Registration Rights."

ISSUANCES OF NOTES AND WARRANTS AND SALES OF STOCK


     Between October 1997 and March 2000, we sold an aggregate of 8,387,704 shares of our Series E-5, E-6 and E-7 preferred stock in three private placements of preferred stock. In connection with these private placements, we issued and sold subordinated notes to purchase preferred stock prior to the private placements. These notes were automatically converted into preferred stock at the closing of the private placement.

          In October 1997, we issued and sold subordinated notes in the aggregate principal amount of $2.5 million. In connection with the sale of these subordinated notes, we entered into an agreement to issue warrants to purchase shares of our preferred stock. Upon the closing of our Series E-5 preferred stock financing, we issued warrants to purchase approximately 86,000 shares of our Series E-5 preferred stock with an exercise price of $6.00 per share. The warrants for Series E-5 preferred stock were exercised in full upon the closing of the Series E-5 financing. In March 1998 and May 1998, we issued and sold an aggregate of 2,481,677 shares of our Series E-5 preferred stock at $6.00 per share in exchange for $12.3 million in cash, forgiveness of the subordinated notes and the exercise of the Series E-5 warrants.

     In January, February and March of 1999, we issued and sold subordinated notes in the aggregate principal amount of $5.0 million. In connection with the issuance and sale of these subordinated notes, we entered into an agreement to issue warrants to purchase shares of our preferred stock. Upon the closing of our Series E-6 preferred financing, we issued warrants to purchase approximately 171,000 shares of our Series E-6 preferred stock with an exercise price of $6.004 per share. In April 1999, we issued and sold an aggregate of 3,456,391 shares of our Series E-6 preferred stock at $6.004 per share in exchange for $15.6 million in cash and forgiveness of the subordinated notes.

     In January 2000, we issued and sold subordinated notes in the aggregate principal amount of $5.0 million. In connection with the issuance and sale of these subordinated notes, we entered into an agreement to issue warrants to purchase shares of our preferred stock. Upon the closing of our Series E-7 preference stock financing we issued warrants to purchase approximately 100,000 shares of our Series E-7 preferred stock with an exercise price of $10.12 per share. In March 2000, we issued and sold an aggregate of 2,449,636 shares of our Series E-7 preferred stock at $10.12 per share in exchange for $19.8 million in cash and forgiveness of the subordinated notes.


     The following table summarizes our issuances of preferred stock, subordinated notes and warrants to directors, executive officers, and holders of more than 5% of our capital stock (prior to or upon the purchase of the preferred stock or securities convertible into or exercisable for shares of our preferred stock) within the three preceding fiscal years.



                                                                                                    AGGREGATE AMOUNT
                                                              AGGREGATE AMOUNT      SHARES OF       OF CONSIDERATION
                                               SHARES OF      OF SUBORDINATED    PREFERRED STOCK        PAID FOR
                                               PREFERRED      NOTES CONVERTED     ISSUABLE UPON      PREFERRED STOCK,
                                                 STOCK        (PRINCIPAL AND         EXERCISE         SUBORDINATED
INVESTOR                                       PURCHASED          INTEREST)        OF WARRANTS     NOTES AND WARRANTS
----------                                    -------------  ------------------  --------------   -------------------
Entities affiliated with Crescendo
   Ventures................................        899,324   $       1,274,868          33,063    $        6,416,386
Entities affiliated with Goldman Sachs and
   Company.................................        543,036           1,926,603          42,327             3,757,020
Greylock Equity............................         46,010             230,055              --               276,063
Entities affiliated with Hallador Venture
   Partners................................        239,393             603,708           8,060             1,775,595
Harris Corporation.........................        362,483           1,078,897          23,282             2,446,404
Entities affiliated with INVESCO Private
   Capital, Inc............................      1,462,045             977,125          19,309             9,997,127
Entities affiliated with Kinship Partners
   II, L.P.................................        124,907             628,233           9,867               790,528
Entities affiliated with Morgenthaler
   Ventures................................      1,062,807           1,757,908          37,300             8,840,790
Entities affiliated with Oak Investment
   Partners................................        547,432           1,678,586          35,786             3,710,727
Entities affiliated with Sigma Partners....         25,913             129,575              --               155,486
Entities affiliated with Temasek Holdings
   (Private) Limited.......................        875,762                  --              --             5,435,001
Entities affiliated with Vertex Venture
   Holdings Pte Ltd........................        503,449             651,506          18,116             3,236,799
Entities affiliated with Walden
   International Investment Group..........        899,007           1,079,426          23,546             7,837,986


TRANSACTIONS WITH TRW


          In connection with our merger with Milliwave in March 2000, we issued to TRW 13,963,063 shares of our Series T-1 preferred stock, which will convert into common stock on a one-for-one basis upon the closing of this offering. We also entered into the following agreements with TRW: a supply agreement, which provides for our purchase from TRW of specified gallium arsenide devices; a license agreement for the license to us of certain TRW intellectual property used in products we produce for Nokia and Nortel Networks; and a services agreement for the provision of technical support related to the production of Endwave products incorporating TRW-produced devices and also including licensed rights to related later developed intellectual property. In addition we entered into agreements with TRW for the supply of RF subsystems by us in fulfillment of TRW's contractual arrangements with Nokia and Nortel Networks. Our supply agreement with TRW provides for discounted per wafer pricing when we order specified levels of these gallium arsenide devices and provides for increased pricing when we order less than that volume of devices. The quantities and prices specified are quarterly amounts and the prices, both discounted and standard pricing, decrease yearly throughout the life of the contract. Our agreements with TRW which correspond to TRW's agreements with Nokia and Nortel Networks contain warranty and product liability provisions relating to products delivered by us to Nokia and Nortel Networks under our agreements with TRW. For a description of the supply agreement, license agreement, services agreement and other agreements, see "Business--TRW Relationship."


TRANSACTIONS WITH MANAGEMENT

     Mr. Keible, our Chief Executive Officer and President, is a substantial shareholder in and a director of Promex Industries, which leases approximately 12,000 square feet to us at our Santa Clara facility for an aggregate annual rent of approximately $144,000 under a lease expiring November 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of June 30, 2000:

     o each person or group who beneficially owns more than 5% of our common stock;

     o    each of our directors;

     o    each of the executive officers; and

     o    all of our executive officers and directors as a group.

     Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 30, 2000 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 26,543,266 shares of common stock outstanding as of June 30, 2000, after giving effect to the conversion of all outstanding preferred stock into common stock upon the closing of the offering, and 32,543,266 shares of common stock outstanding immediately following the completion of this offering.


     Unless otherwise indicated in the table, the address of each stockholder identified in the table is 321 Soquel Way, Sunnyvale, California 94085.


                                                                                        PERCENTAGE OF SHARES
                                                                                             OUTSTANDING
                                                                                    ---------------------------
                                                                                        BEFORE          AFTER
NAME AND ADDRESS                                                       SHARES          OFFERING       OFFERING
-------------------                                                 --------------  ------------    -----------
TRW Inc..........................................................      13,963,063         52.6%          42.9%
   1900 Richmond Road
   Cleveland, OH 44124
Entities Affiliated with Invesco
Private Capital, Inc. (1)........................................       1,481,355          5.6            4.5
   1166 Avenue of the Americas
   New York, NY 10036
Entities Affiliated with Morgenthaler
Ventures (2).....................................................       1,448,357          5.5            4.4
   Terminal Tower
   50 Public Square, Suite 2700
   Cleveland, OH 44113
Edward A. Keible, Jr. (3)........................................         864,249          3.2            2.6
Donald J. Dodson, Jr. (4)........................................         252,300           *               *
Bruce M. Margetson (5)...........................................         220,800           *               *
Julianne M. Biagini (6)..........................................         174,248           *               *
James G. Bybokas (7).............................................         210,000           *               *
John J. Mikulsky (8).............................................         252,499           *               *
Wes Bush.........................................................              --          --              --
Timothy Hannemann................................................              --          --              --
Esfandiar Lohrasbpour (1)........................................       1,481,355          5.6            4.5
Robert D. Pavey (2)..............................................       1,448,357          5.5            4.4
Edward C.V. Winn (9).............................................              --          --              --
   (11 persons)(10)..............................................       4,789,560         17.0%          14.0%

--------------
     *    Represents beneficial ownership of less than 1%.
     (1) Includes 31,799 shares held by Chancellor Private Capital Offshore Partners I, C.V., 339,194 shares held by Chancellor Private Capital Offshore Partners II L.P., 206,148 shares held by Chancellor Private Capital Partners III L.P.

          and 884,904 shares held by Citiventure 96 Partnership Ltd. Also includes 19,310 shares issuable upon exercise of warrants exercisable within 60 days of June 30, 2000. INVESCO Private Capital, Inc. is the investment advisor and manager to the Chancellor funds and Citiventure 96 Partnership Ltd. Mr. Lohrasbpour, a director of Endwave, is a Managing Director of INVESCO Private Capital, Inc. In such capacity, Mr. Lohrasbpour may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the Chancellor funds and Citiventure 96 Partnership Ltd. Mr. Lohrasbpour disclaims beneficial ownership of the shares held by the Chancellor funds and Citiventure 96 Partnership Ltd. within the meaning of Rule 13d-3 under the Securities Act of 1934.

     (2) Includes 943,445 shares held by Morgenthaler Venture Partners III and 494,071 shares held by Morgenthaler Venture Partners IV. Also includes 10,841 shares issuable upon exercise of warrants exercisable within 60 days of June 30, 2000. Mr. Pavey, a director of Endwave, is a general partner of Morgenthaler Management Partners which is the manager of the Morgenthaler funds. In such capacity, Mr. Pavey may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the Morgenthaler funds. Mr. Pavey disclaims beneficial ownership of the shares held by the Morgenthaler funds within the meaning of Rule 13d-3 under the Securities Act of 1934.
     (3) Includes 645,437 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, 607,376 of which will be unvested and therefore subject to repurchase by Endwave upon termination of employment with Endwave.
     (4) Represents shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, 236,531 of which will be unvested and therefore subject to repurchase by Endwave upon termination of employment with Endwave.
     (5) Represents shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, 207,000 of which will be unvested and therefore subject to repurchase by Endwave upon termination of employment with Endwave.
     (6) Includes 4,937 shares held in a trust for the benefit of Ms. Biagini's daughter. Also includes 135,142 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, 125,750 of which will be unvested and therefore subject to repurchase by Endwave upon termination of employment with Endwave.
     (7) Includes 188,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, 134,688 of which will be unvested and therefore subject to repurchase by Endwave upon termination of employment with Endwave.
     (8) Includes 231,718 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, 165,000 of which will be unvested and therefore subject to repurchase by Endwave upon termination of employment with Endwave.

     (9) Since June 30, 2000, Mr. Winn has been granted an option to purchase 40,000 shares.
     (10) See footnotes 1 through 9 above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the closing of this offering, we will be authorized to issue 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.001 par value per share. Immediately following the closing of this offering, based on the number of shares outstanding as of June 30, 2000 held of record by approximately 167 stockholders and assuming the conversion of all outstanding shares of preferred stock, there will be 32,543,266 shares of common stock outstanding.

COMMON STOCK

     As of June 30, 2000 the issued and outstanding shares of common stock are, and the shares of common stock being offered by us hereby will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of Endwave. Upon liquidation, dissolution or winding up of Endwave, the holders of common stock are entitled to receive pro rata the assets of Endwave which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of preferred stock will automatically convert into shares of common stock. Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Endwave without further action by the stockholders and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

WARRANTS

     Upon the closing of this offering, a warrant to purchase 6,250 shares of our common stock at an exercise price of $12.00 per share will be outstanding and exercisable until March 15, 2003.

REGISTRATION RIGHTS

     The holders of 25,782,488 shares of preferred stock are entitled to registration of these shares under the Securities Act of 1933. Under the terms of an agreement between Endwave and the holders, after the date of this offering, the holders of at least 20% of these shares may request, on no more than three occasions, that we use our best efforts to register their shares, provided the offering includes at least 30% of the registrable securities then outstanding. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. The holders of these shares may also require us to register all or a portion of these shares on Form S-3 under the Securities Act when use of such form becomes available to Endwave. All registration rights described above are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. If the holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on our ability to raise capital.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND OF DELAWARE LAW

     Upon the closing of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," that is, a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an "interested stockholder" unless:

     o the transaction that resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors prior to the date the "interested stockholder" attained such status;

     o upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by
          (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of Section 203. This statute could prohibit or delay mergers or other takeover or change-of-control attempts with respect to Endwave and, accordingly, may discourage attempts to acquire us.

     CHARTER DOCUMENTS

     Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes of control or management. These provisions include:

     o our board of directors is classified into three classes of directors with staggered three-year terms;

     o the authority of our board of directors to issue up to 5,000,000 shares of preferred stock and to determine the price and the rights preferences and privileges of these shares, without stockholder approval;

     o elimination of the ability of our stockholders to act by written consent instead of at a duly called meeting of stockholders;

     o    no provision for cumulative voting;

     o procedures for the advance notification of stockholder nominations and proposals;

     o the ability of our board of directors to alter our bylaws in certain respects without stockholder approval; and

     o the indemnification of officers and directors against losses incurred during investigations and legal proceedings resulting from their service to Endwave.

     Such provisions may have the effect of delaying or preventing a change of control.

     Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to Endwave, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.

     OPTION ACCELERATION AND SEVERANCE BENEFITS

     In March 2000 in connection with our merger with Milliwave, our board of directors approved a plan providing for the acceleration of vesting, under certain circumstances, of a percentage of the stock options granted to our officers under our equity incentive plans prorated based on years of employment with us. Under the plan, an unvested portion of each officer's stock options under our equity incentive plans becomes vested and exercisable upon a change in control. In addition, severance benefits will be paid to such officer if terminated without cause or if Endwave is acquired pursuant to a change in control and the officer is terminated without cause within six months of the change in control.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

NATIONAL MARKET LISTING

     We have applied for listing of our common stock on the Nasdaq Stock Market's National Market under the symbol "ENWV."

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. For a period of 180 days or more following this offering a large number of shares of our common stock will not be freely tradable due to contractual and legal restrictions as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress the prevailing market price and limit our ability to raise equity capital in the future.

     Upon the closing of this offering, and based on shares outstanding as of June 30, 2000, we will have an aggregate of 32,543,266 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of common stock held by existing stockholders will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Shares will be available for sale in the public market at the following times:

NUMBER OF SHARES             DATE

     6,440,084               After the date of this prospectus, including
                             shares sold in this offering

    25,906,808               At various times after 180 days from the date of
                             this prospectus

     In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which will equal approximately 325,433 shares immediately after this offering or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, the person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     Any of our employee, officer, director, advisor or consultant who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after we become subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     LOCK-UP AGREEMENTS


     Our directors, officers and stockholders who hold approximately 25,906,000 shares in the aggregate, have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days from the date of this prospectus. Deutsche Bank Securities Inc. has advised us that they have no current intentions to release any shares subject to lock-up agreements prior to the expiration of the full 180-day term of the lock-up agreement. They will only release shares subject to a lock-up agreement in circumstances to be determined on a case by case basis. In considering prior requests to release shares from lock-up agreements, Deutsche Bank Securities Inc. has considered such factors as the likelihood of a material market effect from the sale of released shares, the present market price for the shares relative to the original offering price, the hardship of any person requesting a waiver and the desirability of fostering an orderly market for the shares. Shares purchased by our directors, officers and stockholders in the public market following the offering, or through our directed shares program, are not subject to lock-up agreements. Please see "Underwriting."


     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under our 2000 Equity Incentive Plan, our 2000 Employee Stock Purchase Plan and our 2000 Non-Employee Director Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

     REGISTRATION RIGHTS

     Following this offering, some of our stockholders will have registration rights. Please see, "Description of Capital Stock--Registration Rights."

     STOCK OPTIONS

     In addition, options to purchase 4,486,138 shares of our common stock are outstanding as of June 30, 2000 under our 1992 Stock Option Plan and our 2000 Equity Incentive Plan. Following this offering, we expect to register the shares underlying these options. This registration statement will automatically become effective upon filing. Accordingly, subject to the exercise of such options, shares included in such registration statement will be available for sale in the open market immediately after the 180-day lock-up period expires.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Epoch Securities, Inc. have severally and not jointly agreed to purchase from us, the following respective number of shares of our common stock at a public offering less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                NUMBER OF
UNDERWRITERS:                                                     SHARES
---------------                                               ---------------
   Deutsche Bank Securities Inc.........................
   J.P. Morgan Securities Inc...........................
   U.S. Bancorp Piper Jaffray Inc.......................
   Epoch Securities, Inc................................
                                                              ---------------

Total...................................................           6,000,000
                                                              ===============


     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and
to dealers at a price that represents a concession not in excess of $        per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $        per share to
certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares at the public offering price, less the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which common stock offered hereby are being offered.

     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:


                                                                                     TOTAL FEES
                                                                    ---------------------------------------------
                                                    FEE PER SHARE   WITHOUT EXERCISE OF     WITH FULL EXERCISE
                                                                       OVER-ALLOTMENT        OF OVER-ALLOTMENT
                                                                           OPTION                 OPTION
                                                    --------------  ---------------------  ----------------------
Fees paid by Endwave............................    $               $                      $

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. The underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in the offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' overallotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     A prospectus in electronic format will be made available on Internet websites maintained by one or more of the lead or co-managers of this offering and may also be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 9% of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

     Epoch Securities, Inc. is an investment banking firm formed in November 1999. In addition to this offering, Epoch Securities, Inc. has engaged in the business of public and private equity investing and financing and financial advisory services since its inception. The senior investment banking team of Epoch Securities, Inc. has in excess of 40 years of experience in the securities industry. Epoch Securities, Inc. does not have any material relationship with Endwave or any of its officers, directors or other controlling persons, except that Epoch Securities has a contractual relationship with Endwave under the terms of the underwriting agreement entered into in connection with this offering.

     The corporate parents of Charles Schwab & Co., Inc., Ameritrade (Inc.) and TD Waterhouse Investor Services, Inc. are equity investors in Epoch's corporate parent. Under the terms of Epoch's distribution agreement, Charles Schwab, Ameritrade and TD Waterhouse are entitled to receive an allocation of any shares allocated in the offering to Epoch on a free retention basis. Until they accept this allocation, however, they are not obligated to take any shares. If they do take shares, they are obligated to try to sell those shares to brokerage customers who buy shares through the Internet, a computerized system or other automated system, but they otherwise are entitled to allocate shares following their customary practices. Charles Schwab, Ameritrade and TD Waterhouse are not underwriters under the underwriting agreement. Because of their current relationship to Epoch and their role in the distribution of securities, however, they may be deemed to be underwriters as that term is defined in the Securities Act in connection with this offering. They believe their activities fall within the selling dealer exception to the definition and, therefore, believe that they are not "underwriters" under the Securities Act.


     U.S. Bancorp Piper Jaffray acted as our broker in connection with our merger with Milliwave. As compensation for those services, we paid U.S. Bancorp Piper Jaffray a cash fee of $732,381. In addition, an investment fund composed of officers of U.S. Bancorp Piper Jaffray participated in our Series E-7 preferred stock financing in March 2000. The investment fund purchased 49,407 shares of preferred stock for $499,999. The investment fund subsequently sold 7,410 shares of the preferred stock to a partnership also composed of officers of U.S. Bancorp Piper Jaffray.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no established trading market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the representatives of the underwriters. Among the primary factors considered in determining the initial public offering price were:

     o    prevailing market conditions;

     o    our results of operations in recent periods;

     o    the present stage of our development;

     o the market capitalization and stage of development of the other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     o    estimates of our business potential.

                                  LEGAL MATTERS

     Cooley Godward LLP, San Francisco, California, will pass upon the validity of the shares of common stock offered hereby for us. Gibson, Dunn & Crutcher LLP, San Francisco, California, will pass upon certain legal matters in connection with this offering for the underwriters. An investment partnership associated with Cooley Godward LLP owns 32,337 shares of our common stock.


                                     EXPERTS

     The financial statements of TRW Milliwave Inc. at December 31, 1999 and 1998, and for the two years then ended and for the periods from October 1, 1997 through December 31, 1997 and from January 1, 1997 through September 30, 1997, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Endgate Corporation at June 30, 1999 and 1998, and for each of the years in the period ended June 30, 1999, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The valuation report referred to in this prospectus was prepared in connection with the merger between Endgate and TRW Milliwave by American Appraisal Associates, Inc., an independent appraisal firm. The appraisal was prepared for TRW's Space and Electronics Group for financial reporting purposes. It was used in determining the total consideration, and the allocation of the purchase price to, among other things, the amount of in-process research and development.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. For further information regarding us and our common stock, please refer to the registration statement and exhibits and schedules filed as part of the registration statement. Where we refer in the prospectus to a contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the document filed as an exhibit for all the terms which may be relevant or material for you.


     Our prospectus, filed with the Securities and Exchange Commission and available on their website set forth below, includes as Appendix A the text to a Meet the Management presentation that is not included in the printed form of this prospectus.


     You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's website (http://www.sec.gov).


     Upon completion of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.


     We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each year.

                               ENDWAVE CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

           INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS FOR ENDWAVE CORPORATION

Unaudited Pro Forma Condensed Combining Statements of Operations..........................................      F-3
Notes to Unaudited Pro Forma Condensed Combining Financial Statements.....................................      F-6

              INDEX TO FINANCIAL STATEMENTS FOR TRW MILLIWAVE INC.

Report of Ernst & Young LLP, Independent Auditors.........................................................      F-7
Balance Sheets............................................................................................      F-8
Statements of Operations..................................................................................      F-9
Statements of Changes in Shareholder's Equity.............................................................     F-10
Statements of Cash Flows..................................................................................     F-11
Notes to Financial Statements.............................................................................     F-12

                     INDEX TO CONDENSED UNAUDITED FINANCIAL STATEMENTS FOR ENDWAVE CORPORATION

Unaudited Balance Sheets..................................................................................     F-19
Unaudited Statements of Operations........................................................................     F-20
Unaudited Statement of Changes in Stockholders' Equity....................................................     F-21
Unaudited Statements of Cash Flows........................................................................     F-22
Notes to Condensed Unaudited Financial Statements.........................................................     F-23

              INDEX TO FINANCIAL STATEMENTS FOR ENDGATE CORPORATION

Report of Ernst & Young LLP, Independent Auditors.........................................................     F-28
Balance Sheets............................................................................................     F-29
Statements of Operations..................................................................................     F-30
Statements of Changes in Stockholders' Equity.............................................................     F-31
Statements of Cash Flows..................................................................................     F-32
Notes to Financial Statements.............................................................................     F-33

                               ENDWAVE CORPORATION

     UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     On March 31, 2000, Endgate merged with TRW Milliwave Inc., a wholly-owned subsidiary of TRW Inc. In the merger, TRW Milliwave merged into Endgate and Endgate issued shares of its capital stock to TRW in exchange for TRW's shares in TRW Milliwave. Endgate was the surviving corporation in the merger and TRW Milliwave ceased to exist as a separate legal entity. However, because TRW owned more than half of Endgate's outstanding capital stock immediately after the merger, TRW Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger, and Endwave's financial statements prior to the merger are those of TRW Milliwave. TRW Milliwave and Endwave have a fiscal year end of December 31. Prior to the merger, Endgate's fiscal year end was June 30.

     The total purchase costs of the transactions have been calculated with TRW Milliwave treated as the accounting acquiror. As consideration for the merger, we issued shares of Series T-1 preferred stock. The merger was accounted for using the purchase method of accounting. The aggregate purchase price of $139.9 million was allocated to the assets and liabilities acquired based on their fair values as follows (in thousands):

                                                                      AMOUNT
                                                                 --------------
Tangible net assets............................................     $   24,377
In-process research and development............................         11,700
Purchased technology...........................................         16,100
Customer list..................................................          2,600
Acquired workforce.............................................          4,900
Goodwill.......................................................         80,218
                                                                 --------------
                                                                    $  139,895
                                                                 ==============

     In determining the total consideration as well as the allocation of the purchase price including the amount of in-process research and development, Milliwave considered as part of their analysis an appraisal prepared for TRW's Space and Electronics Group by American Appraisal Associates, Inc., an independent appraisal firm that used established valuation techniques appropriate for the high technology industry. The amount allocated to in-process research and development was expensed upon acquisition because technological feasibility has not been established and no future alternative uses existed. The in-process research and development was identified and valued through extensive interviews and discussions with management and the analysis of data provided by Endgate concerning developmental products, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the in-process research and development project. A portion of the purchase price was allocated to the developmental project based on the appraised fair value of such project.

     The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combining statements of operations were prepared as if the acquisition was completed on January 1, 1999. To prepare the pro forma unaudited condensed combining statements of operations, the Endgate statement of operations for the year ended December 31, 1999 has been combined with the statement of operations of TRW Milliwave for the period from January 1, 1999 to December 31, 1999. This method of combining the companies is only for presentation of pro forma unaudited condensed combining financial statements. The unaudited pro forma condensed combining financial statements are subject to a number of estimates, assumptions and uncertainties and do not purport to reflect the results of operations that would have occurred had this acquisition taken place on the date indicated nor do they purport to reflect results of operations that will occur in the future. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of Endgate and TRW Milliwave. The unaudited pro forma condensed combining statements of operations do not include the $11.7 million charge for purchased in-process research and development arising from this acquisition, as it is a non-recurring charge. This charge is included in the actual consolidated statement of operations of TRW Milliwave in the quarter ended March 31, 2000, the date of the acquisition.

                               ENDWAVE CORPORATION

                         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31, 1999
                                                  ------------------------------------------------------------------
                                                                              PRO FORMA                PRO FORMA
                                                   ENDGATE      MILLIWAVE     ADJUSTMENTS    NOTES     COMBINED
                                                  ------------  -----------  -------------  ------- ----------------
Revenues:
   Product revenues............................   $     1,326    $  12,419    $        --            $       13,745
   Development fees............................         1,302           --             --                     1,302
                                                  ------------  -----------  -------------          ----------------
     Total revenues............................         2,628       12,419             --                    15,047

Costs and expenses:
   Cost of product revenues....................         7,278       11,221             --                    18,499
   Research and development....................        10,599          326             --                    10,925
   Sales and marketing.........................           860          456             --                     1,316
   General and administrative..................         1,956        1,914             --                     3,870
   Amortization of goodwill and other
     intangible assets.........................            --        1,536         17,672        A           19,208
   Amortization of deferred stock
     compensation*.............................           710           --             --                       710
                                                  ------------  -----------  -------------          ----------------
     Total costs and expenses..................        21,403       15,453         17,672                    54,528

Loss from operations...........................       (18,775)      (3,034)       (17,672)                  (39,481)
Interest income (expense) and other,
   net.........................................          (585)          --             --                      (585)
                                                  ------------  -----------  -------------          ----------------

Net loss before income tax benefit (expense)...       (19,360)      (3,034)       (17,672)                  (40,066)
Income tax benefit (expense)...................            --          518           (518)       C               --
                                                  ------------  -----------  -------------          ----------------
Net loss.......................................   $   (19,360)  $   (2,516)  $    (18,190)          $       (40,066)
                                                  ============  ===========  =============          ================

Basic and diluted net loss per share...........                                                  D  $         (2.18)
                                                                                                    ================

Shares used in computation of basic and
   diluted net loss per share..................                                                          18,400,968
                                                                                                    ================
--------------
*Amortization of deferred stock compensation:
   Cost of product revenues....................   $        84   $       --   $         --           $            84
   Research and development....................           281           --             --                       281
   Sales and marketing.........................           125           --             --                       125
   General and administrative..................           220           --             --                       220
                                                  ------------  -----------  -------------          ----------------
                                                  $       710   $       --   $         --           $           710
                                                  ============  ===========  =============          ================


    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.

                               ENDWAVE CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                 SIX MONTHS ENDED JUNE 30, 2000
                                              -------------------------------------------------------------------
                                                                          PRO FORMA                 PRO FORMA
                                               ENDGATE     MILLIWAVE     ADJUSTMENTS    NOTES         COMBINED
                                              ----------  ------------- -------------  -------  -----------------
Revenues:
   Product revenues .......................   $   1,522   $     14,537  $         --            $         16,059
   Development fees........................       1,605            946            --                       2,551
                                              ----------  ------------- -------------           -----------------
     Total revenues........................       3,127         15,483            --                      18,610

Costs and expenses:
   Cost of product revenues................       4,780         19,196            --                      23,976
   Research and development................       2,824          3,732            --                       6,556
   Sales and marketing.....................         437            854            --                       1,291
   General and administrative..............         631          2,286            --                       2,917
   Amortization of goodwill and other
     intangible assets.....................          --          5,186         4,418     A                 9,604
   In-process research and
     development...........................          --         11,700       (11,700)    B                    --
   Amortization of deferred stock
     compensation*.........................         481            910            --                       1,391
                                              ----------  ------------- -------------           -----------------
     Total costs and expenses..............       9,153         43,864        (7,282)                     45,735

Loss from operations.......................      (6,026)       (28,381)        7,282                     (27,125)
Net interest income (expense) and other....        (677)           353            --                        (324)
                                              ----------  ------------- -------------           -----------------
Net loss before income tax benefit (expense)     (6,703)       (28,028)        7,282                     (27,449)
Income tax benefit (expense)...............          --            627          (627)    C                    --
                                              ----------  ------------- -------------           -----------------
Net loss...................................   $  (6,703)  $    (27,401) $      6,655                 $   (27,449)
                                              ==========  ============= =============           =================

Basic and diluted net loss per share.......                                              D      $          (1.11)
                                                                                                =================
Shares used in computation of basic and
   diluted net loss per share..............                                                           24,622,700
                                                                                                =================
--------------
*Amortization of deferred stock compensation:
   Cost of product revenues................   $      93   $        232  $         --            $            325
   Research and development................         176            225            --                         401
   Sales and marketing.....................          74             40            --                         114
   General and administrative..............         138            413            --                         551
                                              ----------  ------------- -------------           -----------------
                                              $     481   $        910  $         --            $          1,391


    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.

                               ENDWAVE CORPORATION

              UNAUDITEDPRO FORMA CONDENSED COMBINING STATEMENTS OF
                 OPERATIONS (IN THOUSANDS, EXCEPT SHARE AND PER
                                   SHARE DATA)

                                                           SIX MONTHS ENDED JUNE 30, 1999
                                            -------------------------------------------------------------
                                                                     PRO FORMA               PRO FORMA
                                             ENDGATE    MILLIWAVE    ADJUSTMENTS   NOTES      COMBINED
                                            ----------  ----------  ------------- -------  --------------
Revenues:
   Product revenues......................   $     462   $   3,367             --           $       3,829
   Development fees......................         221          --             --                     221
                                            ----------  ----------  -------------          --------------
     Total revenues......................         683       3,367             --                   4,050

Costs and expenses:
   Cost of product revenues..............       3,047       3,880             --                   6,927
   Research and development..............       5,289         142             --                   5,431
   Sales and marketing...................         392         203             --                     595
   General and administrative............       1,042       1,149             --                   2,191
   Amortization of goodwill and other
     intangible assets...................          --         768          8,836     A             9,604
                                            ----------  ----------  -------------          --------------
Total costs and expenses.................       9,770       6,142          8,836                  24,748

Loss from operations.....................      (9,087)     (2,775)        (8,836)                (20,698)
Interest income (expense) and other,
   net...................................        (638)         --             --                    (638)
                                            ----------  ----------  -------------          --------------
Net loss before income tax benefit
   (expense).............................      (9,725)     (2,775)        (8,836)          $     (21,336)
Income tax benefit (expense).............          --         700           (700)    C                --
                                            ----------  ----------  -------------          --------------
Net loss.................................   $  (9,725)  $  (2,075)  $     (9,536)          $     (21,336)
                                            ==========  ==========  =============          ==============

Basic and diluted net loss per share.....                                            D     $       (1.34)
                                                                                           ==============
Shares used in computation of basic and
   diluted net loss per share............                                                     15,864,426
                                                                                           ==============


    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.

                               ENDWAVE CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

     A. To reflect pro forma amortization of the purchased intangibles over the estimated useful lives as follows (in years):

                                                                                 ESTIMATED
                                                                                    LIFE
                                                                               ---------------
        Purchased technology.................................................        6
        Customer list........................................................        5
        Acquired workforce..................................................         5
        Goodwill.............................................................        6

     B. Adjustment to eliminate the $11.7 million charge for in-process research and development as it is a non-recurring charge.

     C. Adjustment to eliminate the income tax benefit recognized in the historical TRW Milliwave financial statements due to realization through its parent company, TRW Inc., as the combined company is not able to utilize these losses at the present time.

     D. Basic and diluted net loss per share has been adjusted to reflect the equivalent number of shares issued to complete the merger on an as if converted basis.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Management of TRW Inc.
and TRW Space & Electronics Group

     We have audited the accompanying balance sheets of TRW Milliwave Inc. (a wholly owned subsidiary of TRW Inc.) as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholder's equity, and cash flows for the years then ended and the periods from October 1, 1997 through December 31, 1997 and from January 1, 1997 through September 30, 1997 (the Predecessor Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRW Milliwave Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and the periods from October 1, 1997 through December 31, 1997 and January 1, 1997 through September 30, 1997 (the Predecessor Period) in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP


Los Angeles, California
June 1, 2000

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)


                                 BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                           AS OF DECEMBER 31,
                                                                                        -------------------------
                                                                                           1999          1998
                                                                                        ------------  -----------
ASSETS
Current assets:
   Cash..............................................................................   $       373   $      283
   Accounts receivable, net of allowance for doubtful
     accounts of $81 in 1999 and $816 in 1998........................................         1,343        1,476
   Accounts receivable from affiliates...............................................         1,981           --
   Inventories, net of allowances....................................................         4,666        2,381
   Deferred income taxes.............................................................           637          719
   Other current assets..............................................................           137           45
                                                                                        ------------  -----------
Total current assets.................................................................         9,137        4,904

Property, plant, and equipment, net of accumulated
   depreciation......................................................................        10,877        4,177
Costs in excess of net assets acquired, net of accumulated amortization of $3,456 in
   1999 and $1,920 in 1998...........................................................         5,744        7,280
                                                                                        ------------  -----------
Total assets.........................................................................   $    25,758   $   16,361
                                                                                        ============  ===========

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
   Bank overdraft....................................................................   $     2,278   $       --
   Accounts payable..................................................................         1,429        1,377
   Accounts payable to affiliates....................................................         2,169          368
   Accrued payroll liabilities.......................................................           391          298
   Other accrued liabilities.........................................................           514          822
                                                                                        ------------  -----------
Total current liabilities............................................................         6,781        2,865

Deferred income taxes................................................................           964           15

Commitments..........................................................................

Shareholder's equity:
   Common stock, $0.001 par value, authorized shares--50,000,000,
   Issued and outstanding shares--331,034 in 1999 and 308,894 in 1998................          --           --
   Additional paid-in capital........................................................        10,858       10,858
   Advances from TRW Inc.............................................................        13,047        5,999
   Accumulated deficit...............................................................        (5,892)      (3,376)
                                                                                        ------------  -----------
Total shareholder's equity...........................................................        18,013       13,481
                                                                                        ------------  -----------
Total liabilities and shareholder's equity...........................................   $    25,758   $   16,361
                                                                                        ============  ===========


                             SEE ACCOMPANYING NOTES.

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                            STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                             PREDECESSOR PERIOD
                                                                                             -------------------
                                                                            PERIOD FROM          PERIOD FROM
                                                                           OCTOBER 1, 1997     JANUARY 1, 1997
                                              YEAR ENDED DECEMBER 31,         THROUGH             THROUGH
                                         --------------------------------    DECEMBER 31,       SEPTEMBER 30,
                                              1999             1998             1997                 1997
                                         ---------------  ---------------  ----------------  -------------------
Sales.................................   $        5,402   $        6,057   $         1,557   $            3,693
Sales to affiliates....................           7,017              973                --                   --
                                         ---------------  ---------------  ----------------  -------------------
Total sales............................          12,419            7,030             1,557                3,693

Cost of sales..........................          11,221            5,992             1,276                3,074
                                         ---------------  ---------------  ----------------  -------------------
Gross profit...........................           1,198            1,038               281                  619

Selling, general and administrative
   expenses............................           1,915            2,764               329                  867
General and administrative expenses
   allocated from TRW Inc..............             455              200                26                   --

Goodwill amortization expense.........            1,536            1,536               384                   --
Research and development expense.......             326              286                66                  188
                                         ---------------  ---------------  ----------------  -------------------
Loss before income taxes...............          (3,034)          (3,748)             (524)                (436)

Income tax benefit.....................             518              850                46                  153
                                         ---------------  ---------------  ----------------  -------------------
Net loss...............................  $       (2,516)  $       (2,898)  $          (478)  $             (283)
                                         ===============  ===============  ================  ===================
Net loss per share.....................  $        (7.96)  $        (9.46)  $         (1.57)  $            (1.13)
                                         ===============  ===============  ================  ===================
Shares used to compute net loss per
   share...............................         316,030          306,351           303,808              250,259
                                         ===============  ===============  ================  ===================


                             SEE ACCOMPANYING NOTES.

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)


                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)




                                                                               RETAINED
                                                   ADVANCES     ADDITIONAL     EARNINGS        TOTAL
                                         COMMON     FROM         PAID-IN     (ACCUMULATED   SHAREHOLDER'S
                                         STOCK     TRW INC.       CAPITAL       DEFICIT)       EQUITY
                                        --------- ------------ ------------ -------------- --------------
Predecessor Period:
   Balance at January 1, 1997.........  $     --  $        --  $     1,181  $         365  $       1,546
     Stock redemption.................        --           --          (50)            --            (50)
     Net loss.........................        --           --           --           (283)          (283)
                                        --------- ------------ ------------ -------------- --------------
   Balance at September 30,
     1997.............................  $     --  $        --  $     1,131  $          82  $       1,213
                                        ========= ============ ============ ============== ==============


Balance at October 1, 1997............  $     --  $        --  $        --  $          --  $          --
   Contributed capital at
     acquisition......................        --           --       10,858             --         10,858
   Net transfers from TRW Inc.........        --          251           --             --            251
   Net loss...........................        --           --           --           (478)          (478)
                                        --------- ------------ ------------ -------------- --------------
Balance at December 31, 1997..........        --          251       10,858           (478)        10,631
   Net transfers from TRW Inc.........        --        5,748           --             --          5,748
   Net loss...........................        --           --           --         (2,898)        (2,898)
                                        --------- ------------ ------------ -------------- --------------
Balance at December 31, 1998..........        --        5,999       10,858         (3,376)        13,481
   Net transfers from TRW Inc.........        --        7,048           --             --          7,048
   Net loss...........................        --           --           --         (2,516)        (2,516)
                                        --------- ------------ ------------ -------------- --------------
Balance at December 31, 1999..........  $     --  $    13,047  $    10,858  $      (5,892) $      18,013
                                        ========= ============ ============ ============== ==============


                             SEE ACCOMPANYING NOTES.

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  PREDECESSOR
                                                                                                     PERIOD
                                                                                                -----------------
                                                                                PERIOD FROM       PERIOD FROM
                                                                                 OCTOBER 1         JANUARY 1
                                                YEAR ENDED DECEMBER 31,           THROUGH           THROUGH
                                            ---------------------------------   DECEMBER 31,      SEPTEMBER 30,
                                                 1999              1998            1997               1997
                                            ----------------  --------------- ----------------  -----------------
OPERATING ACTIVITIES
Net loss....................................  $      (2,516)    $     (2,898)   $        (478)    $         (283)
Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
     Depreciation...........................            730              233               60                 93
     Goodwill amortization..................          1,536            1,536              384                 --
     Deferred taxes.........................          1,031             (660)              --                (44)
     Changes in operating assets and
       liabilities:
         Accounts receivable from outside
           customers........................            133             (795)            (123)               208
         Accounts receivable from /
           payable to affiliates, net.......           (180)              --               --                 --
         Inventories........................         (2,285)          (1,669)             (78)              (425)
         Other assets.......................            (92)              66              317                 21
         Bank overdraft.....................          2,278               --               --                 --
         Accounts payable...................             52            1,136               44                158
         Accrued liabilities................           (215)             703             (315)               362
                                            ----------------  --------------- ----------------  -----------------
Net cash provided by (used in) operating                472           (2,348)            (189)                90
   activities...............................


INVESTING ACTIVITIES
Purchase of Milliwave Technologies, net
   of cash acquired ........................             --               --          (10,558)                --
Purchases of property, plant and equipment..         (7,430)          (2,031)             (84)              (200)
                                            ----------------  --------------- ----------------  -----------------
Cash used in investing activities...........         (7,430)          (2,031)         (10,642)              (200)

FINANCING ACTIVITIES
Cash contributed from TRW Inc...............             --               --           10,858                 --
Redemption of common stock..................             --               --               --                (50)
Increases to debt...........................             --               --              202                 --
Repayment of debt...........................             --           (1,866)              --                 (7)
Net advances from TRW Inc...................          7,048            5,999               --                 --
                                            ----------------  --------------- ----------------  -----------------
Net cash provided by (used in) financing              7,048            4,133           11,060                (57)
   activities...............................
                                            ----------------  --------------- ----------------  -----------------

Net increase (decrease) in cash.............             90             (246)             229               (167)
Cash at beginning of period.................            283              529              300                467
                                            ----------------  --------------- ----------------  -----------------
Cash at end of period.......................$           373   $          283  $           529   $            300
                                            ================  =============== ================  =================


                             SEE ACCOMPANYING NOTES.

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     TRW Milliwave Inc. (TRW Milliwave or the Company)--formerly Milliwave Technologies, Inc.--was acquired by TRW Inc. on September 30, 1997. The purchase price was approximately $11 million. This transaction was accounted for under the purchase method of accounting for business combinations.

     The accompanying financial statements include the statements of operations, shareholder's equity, and cash flows for the periods of the Company since TRW Inc.'s acquisition. The statements of operations, shareholder's equity, and cash flows from January 1,1997 through September 30, 1997 (the Predecessor Period) are also presented in the accompanying financial statements. During the Predecessor Period, the Company operated under different ownership.

     The Company is a wholly owned subsidiary of TRW Inc. (TRW or the Parent Company) within TRW's Space and Electronics Group. TRW Milliwave manufactures transceiver modules employing gallium arsenide millimeter-wave monolithic integrated circuits for broadband systems.

BASIS OF PRESENTATION


     The accompanying financial statements have been prepared on a historical basis and, as such, reflect the historical financial position and results of operations and cash flows of the Company. The historical common stock presented in these financial statements reflects the merger of the Company and Endgate Corporation in March 2000, for all periods after October 1, 1997. See Note 7.


     Certain general and administrative costs have been allocated from TRW or TRW's Space and Electronics Group. Allocations from TRW for such expenses have been made primarily on a proportional cost allocation method based on revenues, payroll expenses, or net book value of assets.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION


     The Company recognizes product revenue at the time of product shipment directly to a customer and provides for estimated warranty expense at the time title passes, which is upon shipment. The Company's customers are primarily wireless systems integrators and equipment manufacturers. TRW Milliwave's products are integrated into the products of its customers. There are no significant customer acceptance requirements or post-shipment obligations on the part of TRW Milliwave.

                               TRW MILLIWAVE INC.
                    (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999



FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The estimated fair values of cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company conducts a major portion of its business with a limited number of customers. Credit is extended based upon an evaluation of each customer's financial condition, with terms consistent with those present throughout the industry. Typically, the Company does not require collateral from customers.

ACCOUNTS RECEIVABLE FROM/ACCOUNTS PAYABLE TO AFFILIATES

     Affiliates represent TRW Inc. and its groups, divisions or subsidiaries. Accounts receivable from and payable to affiliates relate to transactions in the normal course of operations. These transactions result from sales to or purchases from affiliates, as well as allocated expenses from affiliates for general and administrative costs.

INVENTORIES

     Inventories consist of raw materials, work-in-process, and finished goods. These materials are stated at the lower of cost (first-in-first-out) or market. The Company's business is subject to the risk of technological and design changes. The Company provides for obsolete or slow-moving inventory based on management's analysis of inventory levels and future sales forecasts at the end of each accounting period.

     The following is a summary of inventories at December 31 (in thousands):

                                                                                   1999      1998
                                                                                --------   --------
     Raw  materials.........................................................    $ 2,930    $ 1,013
     Work in process and finished goods.....................................      3,630      1,877
     Inventory allowances...................................................     (1,894)      (509)
                                                                                --------   --------
                                                                                $ 4,666    $ 2,381
                                                                                ========   ========


ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS


     In accordance with Financial Accounting Standards Board ("FASB")
Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company records write-downs on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the net undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. In those circumstances, the amount of the write down is determined based on the difference between the fair value and the carrying value of the underlying assets.

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1999



COSTS IN EXCESS OF NET ASSETS ACQUIRED


     Excess of cost over the fair value of net assets acquired (or goodwill) is amortized on a straight-line basis over 6 years. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired and adjusted if the net undiscounted cash flows estimated to be generated by those assets are less than their carrying amount. In addition, under FASB Statement No. 121, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. The impairment loss would be determined by comparing the carrying value to the discounted cash flows.


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, ranging from three to thirty years. Property, plant and equipment consist of the following at December 31 (in thousands):


                                                                                    1999         1998
                                                                               ------------  ----------
     Land.....................................................................  $       200  $      200
     Buildings................................................................        2,294       2,703
     Machinery and equipment..................................................        8,797       1,567
     Computer software........................................................          597          --
                                                                                ------------  ----------
                                                                                     11,888       4,470
     Less accumulated depreciation............................................        1,011         293
                                                                                ------------  ----------
                                                                                $    10,877   $   4,177
                                                                                ============  ==========

INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Federal and state income tax returns are filed on a consolidated or combined basis with TRW Inc. and/or its affiliates. TRW Milliwave's portion of income tax accounts is included in the Company's financial statements. When current tax losses are realized by Milliwave, TRW and/or its affiliates are able to utilize the resulting tax benefits to offset their taxable income. Accordingly, when such benefit is utilized by TRW or its affiliates, TRW Milliwave records the income tax benefit, with a related entry to accounts receivable from affiliates.

                               TRW MILLIWAVE INC.
                    (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999



NET LOSS PER SHARE

     The Company computes net loss per share in accordance with FASB Statement No. 128, "Earnings per Share" (FAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of FAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss applicable to common shareholders for the period by the weighted average number of shares of Common Stock outstanding during the period. No potentially dilutive shares exist.


COMPREHENSIVE INCOME (LOSS)


     During 1999, the Company adopted the disclosure requirements of FASB Statement No. 130, "Reporting Comprehensive Income." The Statement requires the Company to display an amount representing comprehensive income for the year in a financial statement that is displayed with the same prominence as other financial statements. The Company had no items of other comprehensive income
(loss) during the year ended December 31, 1999.

SEGMENTS

     The Company has one segment--the sale of transceiver modules employing gallium arsenide millimeter-wave monolithic integrated circuits for broadband systems. Virtually all of the Company's operations are conducted domestically.

ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company believes that its revenue recognition policy is in compliance with the provisions of SAB 101 and that the adoption of SAB 101 had no material effect on its financial position or results of operations.

3. RELATED PARTY TRANSACTIONS

ACCOUNTS RECEIVABLE FROM/PAYABLE TO AFFILIATES

     In the course of operations, the Company has various transactions with TRW Inc. and other companies owned by TRW Inc. (affiliates). The terms of those transactions were determined between related parties and may differ from terms which would have occurred between unrelated

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999



parties and may also differ from the costs which would have been incurred had the Companyoperated as an independent company. Accounts receivable from or payable to affiliates relate mainly to operating transactions between the Company and other TRW affiliates.

ADVANCES FROM TRW INC.

     TRW Milliwave participates in TRW's cash management system, under which TRW withdraws the Company's cash receipts and provides for any cash disbursements that have cleared the bank on a daily basis. The net funds advanced by TRW under this arrangement are used by Milliwave to fund operations of the Company. The cumulative net funds advanced to Milliwave are recorded as Advances From TRW Inc. This balance has been included as a component of shareholder's equity as it was not the original intention of TRW Milliwave or TRW to settle such balances in cash. At December 31, 1999 and 1998, there were outstanding cash balances due to TRW of approximately $13.0 million and $6.0 million, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES ALLOCATED FROM TRW INC.

     As discussed in Note 1, TRW Inc. and TRW Space and Electronics Group incur general and administrative expenses that relate to various TRW operating units that are allocated to the operating units. Such expenses recorded by TRW Milliwave totaled $0.5 million, $0.2 million and $26,000 during the years ended December 31, 1999 and 1998 and the period from October 1, 1997 through December 31, 1997, respectively. The costs related primarily to compensation and fringes, legal and accounting expenses, and other general and administrative costs. As TRW Inc. did not own Milliwave prior to September 30, 1997, no such expenses were incurred during the period from January 1, 1997 through September 30, 1997. Management believes that all costs incurred by TRW Inc. and its affiliates relating to the operations of the Company have been appropriately allocated and reflected in the accompanying financial statements.

4. COMMITMENTS

     The Company has significant supply agreements with TRW's Space and Electronics Group to supply or test various products. These supply agreements relate to TRW's Space and Electronics Group's contracts with two outside customers. These supply agreements have sales values of $10.4 million and $6.7 million, with expiration dates of March 25, 2001 and May 30, 2000, respectively.

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999

5. INCOME TAXES

     Significant components of the income tax benefit attributable to continuing operations are as follows (in thousands):


                                                                                      PREDECESSOR
                                                                                        PERIOD
                                                                                      ------------
                                                                       PERIOD FROM    PERIOD FROM
                                                                        OCTOBER 1,     JANUARY 1,
                                                                          1997           1997
                                            YEAR ENDED DECEMBER 31,      THROUGH        THROUGH
                                           ------------------------    DECEMBER 31,   SEPTEMBER 30,
                                              1999          1998          1997           1997
                                           -----------   ----------   -------------   ------------
Current:
   Federal..............................   $    (1,350)  $     (172)  $         (40)  $        (84)
   State................................          (199)         (18)             (6)           (25)
                                           -----------   ----------   -------------   ------------
                                                (1,549)        (190)            (46)          (109)
Deferred:
   Federal..............................           902         (589)             --            (38)
   State................................           129          (71)             --             (6)
                                           -----------   ----------   -------------   ------------
                                                 1,031         (660)             --            (44)
                                           -----------   ----------   -------------   ------------
Income tax benefit......................   $      (518)  $     (850)  $         (46)  $       (153)
                                           ===========   ==========   =============   ============



     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                                                  ------------------
                                                                                   1999      1998
                                                                                  --------  --------
Deferred tax assets:
   Inventory reserves..........................................................   $   312   $   183
   Accounts receivable reserves................................................        --       285
   Payroll accruals............................................................       170        55
   Maintenance accruals........................................................       123        --
   Other.......................................................................        32       196
                                                                                  --------  --------
Total deferred tax assets......................................................       637       719


Deferred tax liabilities:
   Depreciation................................................................      (758)      (15)
   Capitalized software costs..................................................      (206)       --
                                                                                  --------  --------
Total deferred tax liabilities.................................................      (964)      (15)
                                                                                  --------  --------
Net deferred tax (liabilities) assets..........................................   $  (327)  $   704
                                                                                  ========  ========

                               TRW MILLIWAVE INC.
                     (A WHOLLY OWNED SUBSIDIARY OF TRW INC.)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1999





     The reconciliation of income tax at the U.S. federal statutory rate to income tax benefit is as follows:


                                                                                                         PREDECESSOR
                                                                                                           PERIOD
                                                                                                       ---------------
                                                                                      PERIOD FROM       PERIOD FROM
                                                               YEAR ENDED              OCTOBER 1,        JANUARY 1,
                                                               DECEMBER 31,          1997 THROUGH      1997 THROUGH
                                                          -----------------------     DECEMBER 31       SEPTEMBER 30
                                                            1999         1998            1997              1997
                                                          ----------   ----------   ---------------   ---------------
Income tax benefit at U.S. statutory rates.............      (35)%        (35)%          (35)%              (35)%
Nondeductible goodwill.................................       19           16             28                 --
Other..................................................       (1)          (4)            (2)                --
                                                          ----------   ----------   ---------------   ---------------
                                                             (17)%        (23)%           (9)%              (35)%
                                                          ==========   ==========   ===============   ===============


     No cash payments were made by TRW Milliwave during 1999, 1998 or 1997 for income taxes.


6. EMPLOYEE BENEFIT PLAN

     The Company participates in TRW's contributory stock ownership and savings plan (the Plan) for which a majority of its employees are eligible as defined in the Plan. TRW Milliwave matches employee contributions subject to plan limitations. The Company recognized contributions expense of approximately $59,000 and $36,000 during the years ended December 31, 1999 and 1998. For the period from October 1, 1997 through December 31, 1997, no contributions were made.

     Prior to the acquisition of Milliwave Technologies by TRW Inc., the Company had a defined contribution benefit plan, to which eligible employees of the Company were permitted to contribute. The Company did not contribute to this benefit plan.


7. SUBSEQUENT EVENTS (UNAUDITED)


     On March 31, 2000, TRW Milliwave merged with Endgate Corporation. In the merger, Milliwave merged into Endgate and received approximately 53% of the merged company's capital stock in exchange for TRW's shares in Milliwave. As a result, Endgate was the surviving corporation in the merger and TRW Milliwave ceased to exist as a separate legal entity. However, because TRW owned more than half of Endgate's outstanding capital stock after the merger, TRW Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger, and the combined company's historical financial statements are those of Milliwave. In connection with the merger, the combined company was renamed as Endwave Corporation.

                               ENDWAVE CORPORATION
                                  BALANCE SHEET
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                            AS OF JUNE 30,
                                                                                                2000
                                                                                           ---------------
                                                                                             (UNAUDITED)
Assets
   Current assets:
     Cash and cash equivalents..........................................................   $        36,918
     Accounts receivable, net...........................................................             2,870
     Accounts receivable from affiliates................................................             4,153
     Inventories........................................................................            14,545
     Other current assets...............................................................               398
                                                                                           ---------------
       Total current assets.............................................................            58,884

   Property and equipment, net..........................................................            17,480
   Goodwill, net........................................................................            81,852
   Intangible assets, net...............................................................            22,524
   Other assets, net....................................................................               287
                                                                                           ---------------
                                                                                           $       181,027
                                                                                           ===============
Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and bank overdrafts...............................................   $         2,517
     Accounts payable to affiliates.....................................................            15,616
     Accrued compensation...............................................................             2,357
     Other accrued liabilities..........................................................               912
     Deferred Income....................................................................                89
     Current portion of capital lease obligations.......................................               805
                                                                                           ---------------
       Total current liabilities........................................................            22,296

   Deferred income......................................................................               594
   Long-term portion of capital lease obligations.......................................             1,596

   Commitments..........................................................................

Stockholders' equity:
   Preferred stock, $0.001 par value, 27,000,000 shares authorized, issuable in series:
     Series E-1 convertible preferred stock; 426,250 shares designated,                              1,705
       issued and outstanding...........................................................
     Series E-2 convertible preferred stock; 866,401 shares designated,
       866,398 shares issued and outstanding............................................             6,006
     Series E-3 convertible preferred stock; 1,008,353 shares designated,
       991,423 shares issued and outstanding............................................             8,182
     Series E-4 convertible preferred stock; 1,250,405 shares designated,
       1,246,464 shares issued and outstanding..........................................            14,196
     Series E-5 convertible preferred stock; 2,487,934 shares designated,
       2,481,677 shares issued and outstanding..........................................            14,843
     Series E-6 convertible preferred stock; 3,652,344 shares designated,
       3,456,391 shares issued and outstanding..........................................            20,714
     Series E-7 convertible preferred stock; 2,549,246 shares designated,
       2,449,636 shares issued and outstanding..........................................            25,241
     Series T-1 convertible preferred stock; 13,963,063 shares designated, 13,963,063
       shares issued and outstanding....................................................            96,280
   Common stock, $0.001 par value, 50,000,000 shares authorized,
     661,964 shares issued and outstanding..............................................                 1
   Additional paid-in capital...........................................................            21,974
   Deferred stock compensation..........................................................           (19,308)
   Accumulated deficit..................................................................           (33,293)
                                                                                           ---------------
Total stockholders' equity..............................................................           156,541
                                                                                           ---------------
                                                                                           $       181,027
                                                                                           ===============


                             SEE ACCOMPANYING NOTES.

                               ENDWAVE CORPORATION

                            STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                              -----------------------------------
                                                                                    1999              2000
                                                                              ----------------- -----------------
                                                                                         (UNAUDITED)

Revenues:
     Product revenues ($1,809 and $8,676 from affiliates)..................   $          3,367  $         14,537
     Development fees......................................................                 --               946
                                                                              ----------------- ----------------
       Total revenues......................................................              3,367            15,483

Costs and expenses:
     Cost of product revenues..............................................              3,880            19,196
     Research and development ($0 and $781 from affiliates)................                142             3,732
     Sales and marketing...................................................                203               854
     General and administrative ($225 and $310 from affiliates)............              1,149             2,286
     Amortization of goodwill and other intangible assets..................                768             5,186
     In-process research and development...................................                 --            11,700
     Amortization of deferred stock compensation*..........................                 --               910
                                                                              ----------------  ----------------
       Total costs and expenses............................................              6,142            43,864

Loss from operations.......................................................             (2,775)          (28,381)
Interest income (expense) and other, net...................................                 --               353
                                                                              ----------------  ----------------
Net loss before income tax benefit (expense)...............................             (2,775)          (28,028)
Income tax benefit (expense)...............................................                700               627
                                                                              ----------------  ----------------
   Net loss................................................................   $         (2,075) $        (27,401)
                                                                              ================  ================

Basic and diluted net loss per share.......................................   $          (6.63) $         (50.36)
                                                                              ================  ================
Shares used in computation of basic and diluted net loss per share.........            313,199           544,130
--------------                                                                ================  ================
*Amortization of deferred stock compensation:

   Cost of product revenues................................................   $             --  $            232
   Research and development................................................                 --               225
   Sales and marketing.....................................................                 --                40
   General and administrative..............................................                 --               413
                                                                              ----------------  ----------------
                                                                              $             --  $            910
                                                                              ================  ================



                             SEE ACCOMPANYING NOTES.

                               ENDWAVE CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                 ADVANCES    ADDITIONAL
                          PREFERRED    COMMON    FROM TRW      PAID-IN    DEFERRED STOCK   ACCUMULATED
                            STOCK      STOCK        INC.       CAPITAL     COMPENSATION     DEFICIT       TOTAL
                          ----------  ---------  ----------  -----------  --------------   -----------   --------
                                                             (UNAUDITED)
Balance as of
   December 31, 1999...   $       --  $      --  $   13,047  $    10,858   $          --   $   (5,892)   $ 18,013
Net Transfers
   from TRW Inc. ......           --         --       5,993           --              --           --       5,993
Issuance of preferred
   stock...............       19,985         --          --           --              --           --      19,985
Recapitalization in
   connection with the
   merger..............      167,182          1     (19,040)      (9,143)             --           --     139,000
Exercise of stock
   options.............           --         --          --           41              --           --          41
Deferred stock
   compensation........                                           20,218         (20,218)          --          --
Amortization of
   deferred stock
   compensation........           --         --          --           --             910           --          910
Net loss...............           --         --          --           --              --      (27,401)     (27,401)
                          ----------  ---------  ----------  -----------  --------------   ----------   ----------
Balance as of June 30,
   2000................   $  187,167  $       1  $       --  $    21,974   $     (19,308)  $   (33,293)  $ 156,541
                          ==========  =========  ==========  ===========  ==============   ===========   =========


                             SEE ACCOMPANYING NOTES.

                               ENDWAVE CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                          -----------------------
                                                                                            1999         2000
                                                                                          ----------  -----------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss.............................................................................  $  (2,077)  $  (27,401)
Adjustments to reconcile net loss to net cash used by operations:
   Depreciation......................................................................        250        1,050
   Amortization of goodwill and other intangible assets..............................        768        5,186
   Amortization of deferred compensation.............................................         --          910
   In-process research and development...............................................         --       11,700
   Changes in operating assets and liabilities:
     Accounts receivable.............................................................       (537)      (1,396)
     Inventories.....................................................................     (1,593)      (6,325)
     Other assets....................................................................       (385)         104
     Account payable.................................................................       (699)      (5,446)
     Accounts payable, affiliate.....................................................      1,134       13,447
     Accrued compensation............................................................      1,134          983
     Other accrued liabilities.......................................................     (1,103)         217
     Deferred taxes..................................................................        324         (327)
     Accounts receivable, affiliates.................................................         --       (2,172)
     Deferred income.................................................................         --          (22)
                                                                                       ----------  -----------
Net cash used in operating activities................................................     (2,784)      (6,700)
                                                                                       ----------  -----------

INVESTING ACTIVITIES
Purchase of property and equipment...................................................     (3,992)      (2,946)
                                                                                       ----------  -----------
Net cash used in investing activities................................................     (3,992)      (2,946)
                                                                                       ----------  -----------

FINANCING ACTIVITIES

Payments under capital lease obligations.............................................         --         (710)
Net advances from TRW Inc............................................................      6,691        5,993
Net cash acquired in conjunction with the acquisition of Endgate.....................         --       20,882
Net proceeds from issuance of preferred stock in conjunction with the acquisition of
   Endgate...........................................................................         --       19,985
Proceeds from stock options exercised................................................         --           41
                                                                                       ----------  -----------
Net cash provided by financing activities............................................      6,691       46,191
                                                                                       ----------  -----------

Net change in cash and cash equivalents..............................................        (85)      36,545
Cash and cash equivalents at the beginning of the period.............................        283          373
                                                                                       ----------  -----------
Cash and cash equivalents at the end of the period...................................  $     198   $   36,918
                                                                                       ==========  ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Equipment acquired under capital lease arrangements..................................  $     690   $    1,283
                                                                                       ==========  ===========


                             SEE ACCOMPANYING NOTES.

                               ENDWAVE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                     SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)



NOTE 1. BASIS OF PRESENTATION

     On March 31, 2000, Endgate merged with TRW Milliwave Inc., a wholly-owned subsidiary of TRW Inc. In the merger, Milliwave merged into Endgate and Endgate issued 13,963,063 shares of its capital stock to TRW Inc. in exchange for TRW's shares in TRW Milliwave. As a result, Endgate was the surviving corporation in the merger and TRW Milliwave ceased to exist as a separate legal entity. However, because TRW Inc. owned more than half of Endgate's outstanding capital stock immediately after the merger, TRW Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger, and the combined company's financial statements prior to the merger are those of TRW Milliwave. In connection with the merger, the combined company was renamed Endwave Corporation. The unaudited pro forma condensed combining financial statements referred to in these notes give effect to the merger of TRW Milliwave and Endgate.

     The total purchase costs of the transactions have been calculated with Milliwave treated as the accounting acquiror. As consideration for the acquisition, shares of Series T-1 preferred stock were issued. The acquisition was accounted for using the purchase method of accounting. The aggregate purchase price of $139.9 million was allocated to the assets and liabilities acquired based on their fair values as follows (in thousands):


                                                                         AMOUNT
                                                                     -----------
     Tangible net assets...........................................  $    24,377
     Purchased technology..........................................       16,100
     Customer list.................................................        2,600
     Acquired workforce............................................        4,900
     Goodwill......................................................       80,218
     In-process research and development...........................       11,700
                                                                     -----------
     Aggregate purchase price.....................................   $   139,895
                                                                     ===========

     In determining the total consideration as well as the allocation of the purchase price including the amount of in-process research and development, Milliwave considered as part of their analysis an appraisal prepared for TRW's Space and Electronics Group by American Appraisal Associates, Inc., an independent appraisal firm that used established valuation techniques appropriate for the high technology industry. The amount allocated to in-process research and development was expensed upon acquisition because technological feasibility has not been established and no future alternative uses existed. A one time charge of $11.7 million for purchased in-process research and development arising from the acquisition has been reflected in the condensed statement of operations of Endwave in the six month period ended June 30, 2000.

     The accompanying unaudited condensed financial statements for the six months ended June 30, 1999 are derived from the historical unaudited financial statements of TRW Milliwave Inc. The accompanying unaudited condensed financial statements for the six months ended June 30, 2000 are derived from the historical financial statements of Endwave Corporation. Such financial information is based on the historical financial information of TRW Milliwave Inc. for the six months ended June 30, 2000 plus the effect of reflecting the acquisition of Endgate as of March 31, 2000 using the purchase method of accounting. These financial statements should be read in conjunction with the audited financial statements of TRW Milliwave Inc. and Endgate Corporation included elsewhere herein.

                              ENDWAVE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)


NOTE 2. UNAUDITED INTERIM FINANCIAL INFORMATION


     The accompanying financial statements and related notes as of June 30, 2000, and for the six months ended June 30, 1999 and 2000, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, that management of Endwave considers necessary for a fair presentation of its financial position, operating results, and cash flows for the interim date and periods presented. Results for the six-month period ended June 30, 2000 are not necessarily indicative of results to be expected for the full year ending December 31, 2000 or for any future period.

NOTE 3. REVENUE RECOGNITION AND WARRANTY

          The Company recognizes product revenue at the time title passes, which is upon product shipment and provides for estimated warranty expense at the time of sale. The Company's customers are primarily wireless systems integrators and equipment manufacturers and the Company's products are integrated into the products of its customers. There are no significant acceptance requirements or post-shipment obligations on the part of Endwave. The Company recognizes development fees ratably over the estimated term of the development period. Up-front fees, if any, associated with development agreements are recognized over the estimated development and production period. In no event are revenues recognized prior to becoming payable by the customer. The costs incurred under these agreements are included in research and development expenses.

NOTE 4. AMORTIZATION OF PURCHASED INTANGIBLES

     In connection with the merger of TRW Milliwave Inc. and Endgate Corporation, the company has recorded the amortization of purchased intangibles over the estimated useful lives as follows (in years):

                                                               ESTIMATED
                                                               USEFUL LIFE
                                                               -----------
     Purchased technology...................................       6
     Customer list..........................................       5
     Acquired workforce ....................................       5
     Goodwill...............................................       6

NOTE 5. INVENTORIES

     Inventories are stated at the lower of cost or market (on a first-in, first-out basis) and are comprised of the following as of June 30, 2000 (in thousands):

     Raw materials..........................................   $    9,377
     Work in process........................................        4,774
     Finished goods.........................................          394
                                                               ----------
                                                               $   14,545
                                                               ==========

                              ENDWAVE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)


NOTE 6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of June 30, 2000 (in thousands):


     Laboratory and demonstration equipment.......................................... $    19,091
     Software........................................................................       1,481
     Computer equipment..............................................................       1,499
     Furniture and fixtures..........................................................         433
     Leasehold improvements..........................................................         254
     Building........................................................................       2,502
     Land............................................................................         200
                                                                                      -----------
                                                                                           25,460
     Less accumulated depreciation and amortization (including amortization of
          assets held under capital lease)...........................................      (7,980)
                                                                                      -----------
     Property and equipment, net..................................................... $    17,480
                                                                                      ===========


NOTE 7. DEFERRED STOCK COMPENSATION

     In connection with the grant of stock options to employees, Endwave recorded deferred stock compensation within stockholders' equity of approximately $20,218,000, representing the difference between the deemed fair value of the common stock for financial statement presentation purposes and the option exercise price of these options at the date of grant. During the six months ended June 30, 2000, Endwave amortized $910,000 of this deferred stock compensation. Deferred stock compensation is amortized using the accelerated method over the vesting period of the related options, generally four years.



NOTE 8. STOCKHOLDERS' EQUITY--CONVERTIBLE PREFERRED STOCK

     Effective March 31, 2000, Endgate issued 13,963,063 shares of its Series T-1 preferred stock to TRW Inc. in connection with its merger with TRW Milliwave Inc. In return for the issuance of the shares to TRW Inc., Endgate acquired all outstanding shares in TRW Inc's formerly wholly-owned subsidiary, TRW Milliwave Inc., plus cash in the amount of $20,000,000.

     Also in connection with the Endgate-Milliwave merger, Endgate exchanged all outstanding shares of its Series A through Series G preferred stock for shares of its Series E-1 through Series E-7 preferred stock. The number of shares of Series E-1 through E-7 preferred stock issued in exchange for the Series A through G preferred stock was equivalent to the number of shares of common stock into which the Series A through G preferred stock was convertible immediately prior to the exchange, and did not result in additional proceeds to Endgate.

     The Series T-1 preferred stock is convertible into common stock on a one-for-one basis, subject to certain antidilution provisions. The Series T-1 preferred stock will automatically convert into common stock upon the consummation of an underwritten public offering under the Securities Act of 1933 of Endwave's common stock in which the per share price is not less than $9.00 per share and the aggregate gross proceeds to the Company are at least $15,000,000 or upon the election of a majority of the holders of all the preferred shares outstanding voting together as a single class. The holder of the Series T-1 preferred stock have the right to receive dividends when

                              ENDWAVE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)


and if declared by the directors. Upon liquidation, the holder of the Series T-1 preferred stock is entitled to receive a distribution of $3.46 per share in preference to the common stockholders and on a parity with the other preferred stockholders. Additionally, the holder of the Series T-1 preferred stock is entitled to elect two members to Endwave's board of directors.


NOTE 9. STOCK OPTION PLAN

     A summary of stock option activity is as follows:


                                                                          OUTSTANDING STOCK OPTIONS
                                                             ----------------------------------------------------
                                                               NUMBER OF                         WEIGHTED-AVERAGE
                                                                SHARES          EXERCISE PRICE    EXERCISE PRICE
                                                             --------------  ------------------  -----------------
     Balance at December 31, 1999                                        --                  --            --
          Options assumed in conjunction with the
             acquisition of Endgate .......................       1,507,355      $  0.40-$ 6.00   $      1.94
          Options granted..................................       3,042,500      $  6.00-$12.00   $      6.16
          Options exercised................................         (30,565)     $  0.40-$ 6.00   $      1.32
          Options cancelled.................................        (33,152)     $  1.20-$ 6.00   $      4.40
                                                             --------------  ------------------  -----------------
     Balance at June 30, 2000..............................       4,486,138      $  0.40-$12.00   $     $4.79
                                                             ==============  ==================  =================



NOTE 10. IN PROCESS RESEARCH AND DEVELOPMENT

     As of March 31, 2000, Endgate had the following significant in process research and development ("IPR&D") efforts under way:

     o "Flip-Chip" Technology--Development projects aimed at designing and producing a commercially viable gallium arsenide circuit and improving the manufacturing efficiency of Endgate's proprietary "flip chip" die attach technology. The development efforts were estimated to be 50% complete, had a fair value of $7.6 million as of March 31, 2000 and are expected to be complete early in 2001.

     o Antennas--Development projects to enable the Company to produce appropriate antennas for various market uses and needs for varying frequencies and sizes. The development efforts were estimated to be 75% complete, had a fair value of $2.7 million as of March 31, 2000, depending on the antenna product and are expected to be complete late in 2000.

     Efforts to complete these projects continue at the planned rate and their successful completion underlies significant aspects of the company's future operations. The in-process research and development was identified and valued through extensive interviews and discussions with management and the analysis of data provided by Endgate concerning developmental products, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the in-process research and development project. Revenue from the in-process research and development projects is estimated to commence in 2000 and to continue for approximately five years.

                              ENDWAVE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)




     The discount rates used to discount the excess cash flows to their present value were based on the business' overall weighted average cost of capital ("WACC"). The WACC produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various assets of the enterprise, including three classes of technologies: completed, in-process, and future technologies. The required return on these assets increase when moving from completed to future technologies. The risk, therefore the required return on, the completed technology should be lower than the required returns on the in-process and future technologies. Because there is no completion risk associated with the completed technology, a discount rate of 14.5% was used to discount the excess cash flows attributed to the completed technologies. Because there is still completion risk associated with the IPR&D the cash flows were discounted based on the business' overall cost of capital of 18.5%, plus a completion risk premium of 4%.



NOTE 11. STOCK SPLIT

     Effective June 6, 2000, Endwave underwent a one-for-two reverse split of all outstanding shares of preferred stock and common stock and all share and per share data have been restated to reflect this split.

NOTE 12. SUBSEQUENT EVENT

          On September 18, 2000, the Company enetered into a common stock purchase agreement with a potential customer to sell approximately 429,000 shares of the Company's common stock for a total consideration of approximately $6.0 million. The sale is expected to close on October 2, 2000.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Endgate Corporation

     We have audited the accompanying balance sheets of Endgate Corporation as of June 30, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Endgate Corporation at June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999 in conformity with accounting principles generally accepted in the United States.


/S/ ERNST & YOUNG LLP
---------------------

Palo Alto, California
August 24, 1999

                                                ENDGATE CORPORATION

                                                  BALANCE SHEETS
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 AS OF JUNE 30,         AS OF
                                                                              ---------------------    MARCH 31,
                                                                                1998        1999         2000
                                                                              ----------  ---------  ------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents...............................................   $   9,274   $ 12,562   $    20,882
   Accounts receivable, less allowance for doubtful accounts of $24 as of
     June 30, 1999 (none in 1998)..........................................         202        178         2,923
   Inventories.............................................................       1,151        751         3,554
   Other current assets....................................................          31         99           367
                                                                              ----------  ---------  ------------
Total current assets.......................................................      10,658     13,590        27,726

Property and equipment, net................................................       2,411      2,713         3,424

Other assets, net..........................................................         293        301           284
                                                                              ----------  ---------  ------------
Total assets...............................................................   $  13,362   $ 16,604   $    31,434
                                                                              ==========  =========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable........................................................   $     380   $    531   $     3,361
   Accrued compensation....................................................         401        627           983
   Other accrued liabilities...............................................         579        164           180
   Deferred income.........................................................          89         89            89
   Current portion of capital lease obligations............................         821        461           589
                                                                              ----------  ---------  ------------
Total current liabilities..................................................       2,270      1,872         5,202
Deferred income............................................................         199        357           616
Long-term portion of capital lease obligations.............................         440        456         1,239

Commitments................................................................

Stockholders' equity:
   Preferred stock, $0.001 par value; 27,000,000 shares authorized, issuable in series:
     Series E-1 convertible preferred stock; 426,250 shares designated, issued
       and outstanding..............................................              1,705      1,705         1,705
     Series E-2 convertible preferred stock; 866,401 shares designated,
       866,398 shares issued and outstanding...............................       6,006      6,006         6,006
     Series E-3 convertible preferred stock; 1,008,353 shares designated,
       991,423 shares issued and outstanding...............................       8,182      8,182         8,182
     Series E-4 convertible preferred stock; 1,250,405 shares designated,
       1,246,464 shares issued and outstanding.............................      14,196     14,196        14,196
     Series E-5 convertible preferred stock; 2,487,934 shares designated,
       2,481,677 shares issued and outstanding.............................      14,843     14,843        14,843
     Series E-6 convertible preferred stock; 3,652,344 shares designated,
       3,456,391 shares issued and outstanding.............................          --     20,714        20,714
     Series E-7 convertible preferred stock; 2,549,246 shares designated,
       2,449,636 shares issued and outstanding.............................          --         --        25,241
     Common stock, $0.001 par value; 50,000,000 shares authorized, 314,583 shares and 306,037 shares issued and outstanding at June 30, 1999
       and 1998, respectively..............................................         151        161         5,096
   Deferred stock compensation.............................................          --         --        (3,380)
   Accumulated deficit.....................................................     (34,630)   (51,888)      (68,226)
                                                                              ----------  ---------  ------------
Total stockholders' equity.................................................      10,453     13,919        24,377
                                                                              ----------  ---------  ------------
                                                                              $  13,362   $ 16,604   $    31,434
                                                                              ==========  =========  ============

                             SEE ACCOMPANYING NOTES.

                               ENDGATE CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                        YEARS ENDED JUNE 30,                    MARCH 31,
                                               ---------------------------------------  -------------------------
                                                    1997         1998         1999          1999          2000
                                               -----------   -----------   ----------   -----------   -----------
                                                                                               (UNAUDITED)
Revenues:
   Product revenues.........................   $     1,133   $     1,560   $    1,084   $       875   $     2,384
   Development fees.........................           239           373          519           458         2,689
                                               -----------   -----------   ----------   -----------   -----------
Total revenues..............................         1,372         1,933        1,603         1,333         5,073

Costs and expenses:
   Cost of product revenues.................         3,957         4,230        5,836         4,500         9,011
   Research and development.................         6,236         6,128        9,824         7,265         8,133
   Sales and marketing......................           474           489          751           531           904
   General and administrative...............         1,303         1,528        1,843         1,218         1,548
   Amortization of deferred stock
     compensation*..........................            --            --           --            --         1,191
                                               -----------   -----------   ----------   -----------   -----------
   Total costs and expenses.................        11,970        12,375       18,254        13,514        20,787
                                               -----------   -----------   -----------  -----------   -----------

Loss from operations........................       (10,598)      (10,442)     (16,651)      (12,181)      (15,714)
Interest income (expense)
   and other, net...........................           300          (133)        (607)         (582)         (624)
                                               -----------   -----------   ----------   -----------   -----------
Net loss....................................   $   (10,298)  $   (10,575)  $  (17,258)  $   (12,763)  $   (16,338)
--------------                                 ===========   ===========   ==========   ===========   ===========
*Amortization of deferred stock compensation:

   Cost of product revenues.................   $        --   $        --   $       --   $        --   $       177
   Research and development.................            --            --           --            --           456
   Sales and marketing......................            --            --           --            --           200
   General and administrative...............            --            --           --            --           358
                                               -----------   -----------   ----------   -----------   -----------
                                               $        --   $        --   $       --   $        --   $     1,191
                                               ===========   ===========   ==========   ===========   ===========


                             SEE ACCOMPANYING NOTES.

                               ENDGATE CORPORATION

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       CONVERTIBLE PREFERRED STOCK
                                                       ------------------------------------------------------------
                                                       SERIES   SERIES   SERIES   SERIES   SERIES   SERIES  SERIES
                                                         E-1      E-2      E-3     E-4      E-5      E-6     E-7
                                                       -------- -------- ------- -------- ------- -------- --------
Balance at June 30, 1996............................   $ 1,705  $ 6,006  $ 8,182 $14,199  $    -- $     -- $    --
Issuance costs associated with Series E-4 convertible       --       --       --      (3)      --       --      --
   preferred stock..................................
Issuance of 3,273 shares of common stock upon
   exercise of stock option.........................        --       --       --      --       --       --      --
Net loss and comprehensive loss.....................        --       --       --      --       --       --      --
                                                       -------- -------- ------- -------- ------- -------- ---------
Balance at June 30, 1997............................     1,705    6,006    8,182  14,196       --       --      --
Issuance of Series E-5 preferred stock for cash at          --       --       --      --   11,733       --      --
   $6.00 per share, net of issuance costs of $48 in
   March and April 1998.............................
Conversion of notes payable and related accrued
   interest to Series E-5 preferred stock at $6.00
   per share in March and April 1998................        --       --       --      --    2,591       --      --
Issuance of 86,380 shares of Series E-5 preferred
   stock upon exercise of warrants at $6.00 per
   share in March 1998..............................        --       --       --      --      519       --      --
Issuance of 4,459 shares of common stock upon
   exercise of stock options........................        --       --       --      --       --       --      --
Net loss and comprehensive loss.....................        --       --       --      --       --       --      --
                                                       -------- -------- ------- --------  ------- ------- --------
Balance at June 30, 1998............................     1,705    6,006    8,182  14,196   14,843       --      --
Issuance of 2,603,229 shares of Series E-6                  --       --       --      --       --   15,074      --
   preferred stock for cash at $6.004 per share,
   net of issuance costs of $557 in April 1999......
Issuance of warrants to purchase 170,621 shares of
   Series E-6 preferred stock in connection with
   issuance of convertible subordinated promissory
   notes............................................        --       --       --      --       --      519      --
Conversion of convertible subordinated promissory
   notes and related accrued interest to 853,162
   shares of Series E-6 preferred stock at $6.004
   per share in April and June 1999.................        --       --       --      --       --    5,121      --
Issuance of 8,546 shares of common stock upon
   exercise of stock options........................        --       --       --      --       --       --      --
Net loss and comprehensive loss.....................        --       --       --      --       --       --      --
                                                       -------- -------- ------- -------  -------  ------- --------
Balance at June 30, 1999............................     1,705    6,006    8,182  14,196   14,843   20,714
Issuance of 1,951,612 shares of Series E-7                  --       --       --      --       --       --  19,691
   preferred stock for cash at $10.12 per share,
   net of issuance costs of $59 in March 2000
   (unaudited)......................................
Issuance of warrants to purchase 99,595 shares of
   Series E-7 preferred stock in connection with
   issuance of convertible subordinated promissory
   notes (unaudited)................................        --       --       --      --       --       --     510
Conversion of convertible subordinated promissory
   notes and related accrued interest to 498,024
   shares of Series E-7 preferred stock at $10.12
   per share in March 2000 (unaudited)..............        --       --       --      --       --       --   5,040
Issuance of 318,874 shares of common stock upon
   exercise of stock options (unaudited)............        --       --       --      --       --       --      --
Deferred stock compensation (unaudited).............        --       --       --      --       --       --      --
Amortization of deferred stock compensation
   (unaudited)......................................        --       --       --      --       --       --      --
Net loss and comprehensive loss (unaudited).........        --       --       --      --       --       --      --
                                                       -------- -------- ------- ------- -------- -------- -------
Balance at March 31, 2000 (unaudited)...............   $ 1,705  $ 6,006  $ 8,182 $14,196  $14,843 $ 20,714 $25,241
                                                       ========================= ======= ======== ======== =======



                                                                   DEFERRED                    TOTAL
                                                        COMMON      STOCK      ACCUMULATED  STOCKHOLDERS'
                                                        STOCK    COMPENSATION    DEFICIT       EQUITY
                                                       --------  ------------ ------------  -----------
Balance at June 30, 1996............................   $    139  $        --  $   (13,757)  $   16,474
Issuance costs associated with Series D convertible          --           --           --           (3)
   preferred stock..................................
Issuance of 3,273 shares of common stock upon
   exercise of stock option.........................          4           --           --            4
Net loss and comprehensive loss.....................         --           --      (10,298)     (10,298)
                                                       --------  -----------  ------------  -----------
Balance at June 30, 1997............................        143           --      (24,055)       6,177
Issuance of Series E-5 preferred stock for cash at           --           --           --       11,733
   $6.00 per share, net of issuance costs of $48 in
   March and April 1998.............................
Conversion of notes payable and related accrued
   interest to Series E-5 preferred stock at $6.00
   per share in March and April 1998................         --           --           --        2,591
Issuance of 86,380 shares of Series E-5 preferred
   stock upon exercise of warrants at $6.00 per
   share in March 1998..............................         --           --           --          519
Issuance of 4,459 shares of common stock upon
   exercise of stock options........................          8           --           --            8
Net loss and comprehensive loss.....................         --           --      (10,575)     (10,575)
                                                       --------  -----------  ------------  -----------
Balance at June 30, 1998............................        151           --      (34,630)      10,453
Issuance of 2,603,229 shares of Series E-6                   --           --           --       15,074
   preferred stock for cash at $6.004 per share,
   net of issuance costs of $557 in April 1999......
Issuance of warrants to purchase 170,621 shares of Se
   connection with issuance of convertible subordinat
   notes............................................         --           --           --          519
Conversion of convertible subordinated promissory
   notes and related accrued interest to 853,162
   shares of Series E-6 preferred stock at $6.004
   per share in April and June 1999.................         --           --           --        5,121
Issuance of 8,546 shares of common stock upon
   exercise of stock options........................         10           --           --           10
Net loss and comprehensive loss.....................         --           --      (17,258)     (17,258)
                                                       --------  -----------  ------------  -----------
Balance at June 30, 1999............................        161           --      (51,888)      13,919
Issuance of 1,951,612 shares of Series E-7                   --           --           --       19,691
   preferred stock for cash at $10.12 per share,
   net of issuance costs of $59 in March 2000
   (unaudited)......................................
Issuance of warrants to purchase 99,595 shares of Ser
   connection with issuance of convertible subordinat
   notes (unaudited)................................         --           --           --          510
Conversion of convertible subordinated promissory
   notes and related accrued interest to 498,024
   shares of Series E-7 preferred stock at $10.12
   per share in March 2000 (unaudited)..............         --           --           --        5,040
Issuance of 318,874 shares of common stock upon
   exercise of stock options (unaudited)............        364           --           --          364
Deferred stock compensation (unaudited).............      4,571       (4,571)          --           --
Amortization of deferred stock compensation
   (unaudited)......................................         --        1,191           --        1,191
Net loss and comprehensive loss (unaudited).........         --           --      (16,338)     (16,338)
                                                       --------- ------------ ------------  -----------
Balance at March 31, 2000 (unaudited)...............   $  5,096  $    (3,380) $   (68,226)  $   24,377
                                                        ======== ============ ============  ===========



                             SEE ACCOMPANYING NOTES.

                               ENDGATE CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                           YEARS ENDED JUNE 30,                 MARCH 31,
                                                    ------------------------------------  -----------------------
                                                       1997         1998        1999         1999        2000
                                                    -----------  ----------- -----------  ----------- -----------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................... $  (10,298)  $  (10,575) $  (17,258)  $  (12,763) $  (16,338)
Adjustments to reconcile net loss to net cash used
   by operations:
   Depreciation and amortization...................      1,409        1,253       1,311          876         747
   Amortization of deferred stock compensation.....         --           --          --           --       1,191
   Warrants issued in connection with issuance of
     convertible promissory notes..................         --           --         519          519         510
   Changes in operating assets and liabilities:
     Accounts receivable...........................        322          (82)         24           18      (2,745)
     Inventories...................................        (55)        (502)        400          378      (2,803)
     Other assets..................................        (33)        (111)       (179)        (124)       (251)
     Accounts payable..............................        (50)         172         151          220       2,830
     Accrued compensation..........................       (143)         164         226            8         356
     Other accrued liabilities.....................         60          359        (415)        (432)         16
     Deferred revenues.............................         --          288         158          180         259
                                                    -----------  ----------- -----------  ----------- -----------
Net cash used in operating activities..............     (8,788)      (9,034)    (15,063)     (11,120)    (16,228)
                                                    -----------  ----------- -----------  ----------- -----------

INVESTING ACTIVITIES
Purchase of property and equipment.................       (411)        (766)     (1,510)        (704)        (98)
Purchases of short-term investments................     (7,856)          --          --           --          --
Maturities of short-term investments...............      7,856           --          --           --          --
Note receivable....................................        (84)         391          --           --          --
                                                    -----------  ----------- -----------  ----------- -----------
Net cash used in investing activities..............       (495)        (375)     (1,510)        (704)        (98)
                                                    -----------  ----------- -----------  ----------- -----------

FINANCING ACTIVITIES
Net proceeds from issuance of preferred stock,
   convertible notes payable and warrants..........         (3)      14,843      20,195        4,977      24,731
Proceeds from issuance of common stock.............          4            8          10            5         364
Payments under capital lease obligations...........     (1,465)        (693)       (344)        (745)       (449)
                                                    -----------  ----------- -----------  ----------- -----------
Net cash provided by (used in) financing
   activities......................................     (1,464)      14,158      19,861        4,237      24,646
                                                    -----------  ----------- -----------  ----------- -----------

Net change in cash and cash equivalents............    (10,747)       4,749       3,288       (7,587)      8,320
Cash and cash equivalents at the beginning of the
   period..........................................     15,272        4,525       9,274        9,274      12,562
                                                    -----------  ----------- -----------  ----------- -----------
Cash and cash equivalents at the end of the
   period.......................................... $    4,525   $    9,274  $   12,562   $    1,687  $   20,882
                                                    ===========  =========== ===========  =========== ===========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest on bank borrowings.......... $       --   $       (3) $       --   $       --  $       --
                                                    ===========  =========== ===========  =========== ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
   ACTIVITIES
Equipment acquired under capital lease
   arrangements.................................... $      660   $      494  $       --   $      610  $    1,360
                                                    ===========  =========== ===========  =========== ===========
Conversion of notes payable and accrued interest
   to preferred stock.............................. $       --   $    2,591  $    5,121   $       --  $    5,040
                                                    ===========  =========== ===========  =========== ===========



                             SEE ACCOMPANYING NOTES.

                               ENDGATE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND BASIS OF PRESENTATION

     Endgate Corporation ("Endgate" or the "Company") is a provider of radio frequency, or RF, subsystems that enable the transmission and reception of data signals in high data rate, or broadband, wireless systems.

     At June 30, 1999, Endgate has recorded an accumulated deficit of $51,888,000. The Company anticipates additional debt or equity financing may be needed to finance ongoing operations in the fiscal year ending June 30, 2000. If such additional funding is not available, management believes, based on anticipated obligations, that available resources will be sufficient to enable Endgate to meet its obligations through at least June 30, 2000. If anticipated operations are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

     In connection with the Endgate-Milliwave merger, Endgate exchanged all outstanding shares of its Series A through Series G preferred stock for shares of its Series E-1 through Series E-7 preferred stock. The number of shares of Series E-1 through E-7 preferred stock issued in exchange for the Series A through G preferred stock was equivalent to the number of shares of common stock into which the Series A through G preferred stock was convertible immediately prior to the exchange.

     Effective March 31, 2000, Endgate's board of directors approved a one-for-two reverse split of the outstanding shares of all classes of preferred stock and common stock. Effective June 6, 2000, the board of directors of Endwave approved a further one-for-two reverse split of the then outstanding share of all classes of preferred stock and common stock. All share and per share data have been restated to reflect the exchange of preferred stocks and these splits.

     On March 31, 2000 TRW Milliwave merged with Endgate Corporation. In the merger, Milliwave merged into Endgate and TRW received approximately 52% of the merged company's capital stock in exchange for TRW's shares in Milliwave. As a result, Endgate was the surviving corporation in the merger and TRW Milliwave ceased to exist as a separate legal entity. However, because TRW owned more than half of Endgate's outstanding capital stock after the merger, TRW Milliwave is treated as the acquiring company for accounting purposes. As a result, Endgate ceased to be a separate accounting entity as of the date of the merger, and the combined company's historical financial statements are those of Milliwave. In connection with the merger, Endgate issued TRW 13,963,063 shares of Series T-1 preferred stock which has not been reflected in these financial statements. These financial statements present the financial position and results of operations of Endgate, the acquired business, immediately prior to the consummation of the merger with TRW Milliwave.


UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements and related notes as of March 31, 2000, and for the nine months ended March 31, 1999 and 2000, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of its financial position, operating results, and cash flows for the interim date and

                              ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)


periods presented. Results for the nine-month period ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year of 2000 or for any future period.


REVENUE RECOGNITION AND WARRANTY

          The Company recognizes product revenue at the time title passes, which is upon product shipment and provides for estimated warranty expense at the time of sale. The Company's customers are primarily wireless systems integrators and equipment manufacturers and Endgate's products are integrated into the products of its customers. There are no significant customer acceptance requirements or post-shipment obligations on the part of Endgate. The Company recognizes development fees ratably over the estimated term of the development period. Up-front fees, if any, associated with development agreements are recognized over the estimated development and production period. In no event are revenues recognized prior to becoming payable by the customer. The costs incurred under these agreements are included in research and development expenses.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly-liquid investments purchased with a maturity from the date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments.

     The Company invests its excess cash primarily in demand deposit and money market accounts with United States banks and in short-term investments. These securities, consisting of treasury bills, government notes, commercial paper and money market funds, typically mature or are redeemable within six months and bear minimal risk. The Company has not experienced any significant loss on the investments. Excess cash at June 30, 1999 is held in a money market account with a single California bank.


CONCENTRATION OF CREDIT RISK

     The Company sells its products primarily to major telecommunications equipment manufacturers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been immaterial and within management's expectations.

     Product revenue in fiscal 1999 is related to two major customers that make up 42% and 38% of total revenues. Product revenue in fiscal 1997 and 1998 substantially related to a single major customer.

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)




INVENTORIES

     Inventories are stated at the lower of cost or market (on a first-in, first-out basis) and are comprised of the following (in thousands):

                                                                    JUNE 30,
                                                            -------------------------   MARCH 31,
                                                               1998          1999         2000
                                                            -----------  ------------ ------------
                                                                                       (UNAUDITED)
     Raw materials.......................................   $      807   $       652  $     3,125
     Work in process.....................................          300            50          366
     Finished goods......................................           44            49           63
                                                            -----------  ------------ ------------
                                                            $    1,151   $       751  $     3,554
                                                            ===========  ============ ============


PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Equipment with an aggregate cost of $2,722,000 and accumulated amortization of $1,472,000 on hand at June 30, 1999 is subject to capital lease arrangements ($3,536,000 and $1,619,000 at June 30, 1998). The Company has the option to purchase the assets under these leases at the conclusion of the lease term at a stated price.

     Property and equipment consists of the following (in thousands):

                                                                    JUNE 30,
                                                            ------------------------   MARCH 31,
                                                               1998          1999        2000
                                                            ----------   -----------  -----------
                                                                                      (UNAUDITED)
     Laboratory and demonstration equipment..............   $    4,791   $     5,882   $    6,997
     Software............................................          475           600          732
     Computer equipment..................................          632           835          867
     Furniture and fixtures..............................          145           224          355
     Leasehold improvements..............................          194           206          254
                                                            ----------   -----------   ----------
                                                                 6,237         7,747        9,205


     Less accumulated depreciation and amortization
       (including amortization of assets held under
       capital lease)....................................       (3,826)       (5,034)      (5,781)
                                                            ----------   -----------   ----------
Property and equipment, net..............................   $    2,411   $     2,713   $    3,424
                                                            ==========   ===========   ==========

INTANGIBLE ASSETS

     Included in Endgate's other assets are patent and license costs totaling $407,000 and $308,000 as of June 30, 1999 and 1998. The cost of acquiring the assets and certain transaction costs have been recorded on the balance sheet and are being amortized on a straight-line basis over a period of five years. Accumulated amortization on the patents and licenses totaled $148,000 and $45,000 as of June 30, 1999 and 1998.

                              ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)

STOCK-BASED COMPENSATION

     As described in Note 4, the Company has elected to account for stock option grants to employees and directors in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and, to adopt the disclosure-only provisions as permitted under Financial Accounting Standards Board's Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").


COMPREHENSIVE INCOME

     As of July 1, 1998, Endgate adopted the Financial Accounting Standards Board's Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the reporting and presentation of comprehensive income (loss) and its components in the financial statements. Comprehensive loss is the same as net loss for all the periods presented as there are no adjustments reported in stockholders' equity which are to be included in the computation. Accordingly, the adoption of FAS 130 had no material impact on Endgate's results of operations, cash flows, or financial position.


RECENT ACCOUNTING PRONOUNCEMENTS

     The Company has adopted Financial Accounting Standards Board's Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 superseded Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. FAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. As Endgate operates in one business segment, the adoption of FAS 131 did not affect Endgate's results of operations or financial position.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which is required to be adopted for the year ending June 30, 2001. The Company has not, in the past, and does not anticipate in the future, using derivative instruments nor does it anticipate that the adoption of FAS 133 will have any material impact on results of operations, cash flows, or the financial position of the Company.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. In connection with the initial public offering, the Company modified its revenue recognition policy to conform to SAB
101. The Company believes that its revenue recognition policy is in compliance with the provisions of SAB 101.

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)



2. DEVELOPMENT FEES

     In fiscal 1998, Endgate entered into a development and production agreement with a major customer for development and production of a new radio product. In fiscal 1999, the agreement was amended to include additional products. Under this agreement, as amended, the customer will provide funding of Endgate's development costs for this product up to a maximum of $3,500,000. The Company recorded $670,000 and $400,000 under this agreement during the years ended June 30, 1999 and 1998. Costs incurred under this contract are included in research and development expenses and amounted to approximately $1,020,000 and $286,000 in the years ended June 30, 1999 and 1998. Development fees are generated by developing product prototypes and custom products pursuant to agreements that provide for payment as milestones are met and prototype units are shipped.


3. CONVERTIBLE SUBORDINATED PROMISSORY NOTES

     In February 1999, Endgate borrowed approximately $5,034,000 in the form of convertible subordinated promissory notes issued to investors. The notes bore interest at a rate of 10% per annum and were due on the earlier of (i) March 31, 1999, or (ii) on the date of the closing of a preferred stock financing of at least $10,000,000 and wherein shares are issued to at least one new investor having no prior investment in Endgate, which may include the cancellation of the note. The notes were converted, along with all accrued interest, into 853,162 shares of Endgate's Series E-6 preferred stock in April 1999. In conjunction with the convertible subordinated promissory notes, Endgate also issued the investors warrants to purchase 170,621 shares of Endgate's Series E-6 preferred stock. The fair value of the warrants was calculated to be $519,000 using the Black-Scholes valuation method and was expensed in full during fiscal year 1999.


     In January 2000, Endgate borrowed approximately $5,000,000 in the form of convertible subordinated promissory notes issued to investors. The notes bore interest at a rate 10% per annum and were due within 128 days or on the date of the closing of a preferred stock financing of at least $10,000,000. The notes were converted, along with all accrued interest, into 498,024 shares of Endgate's Series E-7 preferred stock in March 2000. In conjunction with the convertible subordinated promissory notes, Endgate also issued the investors warrants to purchase 99,595 shares of Endgate's Series E-7 preferred stock. The fair value of the warrants was calculated to be $510,000 using the Black-Scholes valuation method and was expensed in full during the nine-month period ended March 31, 2000.



4. STOCKHOLDERS' EQUITY


CONVERTIBLE PREFERRED STOCK

     At June 30, 1999, Endgate has issued and outstanding 426,250, 866,398, 991,423, 1,246,464, 2,481,677, and 3,456,391 shares of Series E-1, E-2, E-3,
E-4, E-5, and E-6 preferred stock. Each share of preferred stock is convertible into common stock on a one-for-one basis, subject to certain antidilution provisions. In conjunction with the Series E-6 preferred stock issuance, the conversion rates for Series E-3 and E-4 preferred stock were adjusted under these antidilution provisions such that each share of preferred stock will convert to 1.45 and 1.81 shares of common stock. The Series E-1, E-2, E-3, E-4, and E-5 preferred stock will automatically convert

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)

into common stock upon the consummation of an underwritten public offering under the Securities Act of 1933 of Endgate's common stock in which the sales price to the public is not less than $9.00 per share and from which the gross proceeds to the company is not less than $10,000,000, or upon election of a majority of the Series E-1, E-2, E-3, E-4 and E-5 preferred shares outstanding voting together as a single class.

     The Series E-6 preferred stock will automatically convert into common stock upon the consummation of an underwritten public offering under the Securities Act of 1933 of Endgate's common stock in which the sales price to the public is not less than $6.004 per share and in which the aggregate offering price is not less than $15,000,000, or upon election of two thirds of the Series E-6 preferred shares outstanding.

     The holders of preferred stock have the right to receive dividends as and if declared by the directors at a dividend rate set by the directors when declared. No dividends have been declared as of June 30, 1999.

     Upon liquidation and before any distribution or payment shall be made to Series E-1, E-2, E-3, E-4 and E-5 preferred stockholders, the Series E-6 preferred stockholders are entitled to receive a distribution of:

     o $8.70 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends if the valuation of such liquidation is less than $111,000,000 or

     o $6.004 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends of the valuation if such liquidation is more than $111,000,000.

     The Series E-1, E-2, E-3, E-4 and E-5 preferred stockholders are entitled to receive, upon liquidation, a distribution of $4.00, $7.00, $8.28, $11.44, and $6.00 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. To the extent that remaining assets are available upon liquidation, common stockholders will then receive a distribution equal to $4.00 per share. Any remaining assets shall be divided pro rata among the holders of common and preferred stock on an as-converted basis. The preferred stockholders participate in the voting rights of Endgate as if their shares were converted into common stock using the conversion rate in effect at the record date.

     In March 2000, Endgate issued and sold 2,449,636 shares of Series E-7 preferred stock at $10.12 per share for cash and forgiveness of the then-existing subordinated notes.


COMMON STOCK

     Under a stock purchase agreement executed by employee stockholders, common stock purchased by employees for cash is subject to a repurchase option by Endgate upon termination of the purchaser's employment. The repurchase right lapses ratably over a four-year period. At June 30, 1999, 4,687 shares of common stock issued upon early exercise of options (9,375 shares at June 30, 1998) were subject to repurchase in the event of termination of employment.

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)

1992 STOCK OPTION PLAN

     Included in Endgate's capitalization are shares of common stock reserved for issuance upon the conversion of preferred stock and warrants and the exercise of stock options.The Company's 1992 Stock Option Plan (the "Plan") was adopted in September 1992, amended in April 1999, and provides for the issuance of options for up to 1,318,750 shares of common stock to directors, employees, and consultants.

     Under the Plan, options may be granted by the board of directors to employees, directors and consultants. Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options under the plan are at exercise prices not less than fair value and nonstatutory stock options cannot be at an exercise price less than 85% of the fair value on the date of grant, as determined by the board of directors. The term of the plan is 10 years. Options become exercisable over a term of exercise as specified in each option agreement. Subject to approval by the board of directors, options may be exercised early, however, unvested options are subject to a repurchase option by Endgate upon termination of the purchaser's employment or services.

     A summary of stock option activity is as follows:

                                                                    OUTSTANDING STOCK OPTIONS
                                                 ------------------------------------------------------------
                                                                                          WEIGHTED-AVERAGE
                                                   NUMBER OF SHARES     EXERCISE PRICE     EXERCISE PRICE
                                                 -------------------   ---------------  ---------------------
Balance at June 30, 1996........................             164,469   $  0.40-$2.40          $  0.84
   Options granted..............................             119,875   $     4.24             $  4.24
   Options exercised............................              (3,273)  $  0.70-$4.24          $  1.16
   Options canceled.............................             (26,391)  $  0.70-$4.24          $  2.48
                                                 -------------------   ---------------  ---------------------
Balance at June 30, 1997........................             254,680   $  0.40-$4.24          $  1.50
   Options granted..............................             841,575   $  1.20-$4.24          $  1.48
   Options exercised............................              (4,459)  $  0.70-$4.24          $  1.68
   Options canceled.............................            (192,751)  $  0.70-$4.24          $  4.00
                                                 -------------------   ---------------  ---------------------
Balance at June 30, 1998........................             899,045   $  0.40-$4.24          $  1.36
   Options granted..............................              75,750   $     1.20             $  1.20
   Options exercised............................              (8,545)  $  0.70-$1.20          $  1.08
   Options canceled.............................             (25,672)  $     1.20             $  1.20
                                                 -------------------   ---------------  ---------------------
Balance at June 30, 1999........................             940,578   $  0.40-$4.24          $  1.36
   Options granted (unaudited)..................             946,320   $  1.20-$6.00          $  2.23
   Options exercised (unaudited)................            (318,874)  $  0.40-$4.24          $  1.18
   Options canceled (unaudited).................             (60,669)  $  1.20-$4.00          $  1.29
                                                 -------------------   ---------------  ---------------------
Balance at March 31, 2000 (unaudited)...........           1,507,355   $  0.40-$6.00          $  1.94
                                                 ===================   ===============  =====================

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)


          The following table summarizes information concerning outstanding and exercisable options:


                           OPTIONS OUTSTANDING AT JUNE 30,                       OPTIONS EXERCISABLE AT JUNE 30,
                                       1999                                                  1999
                          --------------------------------   WEIGHTED-AVERAGE   ---------------------------------
  EXERCISE PRICE PER                     WEIGHTED AVERAGE        REMAINING                      WEIGHTED AVERAGE
         SHARE              SHARES        EXERCISE PRICE      CONTRACTUAL LIFE     SHARES        EXERCISE PRICE
------------------------  ------------  ------------------  ------------------  ------------  -------------------
                                                               (IN YEARS)
         $0.40                  9,016         $0.40               4.02                9,016         $0.40
         $0.70                 21,063         $0.70               5.24               21,188         $0.70
         $1.20                884,312         $1.20               7.61              391,125         $1.20
         $2.40                 25,250         $2.40               6.88               18,937         $2.40
         $4.24                    937         $4.24               7.25                  312         $4.24
                              ------------                                          --------
                              940,578                                               440,578
                              ============                                          ========

     The weighted-average per share fair value of options granted in 1999 and 1998 was $0.24 and $0.40.

     Future pro forma net income and earnings/loss per share results may be materially different from actual amounts presented. The value of each option was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: no dividends, an expected life of four years, and a risk-free interest rate of 5.0% and 6.0% for the years ended June 30, 1999 and 1998.

     For the purpose of pro forma disclosures, the estimated fair value of the above awards is amortized to expense over the awards' periods. The Company's pro forma net loss for the year ended June 30, 1999 is $(17,207,000). The effect of applying FAS 123 to Endgate's stock option awards did not result in pro forma net loss that was materially different from amounts reported at June 30, 1998.

     As of June 30, 1999, 1,200,380 shares of common stock are available for future grants under the Plan.


     In April 1998, the board of directors voted on and approved a repricing of certain stock options. The Company repriced options as an incentive plan in order to retain key employees. The Company repriced options to adjust the fair value of exercise prices for certain options granted in prior years based on the pricing of the Series E-5 preferred stock issuance in March 1998. In April 1998, 173,564 options outstanding at $4.24 were repriced to $1.20. The vesting period for the repriced options was left unchanged and had approximately 2.5 years remaining.


DEFERRED STOCK COMPENSATION

     In connection with the grant of stock options to employees for the nine month period ended March 31, 2000, the Company recorded deferred stock compensation within stockholders' equity of approximately $4,571,000, representing the difference between the deemed fair value of the Common Stock for financial statement presentation purposes and the option exercise price of these options at the date of grant. During the nine months ended March 31, 2000 we amortized $1,191,000 respectively, of this deferred stock compensation. We will amortize the remaining deferred stock compensation using the accelerated method, over the vesting period of the related options, generally four years.

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)


STOCK WARRANTS

     In September 1994, in connection with a new lease line, Endgate issued to the lessor warrants to purchase 4,285 shares of Series E-2 preferred stock at an exercise price of $8.85 per share, on or before September 30, 1999. The warrants are subject to acceleration upon the occurrence of certain events. The Company has reserved 57,143 shares of Series E-2 preferred stock for issuance under the stock warrants.

     In November 1995, in connection with a new lease line, Endgate issued to the lessor warrants to purchase 16,924 shares of Series E-3 preferred stock at an exercise price of $15.00 per share, on or before November 15, 2000. The warrants are subject to acceleration upon the occurrence of certain events. The Company has reserved 16,924 shares of Series E-3 preferred stock for issuance under the stock warrants.

     In September 1997, in conjunction with a lease line agreement, Endgate issued warrants to a leasing company to purchase 3,936 shares of Endgate's Series E-4 preferred stock with an exercise price of $21.20 per share. The warrants are exercisable at any time for five years from the date of grant, or upon the closing of a public offering by Endgate's common stock. The Company has reserved 3,936 shares of Series E-4 preferred stock for issuance under stock warrants.

     In October 1997, in conjunction with the secured promissory notes issued to investors, Endgate issued warrants to purchase 86,380 shares of preferred stock in Endgate's Series E-5 preferred stock financing. The warrants were exercisable at any time for five years from the date of issuance, or upon the closing of a public offering of Endgate's common stock in excess of $10,000,000 or upon the election of a majority of the preferred shares outstanding, if earlier. In March 1998, all of these warrants were exercised for $6.00 per share.

     In March 1998, in conjunction with a loan agreement with a bank, Endgate issued to the bank warrants to purchase 6,250 shares of Series E-5 preferred stock at an exercise price of $6.00 per share. The warrants are exercisable at any time for five years from the date of issuance, or upon the closing of a public offering of Endgate's common stock in excess of $7,500,000. The Company has reserved 6,250 shares of Series E-5 preferred stock for issuance under stock warrants.

     In April 1999, in conjunction with the issuance of Series E-6 preferred stock, Endgate issued warrants to the underwriter to purchase 25,316 shares of Series E-6 preferred stock at an exercise price of $6.004 per share, on or before February 2004. The Company has reserved 25,316 shares of Series E-6 preferred stock for issuance under the stock warrants.

5. LEASES AND COMMITMENTS

     The Company leases its office and design facilities, as well as certain equipment under operating leases. Rent expense was approximately $270,000, $532,000 and $649,000 for the years ended June 30, 1997, 1998 and 1999. In addition, Endgate received rental income of approximately $172,000 for the year ended June 30, 1999 ($83,000 in 1998).

                               ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)


     Future minimum lease payments under operating and noncancelable capital leases as of June 30, 1999 are as follows (in thousands):

                                                    OPERATING        CAPITAL
                                                      LEASES         LEASES
                                                  -------------  --------------
Years ending June 30,
---------------------
    2000........................................   $        571   $         564
    2001........................................            510             354
    2002........................................            410             106
    2003........................................             --              15
    2004........................................             --               1
                                                  ------------   --------------
Total minimum payments required.................   $      1,491           1,040
                                                                 ==============
Less: amount representing interest..............                           (123)
                                                                 --------------
Present value of future minimum lease payments..                            917
Less current portion............................                           (461)
                                                                 --------------
Long-term portion...............................                 $          456
                                                                 ==============

6. INCOME TAXES

     As of June 30, 1999, the Company had federal and state net operating loss carryforwards of approximately $42,300,000 and $12,900,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $800,000. The net operating loss and credit carryforwards will expire at various dates beginning on 2008 through 2019, if not utilized.

     Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows (in thousands):

                                                                                 JUNE 30, 1998    JUNE 30, 1999
                                                                                ---------------- ----------------
Deferred tax assets:
   Net operating loss carryforwards..........................................   $        11,300  $        15,100
   Research credit carryforwards.............................................               700            1,200
   California manufacturing and research credit carryforwards................               200              200
   Capitalized research and development......................................             1,100            3,100
   Other.....................................................................               800              400
                                                                                ---------------- ----------------
Total deferred tax assets....................................................            14,100           20,000
Valuation allowance for deferred tax asset...................................           (14,100)         (20,000)
                                                                                ---------------- ----------------
Deferred tax assets, net.....................................................   $            --  $            --
                                                                                ================ ================

                              ENDGATE CORPORATION

    YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND THE NINE-MONTH PERIODS ENDED
                 MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)

     Financial Accounting Standards Boards Statement No. 109 (FAS 109) "Accounting for Income Taxes," provides for the recognition of deferred tax assets if realization of such is more likely than not. Based upon the weight of available evidence, which includes historical operating performance and the reported cumulative net losses in all prior periods, the Company has provided a full valuation allowance against its net deferred tax assets.

     The valuation allowance increased by $4,500,000 during the year ended June 30, 1998.

                                   APPENDIX A

     Prospective investors will be able to log on to a website maintained by Epoch Securities, Inc., where a prospectus will be available for review. The text set forth below will be included as Appendix A to the prospectus. Within designated sections of the prospectus, consisting of the table of contents and Appendix A, an embedded hyperlink for the "Meet the Management" Presentation will provide exclusive access to the on-line visual media presentation of the information set forth in textual format below. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

VISUAL 1:  DISCLAIMER

     Imagery: Border and Company logo.

     Visual Text: Title: Disclaimer. The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

     Script: (Ed Keible) The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

VISUAL 2:  INTRODUCTION TO ENDWAVE'S CEO AND CFO

     Imagery: Border and Company logo.

     Visual Text: Ed Keible, President and Chief Executive Officer. Bruce Margetson, Chief Financial Officer

     Script: (Ed Keible) (see "Business--Overview") Welcome to the "Meet the Management" Presentation for Endwave Corporation. I'm Ed Keible, President and CEO and I would like to introduce Bruce Margetson, our Chief Financial Officer. We would like to talk to you about Endwave, a provider of radio frequency, or RF, subsystems that enable the transmission and reception of data signals in broadband wireless systems.

VISUAL 3:  INTRODUCTION TO ENDWAVE

     Imagery: Border and Company logo.

     Visual Text: Title: Introduction to Endwave. We sell our products to wireless systems integrators that provide the broadband wireless equipment used by communications service providers to offer data services.

     Script: (Ed Keible) (see "Business--Overview") We primarily sell our products to wireless systems integrators that provide the broadband wireless equipment used by communications service providers to offer data services. Our products are used in applications including high-speed point-to-point access, point-to-multipoint access, point-to-consecutive point access and cellular backhaul.

VISUAL 4:  INDUSTRY BACKGROUND

     Imagery: Border, Company logo and graphic at the bottom. The graphic is titled "Access Bottleneck". Within the graphic, there is a building on the left and a cloud on the right. The building has text within that reads "Subscribers' Internal Networks" and text below that reads "100 mbps." The cloud has text within that reads "Fiber Trunking Network" and text below that reads ">10,000 mbps." Between the building and the cloud is a string of ones and zeroes in a pipe that is funnel shaped on both the building and the cloud ends and smaller in the middle. Underneath the string of ones and zeroes in the pipe, the text reads "1.5 mbps."

     Visual Text: Title: Industry Background. To the right of the first bullet reads, "Demand for high speed data transmission services." To the right of the first sub-bullet underneath the first bullet reads, "Share data, collaborate, and conduct commerce." To the right of the second sub-bullet underneath the first bullet reads, " `Any time, anywhere' data access from mobile devices." To the right of the second bullet reads, "The access network bottleneck."

     Script: (Ed Keible) (see "Business--Industry Background"):

     The growth of the Internet as a medium to share data, collaborate and conduct commerce across and within enterprises has led to a dramatic increase in the volume of data traffic on communications networks. This demand for high-speed data transmission services is further increased by the recent growth in demand for "anytime, anywhere" data access from mobile devices including cellular phones. This has caused service providers to migrate to new high-speed mobile data transfer standards including "third generation" cellular, or 3G. To meet this demand, providers must upgrade their network infrastructure to increase system speed and capacity.

     Communications networks broadly consist of three interconnected segments: the subscribers' internal network, the trunking network and the access network. Based on presently available technology, access networks transmit data at a fraction of the speed provided by subscribers' internal networks and the trunking networks. Today, they typically provide maximum data transmission rates of only 1.5 megabits per second, compared with 100 megabits per second for subscribers' internal networks to more than 10,000 megabits per second for trunking networks. As a result, access networks are presently a bottleneck between subscriber networks and trunking networks.

VISUAL 5:  LIMITATIONS OF ALTERNATIVE APPROACHES

     Imagery: Border, Company logo and text box.

     Visual Text: Title: Limitations of Alternative Approaches. Inside the text box reads, "To address the limitations of today's primarily copper-based access networks, communications service providers are adopting new technologies." To the right of the first bullet reads, "DSL." To the right of the sub-bullet underneath the first bullet reads, "Only supports higher speeds with asymmetric data transmission configuration." To the right of the second bullet reads, "Cable." To the right of the first sub-bullet underneath the second bullet reads, "Generally installed only in residential areas." To the right of the second sub-bullet underneath the second bullet reads, "Only supports asymmetric data transmission." To the right of the third bullet reads, "Fiber optic cable." To the right of the first sub-bullet underneath the third bullet reads, "Presently only a small minority of businesses have direct access to fiber optic cable networks." To the right of the second sub-bullet underneath the third bullet reads, "Physical deployment is difficult and costly."

     Script: (Ed Keible) (see "Business--Industry Background"):

     To address the limitations of today's access networks, service providers are adopting new technologies including digital subscriber line, or DSL, cable and fiber optic cable. Each of these alternatives differs in features such as bandwidth, ease of deployment and cost. DSL, while able to support high-speed asymmetric data transmission, offers a lower speed symmetric data transfer option. Cable networks generally support only asymmetric high-speed data transmission, and are widely available only in residential areas. Fiber optic cable networks, while offering very high speeds of up to 155 megabits per second or more, are not widely available today. In addition, the time and cost for service providers to extend fiber optic cable to include access networks and obtain permissions to lay new cable limits the attractiveness of fiber deployment in many areas.

VISUAL 6:  EMERGENCE OF BROADBAND WIRELESS ACCESS SYSTEMS

     Imagery: Border and Company logo. See description of artwork in the prospectus under the heading "Description of Gatefold."

     Visual Text: Title: Emergence of Broadband Wireless Access Systems.

     Script: (Ed Keible) (see "Business--Industry Background--EMERGENCE OF BROADBAND WIRELESS ACCESS"):

     Broadband wireless access systems use high frequency radio to address many of these limitations. Broadband wireless technology links multiple points in a communications network, enabling high-speed data transmissions between buildings or between a fixed location and the trunking network. These can be deployed in either point-to-point, point-to-multipoint, point-to-consecutive-point or cellular backhaul configurations. They are also used for high capacity data transmission from a cellular base station to the trunking network.

     Communications service providers can deploy broadband wireless access systems faster than other alternatives because they do not require the laying of cables or obtaining of time consuming right-of-way permissions. Additionally, broadband wireless access systems can be configured by service providers to offer symmetric or asymmetric data transmissions, depending on a customer's needs.

VISUAL 7:  BROADBAND WIRELESS ACCESS OPPORTUNITY

     Imagery: Border, Company logo and textbox. There is a picture of a smaller bar with a larger bar to the right of it.

     Visual Text: Title: Broadband Wireless Access Opportunity. Inside text box reads, "Wireless Customer Premises Equipment Market." On top of small bar reads, "$443 million." Underneath small bar reads, "2000." On top of larger bar reads, "$5.4 billion." Underneath larger bar reads, "2004." On the bottom left hand corner reads, "Source: The Strategis Group."

     Script: (Ed Keible) (see "Business--Industry Background--EMERGENCE OF BROADBAND WIRELESS ACCESS"):

     The Strategis Group, an independent research firm, estimates that the customer premises equipment market alone will grow from approximately $443 million in 2000 to $5.4 billion in 2004. This market encompasses sales of the equipment installed at subscribers' premises to complete the link of a broadband wireless access system to the subscribers' internal networks.

VISUAL 8:  NEEDS OF WIRELESS SYSTEMS INTEGRATORS

     Imagery: Border and Company logo.

     Visual Text: Title: Needs of Wireless Systems Integrators. To the right of the first bullet reads, "High performance." To the right of the second bullet reads, " Ability to migrate to low cost, high volume solutions." "To the right of the third bullet reads, "Short time-to-market." To the right of the fourth bullet reads, "Multiple levels of integration." To the right of the fifth bullet reads, "Access to high volume manufacturing capability."

     Script: (Ed Keible) (see "Business--Industry Background--Challenges facing wireless systems integrators and the need for RF subsystem suppliers"):

     To meet the needs of service providers, differentiate their products and compete most effectively, wireless systems integrators require RF subsystems suppliers that offer important advantages.

     Wireless systems integrators want RF subsystems suppliers that offer lower cost solutions as compared to providers of alternatives to broadband access and also offer the highest practicable data transmission rates within a given segment of the radio frequency spectrum. In addition, wireless systems integrators require RF subsystems providers that are able to facilitate a short time to market and offer multiple levels of integration of their products. Lastly, RF subsystems providers must be able to manufacture products in sufficient volumes to enable wireless systems integrators to meet and exceed demand.

     We believe that, although there is significant demand for wireless subsystems today, few RF subsystems suppliers are able to comprehensively address the challenges facing wireless systems integrators.

VISUAL 9:  OUR SOLUTION

     Imagery: Border and Company logo.

     Visual Text: Title: Our Solution. To the right of the first bullet reads, "Superior performance through technological leadership." To the right of the second bullet reads, "Path to low cost, high volume manufacturing through patented circuit technology." "To the right of the third bullet reads, "Rapid design and prototype capability." To the right of the fourth bullet reads, "Broad product portfolio." To the right of the fifth bullet reads, "High volume production capability."

     Script: (Ed Keible) (see "Business--Our Solution"):

     At Endwave, our solution is to design and manufacture a broad portfolio of products to best meet our customers' needs.

     Our products offer superior performance through technological leadership. We have extensive experience in the design and manufacture of high performance RF subsystems. Our technical team has broad expertise in device physics, circuit design, antenna modeling and design, transceiver design and test engineering. We have a product development team experienced in the design of RF devices based on gallium arsenide, the semiconductor material most widely used in broadband wireless access applications. We use third-party semiconductor fabrication facilities to manufacture the gallium arsenide devices we design.

     In addition, we offer a path to low cost, high volume manufacturing through our patented circuit technology. By using a combination of our proprietary circuit and process technologies, we are able to meet our customers' volume and time-to-market requirements.

     We also offer rapid design and prototyping capabilities. We have developed an extensive library of RF circuit designs that allow us to rapidly and economically combine standard circuits into custom assemblies with various performance capabilities and support for multiple frequencies. We believe that this ability to migrate from prototype to volume production in a short period of time is an important competitive advantage.

     Further, we offer a broad range of products, from RF modules to integrated transceivers and outdoor units. Our product portfolio supports a wide range of frequencies, from 18 GHz to 65 GHz, and addresses multiple market applications. This enables wireless systems integrators to rapidly design products for new frequencies or emerging applications.

     Finally, we offer high volume production capability. Our automated assembly and testing capabilities and multiple manufacturing facilities and production lines allow us to rapidly achieve high volume production of our products.

VISUAL 10:  OUR PRODUCTS

     Imagery: Border and Company logo. See description of artwork in the prospectus on page titled "Description of Inside Front Cover of Prospectus".

     Visual Text: Title: Our Products.

     Script: (Ed Keible) (see "Business--Products"): Our products can be categorized into four primary areas of focus: RF modules, integrated transceivers, broadband antennas and outdoor units.

     Our RF modules provide basic RF functions and can be used to rapidly develop product prototypes. RF modules include low noise amplifiers, power amplifiers, frequency converters and frequency multipliers.

     The integrated transceivers we build have the ability to transmit and receive data signals in a variety of broadband wireless applications and combine the high frequency transmit and receive functions of a radio system into one package.

     Our broadband antennas radiate and receive high frequency signals. They are used in point-to-point, cellular backhaul and point-to-multipoint systems.

     Our outdoor units transmit and receive radio signals to and from one or more other outdoor units and provide complete radio functionality in a single unit. These units are used in all types of broadband wireless systems as a complete RF subsystem.

VISUAL 11:  CIRCUIT TECHNOLOGIES

     Imagery: Border and Company logo. See artwork in Registration Statement ("Business--Technology and Product Development--CIRCUIT TECHNOLOGIES")

     Visual Text: Title: Circuit Technologies. First text box reads, "Hybrid Microwave Integrated Circuits." Second text box reads, "Monolithic Microwave Integrated Circuits." Third text box reads, "Multi-Chip Integrated Circuit MCIC (`Flip-Chip') Technology."

     Script: (Ed Keible) (see "Business--Technology and Product
Development--CIRCUIT TECHNOLOGIES"):

     We use three circuit technologies in our products, allowing us to offer our customers the most appropriate and cost-effective solution for each customer's performance and volume requirements.

     Due to their labor-intensive nature, we use our hybrid microwave integrated circuit, or HMIC, technology most frequently for rapid prototyping and low volume production orders. Our monolithic microwave integrated circuit, or MMIC, technology is less labor-intensive than our HMIC technology, but they utilize substantially more costly material and require more design time and expertise than our HMICs. Our patented multi-chip integrated circuit, or MCIC, or "flip-chip", technology enables us to design and manufacture RF circuits that use smaller amounts of costly material as compared to MMIC circuits and require less labor-intensive work than HMIC circuits. As a result, our MCIC circuits lend themselves to cost effective automated manufacturing processes and enable high product quality and reliability and lower unit cost at high volume.

VISUAL 12:  OUR STRATEGY

     Imagery: Border and Company logo.

     Visual Text: Title: Our Strategy. To the right of the first bullet reads, "Extend technological leadership." To the right of the second bullet reads, "Target new frequencies and emerging applications." To the right of the third bullet reads, "Provide best-in-class manufacturing capability." To the right of the fourth bullet reads, "Maintain rapid prototyping capability." To the right of the fifth bullet reads, "Leverage strategic relationship with TRW."

     Script: (Ed Keible) (see "Business--Strategy"):

     Our objective at Endwave is to be the leading global supplier of RF subsystems for broadband wireless applications.

     We intend to continue to invest in research and development, seek to attract the most talented engineers and scientists, and build on our manufacturing technologies to remain a technological leader. We intend to continue offering products that are optimized for the performance factors that are most important to our customers.

     We plan to offer our current products globally as regulatory authorities license new bands of the frequency spectrum for broadband wireless access applications. We intend to aggressively offer products for new frequency bands and emerging market applications.

     Our goal is to continue to improve upon our manufacturing processes and continue our philosophy of building capacity in advance of demand to offer customers short product lead times.

     We intend to maintain our position as a supplier of choice through our ability to rapidly prototype a design to meet our customers' needs and also meet their high volume manufacturing demands.

     We believe our relationship with TRW gives us a competitive advantage in designing and manufacturing our products. In addition, our supply agreement with TRW provides us with a long-term supply of gallium arsenide devices.

VISUAL 13:  CUSTOMERS

     Imagery: Border and Company logo. One box subdivided into two sections.

     Visual Text: Title: Customers. Text box reads, "Global Wireless Systems Integrators and Equipment Manufacturers." In the first text box from the left there are four bullet points that read, "Allgon, Anritsu, Hughes Network Systems, Lockheed Martin, Nokia." In the second text box the bullet points read, "Nortel Networks, P-Com, Rockwell International, Toshiba, WinNet MCS"

     Script: (Ed Keible) (see "Business--Customers"):

     We sell our products to global wireless systems integrators and equipment manufacturers, including Allgon, Anritsu, Hughes Network Systems, Lockheed Martin Nokia, Nortel Networks, P-Com, Rockwell International, Toshiba and WinNet MCS.

     With the exception of a portion of our sales to Nokia and our sales to Nortel Networks, the revenues attributable to each of these customers were generated through direct sales by us to them. Nortel Networks is not our direct customer; instead, we deliver products directly to them under an exclusive supply contract we have with TRW, which has a corresponding agreement with Nortel Networks. We deliver products to Nokia in part pursuant to direct purchase orders and in part under an exclusive production agreement we have with TRW, which has a corresponding agreement with Nokia.

VISUAL 14:  COMPETITION

     Imagery: Border and Company logo. Two boxes.

     Visual Text: Title: Competition. The header of the first text box from the left reads, "RF Modules, Transceivers and Outdoor Units." First bullet underneath the first box from the left reads, "Celeritek." The second bullet reads, "Filtronics." The third bullet reads, "Infineon Technologies." The fourth bullet reads, "MTI Technology." The fifth bullet reads, "Raytheon." The sixth bullet reads, "REMEC." The seventh bullet reads, "Signal Technologies." The eighth bullet reads, "Telaxis Communications." The ninth bullet reads, "Thomson-CSF" The tenth bullet reads, "WJ Communications." The second text box from the left reads, "Antennas." The first bullet underneath the second text box from the left reads, "Andrew Corporation." The second bullet reads, "Electromagnetic Sciences." The third bullet reads, "Nurad Technologies." The fourth bullet reads, "Radio Waves." The fifth bullet reads, "REMEC."

     Script: (Ed Keible) (see "Business--Competition"):

     Competition in the market for RF subsystems for broadband wireless access systems is intense. In the markets for RF modules, transceivers and outdoor units, we primarily compete with Celeritek, Filtronics, Infineon Technologies, MTI Technology, Raytheon, REMEC, Signal Technologies, Telaxis Communications, Thomson-CSF and WJ Communications. In the market for antennas, we primarily compete with Andrew Corporation, Electromagnetic Sciences, Nurad Technologies, Radio Waves and REMEC.

VISUAL 15:  QUARTERLY RESULTS OF OPERATIONS

     Imagery: Border and Company logo.

     Visual Text: Title: Quarterly Results of Operations (The remainder of the visual text is an exact replica of the Statement of Operations data, which is pro forma for each of the periods ending Mar. 31, 1999, June 30, 1999, Sept. 30, 1999, Dec. 31, 1999 and Mar. 31, 2000 and actual for the period ended June 30, 2000.)

     Script: (Bruce Margetson) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview and Six Quarters Ended June 30, 2000"):

     On March 31, 2000, Endwave, formerly named Endgate, merged with TRW Milliwave, with Endwave as the surviving corporation in the merger. The data presented here, with the exception of the data for the quarter ended June 30, 2000, is presented on a pro forma basis giving effect to our merger with Milliwave as if it were completed on January 1, 1999.

     On this slide are unaudited quarterly pro-forma and actual results of operations, presented for the six quarters ended June 30, 2000. This information has been derived from our unaudited financial and pro-forma financial statements. These unaudited quarterly results should be read in conjunction with the financial statements and notes appearing elsewhere in the prospectus.

     Product revenues increased in each of the four quarters in 1999, primarily as a result of increased shipments of product and our introduction of a new antenna product. There was no significant change in product revenues from Q4 1999 to Q1 2000. However, our product revenues increased substantially during Q2 2000, primarily due to further increases in product shipments to Nokia, Nortel Networks and Hughes Network Systems.

     Our cost of product revenues shows a slight decrease from Q1 to Q2 1999, primarily as a result of reserves for obsolescence taken in the first quarter. Cost of product revenues increased from the Q2 to Q4 1999, due to an increased level of production for Nokia. Cost of product revenues increased substantially from the Q4 1999 to Q2 2000, primarily due to investments in equipment, management and facilities to support anticipated higher production volumes, as well as an increase in prices for components purchased from TRW in Q2 2000 following the completion of our merger with Milliwave. We have experienced increasingly negative gross margins as a result of these investments in manufacturing capacity. However, we believe the investments will result in lower unit costs if our production volume increases in future quarters.

     Research and development expenses decreased from Q1 to Q3 1999, primarily as a result of decreasing purchases of materials. R&D expenses increased from Q3 to Q4 1999 due to increased costs for material and labor for production of prototype units. R&D expenses also increased from Q4 1999 to Q1 2000 due to TRW's one-time allocation of R&D expenses to Milliwave in Q1. The absence of this allocation in Q2 resulted in a decrease of R&D expenses from Q1 to Q2 2000.

VISUAL 16:  CONCLUSION

     Imagery: Border and Company logo.

     Visual Text: Title: Conclusion. We strongly encourage you to refer back to the prospectus for additional information as well as to take a look at the "Risk Factors." Thank you for your interest in Endwave.

     Script: (Ed Keible): We hope that this presentation was helpful in understanding Endwave's business, solutions, products and strategy. We strongly encourage you to refer back to the prospectus for additional disclosure as well as to take a look at the "Risk Factors." Thank you for your interest in Endwave.

                          ----------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

                                                           (LOGO GRAPHIC)


               TABLE OF CONTENTS

                                               PAGE
                                               ----
Prospectus Summary..........................     1
Risk Factors................................     6
Special Note Regarding                                     6,000,000 SHARES
   Forward-Looking Statements...............    22
Use of Proceeds.............................    23
Dividend Policy.............................    23         COMMON STOCK
Capitalization..............................    24
Dilution....................................    25
Selected Financial Data.....................    26
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations................    30         DEUTSCHE BANC ALEX. BROWN
Business....................................    43
Management..................................    57         J.P. MORGAN & CO.
Certain Transactions........................    71
Principal Stockholders......................    74         U.S. BANCORP PIPER JAFFRAY
Description of Capital Stock................    76
Shares Eligible for Future Sale.............    79         EPOCH PARTNERS
Underwriting................................    81
Legal Matters...............................    84
Experts.....................................    84
Where You Can Find More
   Information..............................    84
Index to Financial Statements...............   F-1
Meet the Management.........................   A-1
[Investors will be able to click on the
"meet the management" text above for a direct
link to a visual media Meet the Management
presentation]


DEALER PROSPECTUS DELIVERY OBLIGATIONS:

UNTIL __________, 2000 (25 DAYS AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR
TRADE IN THESE SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED
TO DELIVER A PROSPECTUS. DEALERS ARE ALSO                  PROSPECTUS
OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.
                                                           _______, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses paid or to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee.

SEC Registration Fee.......................................... $        30,360
NASD Filing Fee...............................................          12,000
Nasdaq National Market Listing Fee............................          95,000
Blue Sky Qualification Fees and Expenses......................           5,000
Printing Costs................................................         200,000
Legal Fees and Expenses.......................................         600,000
Accounting Fees and Expenses..................................         550,000
Directors and Officers Liability Insurance Premium............         500,000
Transfer Agent and Registrar Fees and Expenses................           5,000
Miscellaneous.................................................         102,640
                                                               ----------------
     Total.................................................... $     2,100,000
                                                               ================

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, requires us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. The Delaware law provides for the elimination of a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

     o    any breach of the director's duty of loyalty;

     o acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

     o payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

     o any transaction from which the director derives an improper personal benefit.

     The certificate of incorporation provision does not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. The provision will not alter a director's liability under federal securities laws. Further, any repeal or modification of such provision by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

     Our bylaws, which will become effective upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may modify the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

     We have entered into indemnity agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

     We plan to obtain directors' and officers' liability insurance.

     The underwriting agreement provides for the indemnification of the directors and officers of the Company under specified circumstances.

     Reference is made to the following documents filed or incorporated by reference as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT DOCUMENT                                                    NUMBER
------------------                                                 ----------
Form of Underwriting Agreement.................................         1.1
Amended and Restated Certificate of Incorporation..............         3.3
Amended and Restated Bylaws....................................         3.4
Amended and Restated Investors' Rights Agreement...............         4.2
Form of Indemnity Agreement....................................        10.1

ITEM 15.RECENT SALES OF UNREGISTERED SECURITIES.

     Endwave has issued unregistered securities to (a) founders and employees and (b) other individual and institutional investors. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in Endwave's securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements. The following information relates to securities issued or sold by Endwave within the last three fiscal years:

     1. In September 1997, in connection with the lease of equipment from Comdisco, Inc., we issued a warrant to Comdisco to purchase up to 3,936 shares of Series E-4 preferred stock at an exercise price of $11.44 per share. This warrant expires upon the completion of this offering.


     2. In October 1997, we issued and sold to 20 accredited investors an aggregate of $2.5 million in subordinated notes and entered into an agreement to issue warrants to purchase shares of our preferred stock to these same investors upon the closing of our next preferred stock financing. The notes were automatically converted into shares of our Series E-5 preferred stock upon the closing of our Series E-5 financing in March 1998 at an exercise price of $6.00 per share.

     3. In March 1998 upon the closing of our Series E-5 preferred stock financing round, we issued to the investors referenced in paragraph 2 above warrants to purchase approximately 86,000 shares of our Series E-5 preferred stock with an exercise price of $6.00 per share. The warrants were exercised in full upon the closing of the Series E-5 financing.


     4. In March 1998, upon the obtaining of a line of credit from Silicon Valley Bank, we issued a warrant to Silicon Valley Bank to purchase up to 6,250 shares of Series E-5 preferred stock, at an exercise price of $12.00 per share. This warrant expires in March 2003.

     5. In March through May 1998 we sold an aggregate of 2,481,678 shares of Series E-5 preferred stock at $6.00 per share to 32 accredited investors for an additional $12.3 million in cash, forgiveness of the subordinated notes and exercise of the Series E-5 warrants described in paragraph 3 above.

     6. In February through March 1999, we issued and sold to 27 accredited investors an aggregate of $5.1 million in subordinated notes and entered into an agreement to issue warrants to purchase shares of our preferred stock to these same investors upon the closing of our next preferred stock financing. The notes were automatically converted into shares of our Series E-6 preferred stock upon the closing of our Series E-6 financing in April 1999 at an exercise price of $6.004 per share.

     7. In February through March 1999, we issued to the investors referenced in paragraph 6 above warrants to purchase approximately 171,000 shares of our Series E-6 preferred stock with an exercise price of $6.004 per share. The warrants expire upon the completion of this offering.

     8. In April 1999 we sold an aggregate of 3,456,391 shares of Series E-6 preferred stock at $6.004 per share to 33 accredited investors for an aggregate of $20.8 million composed of $15.6 million in cash and $5.1 million in forgiveness of the convertible subordinated notes described in paragraph 6 above.


     9. In April 1999, in connection with financial advisory services provided by Hambrecht & Quist LLC in connection with the Series E-6 financing, Endwave issued a warrant to Hambrecht & Quist to purchase up to 25,316 shares of Series E-6 preferred stock at an exercise price of $6.004 per share. This warrant expires upon the completion of this offering.


     10. In January through February 2000, we issued and sold to 27 accredited investors an aggregate of $5.0 million in subordinated notes and entered into an agreement to issue warrants to purchase shares of our preferred stock to these same investors upon the closing of our next preferred stock financing. The notes were automatically converted into shares of our Series E-7 preferred stock upon the closing of our Series E-7 financing in March 2000 at an exercise price of $10.12 per share.

     11. In January through February 2000, we issued to the investors referenced in paragraph 10 above warrants to purchase approximately 100,000 shares of our Series E-7 preferred stock with an exercise price of 10.12 per share. The warrants expire upon the completion of this offering.

     12. In March 2000 we sold an aggregate of 2,350,822 shares of Series E-7 preferred stock at $10.12 per share to 36 accredited investors for an aggregate of $23.8 million, composed of $18.8 million in cash and $5.0 million in forgiveness of the convertible subordinated notes described in paragraph 10 above.

     13. In March 2000 we sold 98,814 shares of Series E-7 Preferred stock at $10.12 per share to The SOG Fund, LP, an accredited investor. Endwave received $1.0 million in cash in payment for the sale of these securities.


     14. In connection with our merger with Milliwave in March 2000, TRW's interest in Milliwave Inc. was converted into 13,963,063 shares of Series T-1 preferred stock of Endwave.

     15. Between July 1997 and June 2000, we issued and sold an aggregate of 360,434 shares of common stock at prices ranging from $0.40 to $6.00 per share to employees, directors and consultants pursuant to option exercises.


     16. On September 18, 2000 we entered into a common stock purchase agreement with DMC Stratex Networks under which we agreed to issue and sell to DMC Stratex Networks an aggregate of 428,572 shares of our common stsock at a per share purchase price of $14.00 for an aggregate consideration of approximately $6.0 million. The closing of the sale of the above described shares to

DMC Stratex Networks is to occur on October 2, 2000 on which date we will issue the shares to DMC Stratex Networks in exchange for payment of the approximately $6.0 million purchase price.


     The sales and issuances of shares of our common stock made pursuant to the exercise of stock options granted to our officers, directors, employees and consultants, as described in paragraph (15) above, were made in reliance on Rule 701 promulgated under the Securities Act of 1933.


     The sale and issuance of securities in the transactions described in paragraphs (1) through (4), (6), (7), (9), (10) and (16) were made in reliance on Section 4(2) contained within the Securities Act of 1933. These sales were made without general solicitation or advertising.


     The sale and issuance of securities in the transactions described in paragraphs (5), (8) and (11) through (14) were made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933. These sales were made without general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


     EXHIBIT
     NUMBER         DESCRIPTION
     -------        ------------
     1.1            Form of Underwriting Agreement.
     2.1**          Agreement and Plan of Merger by and among TRW Milliwave
                    Inc., TRW Inc. and the Registrant.
     2.2**          Amendment No. 1 to Agreement and Plan of Merger.
     3.1**          Amended and Restated Certificate of Incorporation of the
                    Registrant effective as of June 6, 2000.
     3.2**          Amended and Restated Bylaws of the Registrant.
     3.3**          Form of Amended and Restated Certificate of Incorporation
                    to be filed upon completion of this offering.
     3.4            Form of Amended and Restated Bylaws to be effective upon
                    completion of this offering.
     4.1            Specimen of Common Stock Certificate.
     4.2**          Investors' Rights Agreement dated March 31, 2000 by and
                    among the Registrant and certain investors named therein.
     4.3**          Warrant to Purchase Stock dated March 16, 1998, issued by
                    the Registrant to Silicon Valley Bank for the purchase of
                    shares of the Registrant's Series E Preferred Stock.
     5.1**          Opinion of Cooley Godward LLP.
     10.1           Form of Indemnity Agreement entered into by Endwave with
                    each of its directors and officers.
     10.2**         1992 Stock Option Plan.
     10.3**         Form of Incentive Stock Option under the 1992 Stock Option
                    Plan.
     10.4**         Form of Nonstatutory Stock Option under the 1992 Stock
                    Option Plan.
     10.5**         Amended and Restated 2000 Equity Incentive Plan.
     10.6**         Form of Stock Option Agreement under the 2000 Equity
                    Incentive Plan.
     10.7**         2000 Employee Stock Purchase Plan.
     10.8**         Form of 2000 Employee Stock Purchase Plan Offering.
     10.9**         2000 Non-Employee Director Plan.
     10.10**        Form of Nonstatutory Stock Option Agreement under the 2000
                    Non-Employee Director Plan.
     10.11**        Officer Retention Plan.
     10.12**        Industrial Lease by and between The Irvine Company and the
                    Registrant dated March 26,
                    1997.
     10.13 +**      Terms and Conditions by and between Hughes Network Systems and the Registrant dated March 13, 1998.
     10.14 +**      Amendment #1 to the Terms and Conditions by and between
                    Hughes Network Systems and the Registrant dated October 5,
                    1998.
     10.15 +**      Amendment #2 to the Terms and Conditions by and between
                    Hughes Network Systems and the Registrant dated January 14,
                    2000.
     10.16 +**      Statement of Work for Manufacture of a 24-GHZ Radio
                    Integrated Outdoor Unit for Subscriber and Hub Stations.
     10.17 +**      Statement of Work for Manufacture of a 38-GHZ Radio
                    Integrated Outdoor Unit for Subscriber and Hub Stations.
     10.18 +**      Production Agreement by and between TRW Inc. and the
                    Registrant dated March 31, 2000 for the performance of the
                    Production Agreement by and between TRW Inc. and Nokia
                    Telecommunications OY dated July 23,1996.
     10.19 +**      Supply Agreement by and between TRW Inc. and the Registrant dated

                    March 31, 2000 for the performance of the OEM Supply
                    Agreement by and between TRW Inc. and Nortel Networks Inc.
                    dated July 31, 1998.
     10.20 +**      Services Agreement by and between TRW Inc. and the
                    Registrant dated March 31, 2000.
     10.21 +**      Supply Agreement by and between TRW Inc. and the Registrant dated March 31, 2000.
     10.22**        Master Loan and Security Agreement by and between FINOVA
                    Capital Corporation and the Registrant dated July 20, 1999.
     10.23 **       License Agreement by and between TRW Inc. and TRW Milliwave
                    Inc. dated February 28, 2000.
     23.1 **        Consent of Cooley Godward LLP (included in Exhibit 5.1).
     23.2           Consent of Ernst & Young LLP.
     24.1**         Power of Attorney. Reference is made to page II-7.
     27.1**         Financial Data Schedule.
     27.2**         Financial Data Schedule.
     27.3**         Financial Data Schedule.
     27.4**         Financial Data Schedule.
     27.5**         Financial Data Schedule.
     99.1**         Consent of Strategis Group.
     99.2**         Consent of American Appraisal Associates.

--------------
   ** Previously filed.
    + Confidential treatment has been requested for portions of these exhibits.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 19th, day of September, 2000.


                                   ENDWAVE CORPORATION


                                   By:/S/ EDWARD A. KEIBLE
                                      ------------------------------------------
                                           Edward A. Keible
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURES                                       TITLE                                  DATE
                ----------                                       -----                                  ----
/S/ EDWARD A. KEIBLE
--------------------------------------         Chief Executive Officer, President and                September 19,
             Edward A. Keible                  Director (Principal Executive Officer)                   2000

/S/ BRUCE MARGETSON
--------------------------------------       Vice President and Chief Financial Officer              September 18,
             Bruce Margetson                  (Principal Financial and Accounting Officer)              2000

                   *                                            Director                             September 19,
--------------------------------------                                                                  2000
                 Wes Bush
                   *                                            Director                             September 19,
-------------------------------------                                                                   2000
            Timothy Hannemann
                   *                                            Director                             September 19,
-------------------------------------                                                                   2000
          Esfandiar Lohrasbpour
                   *                                            Director                             September 19,
-------------------------------------                                                                   2000
               Robert Pavey
                                                                Director
-------------------------------------
         Edward C. V. Winn

*BY: /S/ EDWARD A. KEIBLE                                                                            September 19,
-------------------------------------                                                                   2000
        EDWARD A. KEIBLE
        ATTORNEY-IN-FACT


                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER       DESCRIPTION
-------------- ------------------
     1.1       Form of Underwriting Agreement.
     2.1**     Agreement and Plan of Merger by and among TRW
               Milliwave Inc., TRW Inc. and the Registrant.
     2.2**     Amendment No. 1 to Agreement and Plan of Merger.
     3.1**     Amended and Restated Certificate of Incorporation of the
               Registrant effective as of June 6, 2000.
     3.2**     Amended and Restated Bylaws of the Registrant.
     3.3**     Form of Amended and Restated Certificate of Incorporation
               to be filed upon completion of this offering.
     3.4       Form of Amended and Restated Bylaws to be effective
               upon completion of this offering.
     4.1       Specimen of Common Stock Certificate.
     4.2**     Investors' Rights Agreement dated March 31, 2000 by and
               among the Registrant and certain investors named therein.
     4.3**     Warrant to Purchase Stock dated March 16, 1998, issued
               by the Registrant to Silicon Valley Bank for the purchase of shares of the Registrant's Series E Preferred Stock.
     5.1**     Opinion of Cooley Godward LLP.
     10.1      Form of Indemnity Agreement entered into by Endwave
               with each of its directors and officers.
     10.2**    1992 Stock Option Plan.
     10.3**    Form of Incentive Stock Option under the 1992 Stock
               Option Plan.
     10.4**    Form of Nonstatutory Stock Option under the 1992 Stock
               Option Plan.
     10.5**    Amended and Restated 2000 Equity Incentive Plan.
     10.6**    Form of Stock Option Agreement under the 2000 Equity
               Incentive Plan.
     10.7**    2000 Employee Stock Purchase Plan.
     10.8**    Form of 2000 Employee Stock Purchase Plan Offering.
     10.9**    2000 Non-Employee Director Plan.
     10.10**   Form of Nonstatutory Stock Option Agreement under the
               2000 Non-Employee Director Plan.
     10.11**   Officer Retention Plan.
     10.12**   Industrial Lease by and between The Irvine Company and
               the Registrant dated March 26, 1997.
     10.13 +** Terms and Conditions by and between Hughes Network
               Systems and the Registrant dated March 13, 1998.
     10.14 +** Amendment #1 to the Terms and Conditions by and
               between Hughes Network Systems and the Registrant dated October 5, 1998.
     10.15 +** Amendment #2 to the Terms and Conditions by and
               between Hughes Network Systems and the Registrant dated January 14, 2000.
     10.16 +** Statement of Work for Manufacture of a 24-GHZ Radio
               Integrated Outdoor Unit for Subscriber and Hub Stations.
     10.17 +** Statement of Work for Manufacture of a 38-GHZ Radio
               Integrated Outdoor Unit for Subscriber and Hub Stations.

     10.18 +** Production Agreement by and between TRW Inc. and the
               Registrant dated March 31, 2000 for the performance of
               the Production Agreement by and between TRW Inc. and
               Nokia Telecommunications OY dated July 23, 1996.
     10.19**   [Exhibit withdrawn.]
     10.20 +** Supply Agreement by and between TRW Inc. and the
               Registrant dated March 31, 2000 for the performance of
               the OEM Supply Agreement by and between TRW Inc. and
               Nortel Networks Inc. dated July 31, 1998.
     10.21 +** Services Agreement by and between TRW Inc. and the
               Registrant dated March 31, 2000.
     10.22 +** Supply Agreement by and between TRW Inc. and the
               Registrant dated March 31, 2000.
     10.23**   Master Loan and Security Agreement by and between
               FINOVA Capital Corporation and the Registrant dated
               July 20, 1999.
     10.24 **  License Agreement by and between TRW Inc. and TRW
               Milliwave Inc. dated February 28, 2000.
     23.1 **   Consent of Cooley Godward LLP (included in Exhibit 5.1).
     23.2      Consent of Ernst & Young LLP.
     24.1**    Power of Attorney. Reference is made to page II-7.
     27.1**    Financial Data Schedule.
     27.2**    Financial Data Schedule.
     27.3**    Financial Data Schedule.
     27.4**    Financial Data Schedule.
     27.5**    Financial Data Schedule.
     99.1**    Consent of Strategis Group.
     99.2**    Consent of American Appraisal Associates.
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    *  To be filed by amendment.
   **  Previously filed.
    +  Confidential treatment has been requested for portions of these exhibits.